As filed with the Securities and Exchange Commission on June 20, 2025

Registration No. 333-259833

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nutriband Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	81-1118176
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Address and telephone number of principal executive offices)

Gareth Sheridan, Chief Executive Officer

Nutriband Inc.

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Paige

Michael Paige Law PLLC

3508 Lowell Street, NW

Washington, DC 20016

(202) 363-4791

Fax: (202)364-8795

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 20, 2025

Warrants to Purchase 957,980 Shares of Common Stock

Nutriband Inc.

Nasdaq trading symbol for the common stock: NTRB

This prospectus covers the issuance by Nutriband Inc. (the “Company”) of 957,980 shares of common stock, par value $0.001 per share (“common stock”)’ upon the exercise of warrants (the “Warrants”), issued in a public offering on October 1, 2021 of 1,232,000 units (each a “Unit”) of common stock and warrants that were offered in the IPO on The Nasdaq Capital Market, each Unit consisting of one share of common stock and one warrant (each a “Warrant”) at a price of $5.36 per Unit. The underwriters received 184,800 warrants. Each Warrant is immediately exercisable, entitles the holder to purchase one share of common stock at an exercise price of $6.43 and expires five (5) years from the date of issuance. As of June 20, 2025, 458,820 Warrants issued in the IPO have been exercised, with net proceeds to the Company of $2,954,561, and 957,980 Warrants are unexercised and outstanding.

A prospectus supplement may also add, update, or change information included in this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Our common stock and Warrants are traded on the NASDAQ Capital Market under the symbols “NTRB” and “NTRBW,” respectively. On June 18, 2025, the last reported sale price of our common stock was $7.79 per share, and the last reported sale price for the Warrants was $1.90 per Warrant.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2025.

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, operating results, and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

References to “we,” “us,” “our” and words of like import refer to us and our subsidiaries, including 4P Therapeutics LLC following our acquisition of 4P Therapeutics on August 1, 2018, and certain assets of Pocono Coated Products, LLC, on August 31, 2020, unless the context indicates otherwise. References to 4P Therapeutics or Pocono Coated Products, LLC refer to the business and operations of 4P Therapeutics or Pocono Coated Products, LLC, as the case may be, prior to acquisition by us unless the context indicates otherwise.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

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EXPLANATORY NOTE

This Post-Effective Registration Statement on Form S-1 is being filed by Nutriband Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 957,980 unexercised outstanding Warrants to purchase common stock issued in the October 1, 2021 public offering of the Company’s common stock. The Warrants are exercisable for cash at any time after their original issuance and at any time up to October 1, 2026, five years after the date of their original issuance. At any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, the Warrants may be exercised by payment of the exercise price in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the Warrant holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

This summary highlights information contained elsewhere in this prospectus This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, appearing elsewhere in this report.

Overview

Nutriband Inc. (the “Company”, “Nutriband”, “we” or “us”), was incorporated in Nevada in January 2016. Our primary business is the development of a portfolio of transdermal pharmaceutical products. Our development pipeline consists of transdermal products that are based on our proprietary AVERSA™ abuse deterrent transdermal technology that we believe can be incorporated into existing transdermal patches that contain drugs that are susceptible to abuse and misuse such as opioid and stimulant drugs.

The Company’s revenues are based on providing services through our subsidiaries Pocono Pharmaceuticals operating as Active Intelligence and 4P Therapeutics. Pocono Pharmaceuticals provides contract manufacturing services for health, wellness and over-the-counter pharmaceutical customers and 4P Therapeutics performs contract research and development related services for pharmaceutical and medical devices customers. We manage and evaluate our operations, and report our financial results, through these two separate subsidiaries.

Our principal offices are located in Orlando, Florida, and our subsidiary, Pocono Pharmaceuticals, has a manufacturing facility in Cherryville, North Carolina. We primarily operate and derive most of our revenues in the United States.

Selected Risks Associated with our Business and Operations

Our business is subject to significant risks, which are disclosed in more detail under “Risk Factors,” which begins on page 4, as a result of which an investment in our common stock is highly speculative and could result in the loss of your entire investment. Significant risks include, but are not limited to, the following:

●	The FDA regulatory process may take longer and be more expensive than we anticipate without any assurance that we will obtain FDA approval.

●	If we are not able to obtain FDA approval for our lead product, we may not have the resources to develop any other product, and we may not be able to continue in business.

●	We may not be able to launch any products for which we receive FDA marketing approval.

●	We may not be able to establish a distribution network for the marketing and sale of any products for which we receive FDA approval.

●	We may not be able to establish manufacturing facilities in compliance with FDA good manufacturing practices or to enter into manufacturing agreements for the manufacture of our products in an FDA approved manufacturing facility.

●	It will be necessary to us to enter into a joint venture or other strategic relationship in order to develop, perform clinical testing for, manufacture or market any of our proposed products. We may not be able to enter into such a relationship, and any relationship may not be successful, and the other party may have business interests and priorities that are different from ours.

●	We may not be able to protect our rights in our intellectual property, and we may be subject to intellectual property litigation which would be expensive and disruptive of our operations even if we eventually prevail on the merits.

●	Unanticipated side effects or other adverse events resulting from the use of our product could require a recall of our products and, even if no recall is required, our reputation could be impaired by side effects.

●	We may fail to comply with all applicable laws and regulations relating to our product. We may have to change or adapt our operations in the event of changes in national, regional and local government regulations, taxation, controls and political and economic developments that affect our products and the market for our products;

●	We may be unable to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

●	The terms of our recent financing, including the antidilution provisions of the warrants, may impair our ability to raise funds for our operations during the term of the warrants.

Our Organization

We are a Nevada corporation, incorporated on January 4, 2016. In January 2016, we acquired Nutriband Ltd, an Irish company which was formed by Gareth Sheridan, our chief executive officer, in 2012 to enter the health and wellness market by marketing transdermal patches. Our corporate headquarters are located at 121 S. Orange Ave. Suite 1500, Orlando, Florida 32765, telephone (407) 377-6695. Our website is www.nutriband.com. Information contained on or available through our website or any other website does not constitute a portion of this prospectus.

Recent Financings

On October 5, 2021, the Company consummated a public offering (the “IPO”) of units (the “Units”), of common stock and warrants that were offered in the IPO on The Nasdaq Capital Market, which included 1,231,200 (each a “Unit”), each Unit consisting of one share of common stock and one warrant (each a “Warrant”) at a price of $5.36 per Unit. Each Warrant is immediately exercisable, entitles the holder to purchase one share of common stock at an exercise price of $6.43 and expires five (5) years from the date of issuance. The underwriters’ over-allotment option was exercised for 184,800 warrants to purchase shares of common stock bringing the total net proceeds to the Company from the IPO to $5,836,230. The shares of common stock and Warrants were separately transferable immediately upon issuance. As of June 20, 2025, 458,820 warrants issued in the IPO have been exercised, with net proceeds to the Company of $ 2,954,561, and 957,980 warrants are unexercised and outstanding.

Recent Development

On June 9, 2024, the Company completed an $8,400,000 equity financing with European investors (the “Offering”) of 2,100,000 units (“Units”), at a price of $4.00 per Unit, each Unit consisting of one share of common stock (“Shares”) and a Warrant to purchase two Shares of common stock. The Warrants have an initial exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance. The Offering was made solely to investors resident outside the United States and was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction, including any jurisdiction outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

SELECTED CONSOLIDATED FINANCIAL DATA

The following information as of January 31, 2025 and 2024, and for years then ended, has been derived from our audited consolidated financial statements which appear elsewhere in this prospectus. The following information as of and for the three months ended April 30, 2025 and 2024, has been derived from our unaudited consolidated financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Three Months Ended April 30,		Year Ended January 31,
	2025	2024	2025	2024
	(Unaudited)
Revenue	$667,432	408,532	$2,139,537	$2,085,314
Cost of revenue	415,451	243,746	1,396,220	1,223,209
Selling, general and administrative expenses	982,052	1,079,728	4,313,816	3,773,606
Net (loss)	(1,388,869)	(1,898,077)	(10,482,617)	(5,485,314)
Net (loss) per share of common stock (basic and diluted)	$(0.12)	(0.21)	(0.99)	(0.69)
Weighted average shares of common stock outstanding (basic and diluted)	11,125,800	9,159,869	10,607,477	7,954,105

Balance Sheet Information:

	April 30,	January 31,
	2025	2025	2024
	(Unaudited)
Current assets	$3,429,647	$4,794,265	$1,021,863
Working capital surplus (deficiency)	2,504,596	3,811,420	22,770
Accumulated deficit	(39,851,505)	(38,462,636)	(27,980,019)
Stockholders’ equity	5,103,386	6,428,905	6.438,235

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Concerning our Business

There is economic uncertainty concerning economic policies being pursued by the new administration in the United States that may affect the costs and timing of the process of bringing our products to market through approvals with the FDA.

Our operating results are affected by the current political and economic uncertainties related to the economy of the United States, the domestic pharmaceutical industry and world economies. Future conditions may also adversely affect our pricing strategy, promotional activities and our profitability and margins. Additionally, many of the effects and consequences of U.S. and global financial and economic conditions could potentially have a material adverse effect on our liquidity and capital resources, including the ability to raise additional capital, if needed, or could otherwise negatively affect our business and financial results. Market instability could make it more difficult for us and our suppliers to accurately forecast future product demand trends. Additionally, inflationary factors such as increases in the costs to purchase products, acquire product rights and overhead costs may adversely affect our operating results.

We are subject to the risks common to start-up, pre-revenue enterprises, including, among other factors, undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. Drug development companies typically incur substantial losses during the product development and FDA testing phase of the business and do not generate revenues until after the drug has received FDA approval, which cannot be assured, and until the company has started to sell the product. We can give no assurance that we can or will ever be successful in achieving profitability and the likelihood of our success must be considered in light of our early stage of operations. We cannot assure you that we will be able to operate profitably or generate positive cash flow. If we cannot achieve profitability, we may be forced to cease operations and you may suffer a total loss of your investment.

A number of factors, including, but not limited to the following, may affect our ability to develop our business and operate profitably:

●	our ability to obtain necessary funding to develop our proposed products;

●	the success of clinical trials for our products;

●	our ability to obtain FDA approval for us to market any proposed product in our pipeline in the United States;

●	any delays in regulatory review and approval of product in development;

●	if we obtain FDA approval to market our product, our ability to establish manufacturing and distribution operations or entering into manufacturing and distribution agreements with qualified third parties;

●	market acceptance of our products;

●	our ability to establish an effective sales and marketing infrastructure;

●	our ability to protect our intellectual property;

●	competition from existing products or new products that may emerge;

●	the ability to commercialize our products;

●	potential product liability claims and adverse events;

●	our ability to adequately support future growth; and

●	our ability to attract and retain key personnel to manage our business effectively.

Our failure to develop our abuse deterrent fentanyl transdermal system will impair our ability to continue in business.

Our lead product is our abuse deterrent fentanyl transdermal system, and we are devoting our resources primarily to developing this product to enable us to obtain FDA approval so as to be able to market the product. If we are not able to obtain necessary financing to develop our product, obtain FDA marketing approval and market this product successfully, we may not have the resources to develop additional products, and we may not be able to continue in business.

Before we can market in the United States any product which is classified by the FDA as a drug, we must obtain FDA marketing approval.

Our proposed transdermal products are drug-device combinations that are considered by the FDA to be drugs, which require approval by the FDA. In order to obtain FDA approval, it is necessary to conduct a series of preclinical and clinical tests to confirm that the product is safe and effective. Even though the medication that is being delivered through our transdermal patch may have already received FDA approval, because we are changing the dosage form or route of administration, we will need to complete, to the FDA’s satisfaction, all of the studies required to demonstrate safety and efficacy. At any point, the FDA could ask us to perform additional tests or to refine and redo a test that we had previously completed. The process of obtaining FDA approval could take many years, with no assurance that the FDA will approve the product. The FDA also will need to approve the manufacturing process and the manufacturing facility.

Risk of delays at FDA due to restructuring and layoffs.

Changes at the Food and Drug Administration (FDA) and other federal agencies under the incoming Trump administration include implementing a hiring freeze and employee layoffs by executive orders and other measures implemented by the Department of Government Efficiency, may lead to new policies, changes in the regulations, and disruption of normal operations of the FDA and other agencies, any of which may adversely impact our clinical development plans and business operations. Disruptions at the FDA may lead to slower response times and longer review periods, potentially affecting our ability to progress with development of our product candidates or obtain timely regulatory approval for our product candidates. Changes in regulations may result in unexpected delays, increased costs, or other negative impacts on our business that are difficult to predict.

Risk of increased tariffs on foreign goods.

The United States government has imposed tariffs on foreign goods being imported into the United States.  Although our Company does not plan to sell any pharmaceutical products in the United States that are manufactured overseas, some of the raw materials used in our products under development are obtained from foreign manufacturers.  An increase in the costs of any of the raw materials used in our products under development could be detrimental to our commercial forecasts and projected profit margins which are based in part on our ability to price our products competitively with existing products marketed in the United States.

We may encounter delays in completing clinical trials, which would increase our costs and delay market entry.

We may experience delays in completing the clinical trials necessary for FDA approval. These delays may result from a number of factors which could prevent us from starting the trial on time or completing the study in a timely manner, which may include factors out of our control. Since we may need to rely on third parties for supplying us with the drug and transdermal patches used in the trials, there may be various reasons for us to experience a delay in obtaining the clinical materials required to start each clinical trial, which may include factors out of our control. Clinical trials can be delayed or terminated for a number of reasons, including delay or failure to:

●	obtain necessary financing;

●	obtain regulatory approval to commence a trial;

●	reach agreement on acceptable terms with prospective contract research organizations, investigators and clinical trial sites, the terms of which may be subject to extensive negotiation and vary significantly among different research organizations and trial sites;

●	obtain institutional review board approval at each site;

●	enlist suitable patients to participate in a trial;

●	have patients complete a trial or return for post-treatment follow-up;

●	ensure clinical sites observe trial protocol or continue to participate in a trial;

●	address any patient safety concerns that arise during the course of a trial;

●	address any conflicts with new or existing laws or regulations;

●	add a sufficient number of clinical trial sites; or

●	manufacture sufficient quantities of the product candidate for use in clinical trials.

Patient enrollment is also a significant factor in the timely completion of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to available alternatives, including any new drugs or treatments that may be approved for the indications we are investigating.

We may also encounter delays if a clinical trial is suspended or terminated by us or our CDMO, by the independent review boards of the institutions in which such trials are being conducted, by the trial’s data safety monitoring board, or by the FDA. Such authorities may suspend or terminate one or more of our clinical trials due to a number of factors, including our failure to conduct the clinical trial in accordance with relevant regulatory requirements or clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

If we experience delays in carrying out or completing clinical trials for any product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down the product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business and financial condition. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our ability to finance our operations and generate revenues depends on the clinical and commercial success of our abuse deterrent fentanyl transdermal system and our other related product candidates, and failure to achieve such success will negatively impact our business.

Our prospects, including our ability to finance our operations and generate revenues, depend on the successful development, regulatory approval and commercialization of our abuse deterrent fentanyl transdermal system, which itself requires substantial financing, as well as our other product candidates. The clinical and commercial success of our product candidates depends on a number of factors, many of which are beyond our control, including:

●	the FDA’s acceptance of our parameters for regulatory approval relating to our product candidates, including our proposed indications, primary endpoint assessments, primary endpoint measurements and regulatory pathways;

●	the FDA’s acceptance of the number, design, size, conduct and implementation of our clinical trials, our trial protocols and the interpretation of data from preclinical studies or clinical trials;

●	the FDA’s acceptance of the sufficiency of the data we collect from our preclinical studies and pivotal clinical trials to support the submission of a New Drug Application, known as an NDA, without requiring additional preclinical or clinical trials;

●	the FDA’s acceptance of our abuse deterrent labelling relating to our products, including our abuse deterrent fentanyl transdermal system;

●	when we submit our NDA upon completion of our clinical trials, the FDA’s willingness to schedule an advisory committee meeting, if applicable, in a timely manner to evaluate and decide on the approval of our NDA;

●	the recommendation of the FDA’s advisory committee, if applicable, to approve our application without limiting the approved labelling, specifications, distribution, or use of the products, or imposing other restrictions;

●	our ability to satisfy any issued raised by the FDA in response to our test data;

●	the FDA’s satisfaction with the safety and efficacy of our product candidates;

●	the prevalence and severity of adverse events associated with our product candidates;

●	the timely and satisfactory performance by third party contractors of their obligations in relation to our clinical trials;

●	if we receive FDA approval, our success in educating physicians and patients about the benefits, administration and use our product candidates;

●	our ability to raise additional capital on acceptable terms in order to achieve conduct the necessary clinical trials;

●	the availability, perceived advantages and relative cost of alternative and competing treatments;

●	the effectiveness of our marketing, sales and distribution strategy and operations;

●	our ability to develop, validate and maintain a commercially viable manufacturing process that is compliant with current good manufacturing practices;

●	our ability to obtain, protect and enforce our intellectual property rights; and

●	our ability to avoid third party claims of patent infringement or intellectual property violations.

If we fail to achieve these objectives or to overcome the challenges presented above, many of which are beyond our control, in a timely manner, we could experience significant delays or an inability to successfully commercialize our product candidates. Accordingly, even if we obtain FDA approval to market our products, we may not be able to generate sufficient revenues through the sale of our products to enable us to continue our business.

Since we do not have commercial manufacturing capability, if we are unable to establish manufacturing facilities, we may have to enter into a manufacturing agreement with a manufacturer that has been approved by the FDA.

Any commercial manufacturer of our products and the manufacturing facilities where we make our commercial products will be subject to FDA inspection. Part of the process of seeking FDA approval to market our products is the FDA’s approval of the manufacturing process and facility. Although we may establish our own manufacturing facilities, the establishment of a manufacturing facility is very costly, and, unless we obtain funding for that purpose, it would be necessary for us to engage a contract manufacturer who has experience is manufacturing FDA-approved transdermal products. By relying on a contract manufacturer, we will be dependent upon the manufacturer, whose interests may be different from ours. Any contract manufacturer will be responsible for product quality and for meeting regulatory requirements. If the manufacturer does not meet our quality standards and delivers products that do not meet our specifications, we may both incur liability for breach of our warranty to our customer, as well as liability for any adverse events, including death, that may result from the use, abuse or accidental misuse of the product. Regardless of whether we are able to make a claim against the contract manufacturer, our reputation may be harmed and we may lose business as a result. Further, the contract manufacturer may have other customers and may allocate its resources based on the contract manufacturer’s interest rather than our interest. Furthermore, we may not be able to assure ourselves that we will get favorable pricing.

If we or any third-party manufacturer fails to comply with FDA current good manufacturing practices, we may not be able to sell our products until and unless the manufacturer becomes compliant.

All FDA approved drugs, including our proposed transdermal products, must be manufactured in accordance with good manufacturing practices. All manufacturing facilities are inspected by the FDA as a matter of routine inspection or for a specific cause. If a manufacturer fails to comply with all applicable regulations, the FDA can prohibit us from distributing products manufactured in those facilities, whether they are a contract manufacturer or own facility. Failure to be in compliance with good manufacturing practices could result in the FDA closing the facilities or limiting our use of the facilities.

If the FDA implements Risk Evaluation and Mitigation Strategies policies for any of our proposed products, we will need to comply with such policies before we can obtain FDA approval or the product.

The Food and Drug Administration Amendments Act of 2007 gave FDA the authority to require a Risk Evaluation and Mitigation Strategy (REMS) from manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. If one of our proposed product candidates does receive regulatory approval, the approval may be limited to specific conditions and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. The FDA may require a REMS, which can include a medication guide, patient package insert, a communication plan, elements to assure safe use and implementation system, and include a timetable for assessment of the REMS. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. In addition, the FDA may require post-approval testing which involves clinical trials designed to further assess a drug product’s safety and effectiveness after the NDA.

Depending on the extent of the REMS requirements, any U.S. launch may be delayed, the costs to commercialize may increase substantially and the potential commercial market could be restricted. Furthermore, risks that are not adequately addressed through the proposed REMS program may also prevent or delay its approval for commercialization.

Our products will continue to be subject to FDA review after FDA approval is given.

Discovery of previously unknown problems with our products or unanticipated problems with the manufacturing processes and facilities, even after FDA and other regulatory approvals of the product for commercial sale, may result in the imposition of significant restrictions, including withdrawal of the product from the market.

The FDA and other regulatory agencies continue to review products even after the products receive agency approval. If and when the FDA approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from the failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of our products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We must continually monitor the safety of our products once approved and marketed for potential adverse events which could jeopardize our ability to continue marketing the products.

As with all medical products, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). For the most part, we expect these adverse events to be known and occur at some predicted frequency based on our experience in the clinical development program. When adverse events are reported to us, we are required to investigate each event and the circumstances surrounding it to determine whether it was caused by our product and whether a previously unrecognized safety issue exists. We will also be required to periodically report summaries of these events to the applicable regulatory authorities. If the adverse effects are significant, we may be required to recall our product. We cannot assure you that our transdermal products will not cause skin irritation or other adverse events. Our ability to market our products may be impaired by unanticipated adverse events and any recall of our product. Because we are an early-stage company, our reputation, and our ability to market products, could be affected more severely than a major pharmaceutical company.

In addition, the use of our products could be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. Such issues may arise when our products are used in critically ill or otherwise compromised patient populations. When unexpected events are reported to us, we are required to make a thorough investigation to determine causality and the implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product or recall the product and discontinue marketing until all problems are satisfactorily resolved. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

A serious adverse finding concerning the risk of any of our products by any regulatory authority could adversely affect our reputation, business and financial results.

If we obtain FDA approval to market our products, we expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others will play a primary role in the recommendation and prescription of our proposed products. Further, if we use third-party sales and marketing providers, they may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

●	The federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

●	The federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds. Penalties include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim. In addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

●	Health Insurance Portability and Accountability Act, known as HIPAA, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	The Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

●	Many states have analogous state laws and regulations, such as state anti-kickback and false claims laws. In some cases, these state laws impose more strict requirements than the federal laws. Some state laws also require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Before we can market our products outside of the United States, we will need to obtain regulatory approval in each country in which we propose to sell our products.

To market and sell our products in jurisdictions other than the United States, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA and can involve additional testing.

In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Even if we were to receive approval in the United States, approval by the FDA for marketing in the United States does not ensure approval by regulatory authorities in other countries. Similarly, approval by one regulatory authority outside the United States would not ensure approval by regulatory authorities in other countries. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could be impaired.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Certain countries allow companies to fix their own prices for medicines but monitor the pricing.

In addition to regulations in the United States, if we market outside of the United States, we will be subject to a variety of regulations governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries.

If we do not have sufficient product liability insurance, we may be subject to claims that are in excess of our net worth.

Before we market any pharmaceutical product, we will need to purchase significant product liability insurance. However, in the event of major claims from the use of our products, it is possible that our product liability insurance will not be sufficient to cover claims against us. We cannot assure you that we will not face liability arising out of the use of our products which is significantly in excess of the limits of our product liability insurance. In such event, if we do not have the funds or access to the funds necessary to satisfy such liability, we may be unable to continue in business.

Because some of the patches we are developing, such as our abuse deterrent fentanyl patch, have potential severe side effects, we may face liability in the event patients suffer serious, possibly life-threatening, side effects from our products.

Fentanyl patches have known side effects and may cause serious or life-threatening breathing problems due to opioid-induced respiratory depression. In addition, taking certain medications with fentanyl may increase the risk of serious or life-threatening breathing problems, sedation or coma. Because of the seriousness of the side effects, fentanyl patches should only be used in accordance labelling approved by the FDA or by the applicable regulatory authorities outside of the United States. Fentanyl patches are only indicated for the treatment of people who are tolerant to opioid medications because they have taken this type of medication for at least one week and should not be used to treat mild or moderate pain, short-term pain, pain after an operation or medical or dental procedure, or pain that can be controlled by medication that is taken on an as-needed basis. Although we will include all warnings on the packaging that are required by the FDA or foreign regulatory authorities, claims may be made against us in the event that death or serious side effects result from the use of our abuse deterrent fentanyl transdermal system, even if prescribed for a patient for whom fentanyl patches should not be prescribed. We cannot assure you that we will not face significant liability as a result of such side effects and we may not have sufficient product liability insurance to cover any damages that may be assessed against us.

We may decide not to continue developing or commercializing any products at any time during development or after approval, which would reduce or eliminate our potential return on investment for those product candidates.

We may decide to discontinue the development of our abuse deterrent fentanyl transdermal system or any other product in our pipeline or not to continue to commercialize any potential product for a variety of reasons, such as the appearance of new technologies that make our product less commercially viable, an increase in competition, changes in or failure to comply with applicable regulatory requirements, changes in the regulatory or public policy environment, the discovery of unforeseen side effects during clinical development or after the approved product has been marketed or the occurrence of adverse events at a rate or severity level that is greater than experienced in prior clinical trials. If we discontinue a program in which we have invested significant resources, we will not receive any return on our investment.

If any of our potential products are approved for marketing but fail to achieve the broad degree of physician or market acceptance necessary for commercial success, our operating results and financial condition will be adversely affected.

If any of the products in our pipeline receives FDA approval thereby allowing us to market the product in the United States, it will be necessary for us to generate acceptance of our product for the indications covered by the FDA approval. Since we do not presently have the resources necessary to develop or implement an in-house marketing program and we may not have the funds to do so if and when we obtain FDA approval to market our product, we will need to establish a distribution network though license and distribution agreements with third parties who have the capability to market our product to physicians, and we will be dependent upon the ability of these third parties to market our products effectively. We cannot assure you that we will be able to negotiate license and distribution agreements with terms that are acceptable to us. Since we do not have an established track record and our product pipeline is relatively small, we may be at a disadvantage in negotiating the terms of license and distribution agreements. Further, we may have little control over the development and implementation of our licensee’s marketing program, and our licensees may have interests that are inconsistent with ours with respect to the allocation of resources and implementation of the marketing program. We cannot assure you that a marketing program for any of our products can or will be implemented effectively or that we will be successful in developing physician and emergency service acceptance of our products.

The drug delivery industry is subject to rapid technological change, and our failure to keep up with technological developments may impair our ability to market our products.

Our products use technology which we developed for the transdermal delivery of drugs. The field of drug delivery is subject to rapid technological changes. Our future success will depend upon our ability to keep abreast of the latest developments in the industry and to keep pace with advances in technology and changing customer requirements. If we cannot keep pace with such changes and advances, our proposed products could be rendered obsolete, which would result in our having to cease its operations.

If we obtain FDA approval, we will face significant competition from better known and better capitalized companies.

If we obtain FDA approval for any of our products, we expect to face significant competition from existing companies, which are better known and already have developed relationships with physicians within the healthcare system. Any product we may develop will compete with existing medications performing the same medicinal functions, which may include transdermal patches. We cannot assure you that we will be able to compete successfully. In addition, even if we are able to commercialize our product candidates, we may not be able to price them competitively with current standard of care products or their price may drop considerably due to factors outside our control. If this happens or the price of materials and manufacture increases dramatically, our ability to continue to operate our business would be materially harmed and we may be unable to commercialize any products successfully. In addition, other pharmaceutical companies may be engaged in developing, patenting, manufacturing and marketing products that compete with those that we are developing. These potential competitors may include large and experienced companies that enjoy significant competitive advantages over us, such as greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and foreign regulatory authorities.

Healthcare reforms by governmental authorities, court decisions affecting health care policies and related reductions in pharmaceutical pricing, reimbursement and coverage by third-party payors may adversely affect our business.

We expect the healthcare industry to face increased limitations on reimbursement, rebates and other payments as a result of healthcare reform, which could adversely affect third-party coverage of our proposed products and how much or under what circumstances healthcare providers will prescribe or administer our products, if approved.

In both the U.S. and other countries, sales of our products, if approved for marketing, will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the United States healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. Any reduction in reimbursement that results from federal legislation or regulation may also result in a similar reduction in payments from private payors, since private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates.

Significant developments that may adversely affect pricing in the United States include the enactment of federal healthcare reform laws and regulations, including the Affordable Care Act, or ACA, which is popularly known as Obamacare, and the Medicare Prescription Drug Improvement and Modernization Act of 2003.  A recent district court decision which struck down Obamacare, if upheld, could have a material adverse effect upon reimbursement and payment for products such as our proposed products. Changes to the healthcare system enacted as part of any healthcare reform in the United States, as well as the increased purchasing power of entities that negotiate on behalf of Medicare, Medicaid, and private sector beneficiaries, may result in increased pricing pressure by influencing, for instance, the reimbursement policies of third-party payors. Regulatory changes which have the effect of decreasing the use of opioids has resulted in a decrease in the size of the market for opioid products, including fentanyl, could impact the market for our abuse deterrent fentanyl transdermal system or any other opioid-based transdermal product we may develop.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our technology which is incorporated in our products as well as successfully defending these patents against third-party challenges, should any be brought. 4P Therapeutics originally filed an international patent application under the Patent Cooperation Treaty for worldwide prosecution of the abuse deterrent transdermal technology intellectual property used in our lead product, the abuse deterrent fentanyl transdermal system.

The AVERSA abuse deterrent technology utilized in our AVERSA product pipeline is covered by an international intellectual property portfolio with patents issued in 45 countries including the United States, Europe, Japan, Korea, Russia, Mexico, Canada and Australia. Patent prosecution is still pending in China and Hong Kong. These patents provide patent coverage to 2035. We continue to build on our proprietary positions in the United States and internationally for our product candidates AVERSA Fentanyl, AVERSA buprenorphine and AVERSA methylphenidate as well as other products and technology that we may have in development. Our policy is to pursue, maintain and defend patent rights developed internally or acquired externally and to protect the technology, inventions and improvements that are commercially important to the development of our business. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology. We also rely on trade secrets to protect our commercial products and product candidates. Our commercial success also depends in part on our non-infringement of the patents or proprietary rights of third parties.

Our ability to stop third parties from making, using, selling, offering to sell or importing products utilizing our proprietary or patented technology is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States varies from country to country and is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in any patents we may be granted. Further, if any patents are granted and are subsequently deemed invalid and unenforceable, it could impact our ability to license our technology and, as noted previously, fend off competitive challenges. Patent litigation is very expensive and we may not have sufficient funds to defend our proprietary technology from infringement, either as a plaintiff in an action seeking to stop infringers from using our technology, or as a defendant in an action against us alleging infringement by us.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	others may be able to make compositions or formulations that are similar to our product s but that are not covered by the claims of our patents;

●	other persons may have filed patents covering inventions, technology or processes that we use, with the result that we may infringe upon the prior patents;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	our pending patent applications may not result in the grant of patents;

●	any patents which may be issued may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;

●	our inability to fund any litigation to defend our proprietary rights, either in defense of an action against us or a plaintiff to seek to prevent infringement.

●	our failure to develop additional proprietary technologies that are patentable.

If we seek to expand our business through acquisition, we may not be successful in identifying acquisition targets or integrating their businesses with our existing business.

We have expanded our business by acquisition, and we may make acquisitions in the future. Acquisitions may lead to our acquiring assets the value of which is not commensurate with the purchase price we paid. For example, in 2017, we issued 1,458,333 shares of common stock, valued at $2,500,000, in connection with our proposed acquisition of Advanced Health Brands, Inc., but the stock of Advanced Health Brands was never transferred to us and the value of the intellectual property we were to have acquired did not have the value we anticipated, with the result that we incurred a $2,500,000 impairment loss in the year ended January 31, 2018. In September 2018, we entered into an agreement to acquire Carmel Biosciences Inc., and in November 2018, we terminated the agreement. We previously entered into another acquisition agreement which was rescinded shortly after the agreement was executed. We cannot assure you that any acquisition we complete will be successful or that any acquisition agreement we may enter into will result in an acquisition. An acquisition can be unsuccessful for a number of reasons, including the following:

●	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

●	The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

●	The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

●	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

●	The products or proposed products of the acquired company may have regulatory problems with the FDA or any other regulatory agency, including the need for additional and unanticipated testing or the need for a recall or a change in labeling.

●	We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

●	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

●	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets, including any intellectual property, may not have the value we anticipated.

●	The assets, including intellectual property, of the acquired company may not have the value that we anticipated.

●	We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain funds on reasonable terms may impair the value of the acquisition.

●	The acquired company may not operate at the revenue level or with the gross margin shown in the financial statements or projections.

●	Patents may not be granted for patent applications which the acquired company filed or patents may be successfully challenged.

●	There may be conflicts in management styles that prevent us from integrating the acquired company with us.

●	The business of the acquired company may have problems of which management was unaware and which do not become evident until after the acquisition and we may require significant funding to remedy the problem.

●	The indemnification obligations of the seller under the purchase agreement, if any, may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

●	To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

●	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and we may not have adequate recourse against the seller.

If any of the foregoing or any other events which we do not contemplate happen, we may incur significant expenses, which we may not be able to cover, and the development of our business can be impaired. We cannot assure you that any acquisition we will make will be successful.

We are dependent on third party distributors for the international marketing of our consumer products and complying with applicable laws.

We do not currently sell or market our consumer transdermal products domestically, or for our international sales, directly to international consumers, and we rely on distributors to sell and market these products. We cannot market our consumer transdermal patch products in the United States without first obtaining FDA approval. We do not plan to seek FDA approval or market these products in the United States at this time. We plan to sell our transdermal consumer products to distributors in those countries in which the products can be sold in compliance with all applicable regulations without our spending significant monies for preclinical and clinical studies to obtain regulatory approval.

We are dependent upon our chief executive officer, our president and our chief operating officer.

We are dependent upon Gareth Sheridan, our chief executive officer, Serguei Melnik, our president and Dr. Alan Smith, our chief operating officer who is president of 4P Therapeutics. Although these officers have employment agreements with us, the employment agreements do not guarantee that the officer will continue with us. The loss of Mr. Sheridan, Mr. Melnik or Dr. Smith would materially impair our ability to conduct our business.

If we are unable to attract, train and retain technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain key management, technical, regulatory and financial personnel. Recruiting and retaining capable personnel with experience in pharmaceutical product development is vital to our success. There is substantial competition for qualified personnel, and competition is likely to increase. We cannot assure you we will be able to attract or retain the personnel we require. Our financial condition is likely to impair our ability to attract qualified candidates. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Risks Concerning our Securities

Our lack of internal controls over financial reporting may affect the market for and price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting. Our disclosure controls and our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our stock and may make it more difficult for us to raise capital or borrow money. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control.

The market price for our common stock may be volatile and your investment in our common stock could suffer a decline in value.

The trading volume in our stock is low, which may result in volatility in our stock price. As a result, any reported prices may not reflect the price at which you would be able to sell shares of common stock if you want to sell any shares you own or buy if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float and is actively traded. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	the market’s perception as to our ability to generate positive cash flow or earnings;

●	changes in our or any securities analysts’ estimate of our financial performance;

●	the perception of our ability to raise the necessary financing to complete the product development activities including preclinical and clinical testing required for FDA approval and our ability to generate revenue and cash flow from our products;

●	the anticipated or actual results of our operations;

●	changes in market valuations of other companies in our industry;

●	litigation or changes in regulations and insurance company reimbursement policies affecting prescription drugs;

●	concern that our internal controls are ineffective;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other factors not within our control.

Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

We anticipate that we will require funds for our business. If we were to raise capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer dilution, which could be significant. Further, if we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Stockholders may experience significant dilution as a result of future equity offerings and other issuances of our common stock or other securities.

We will need to raise substantial funds in order to develop our products. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that maybe based on a discount from market at the time of issuance. Stockholders will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our present and future stock incentive programs. In addition, the sale of shares and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our securities. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We and our senior executive officers settled an SEC investigation, which may affect the market for and the market price of our common stock and our ability to list on a stock exchange.

Following an investigation into the accuracy of statements in our Form 10 registration statement filed June 2, 2016, as amended, and our Form 10-K annual report filed May 8, 2017 that did not accurately reflect the FDA’s jurisdiction over our consumer products and did not disclose that we could not legally market these products in the United States, a Wells notice which we, our chief executive officer and our chief financial officer, received on August 10, 2017 and a Wells submission which we and the officers submitted in response to the Wells notice, the SEC, on December  26, 2018, announced that it has accepted our settlement offer and instituted settled an administrative cease-and-desist proceeding against us and our chief executive officer and chief financial officer. The SEC’s administrative order, dated December 26, 2018, finds that we and the officers consented – without admitting or denying any findings by the SEC — to cease-and-desist orders against them for violations by us of Sections 12(g) and 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-1 thereunder, which require issuers to file accurate registration statements and annual reports with the Commission; violations by the officers for causing our violations of the above issuer reporting provisions; and violations by the officers of Rule 13a-14 of the Exchange Act, which requires each principal executive and principal financial officer of issuers to attest that annual reports filed with the SEC do not contain any untrue statements of material fact. In addition to consenting to the cease-and-desist orders, the officers have each agreed to pay a $25,000 civil penalty to resolve the investigation. The administrative order does not impose a civil penalty or any other monetary relief against us. The settlement may affect the market for and the market price of our common stock.

The market price for our common stock may be volatile and your investment in our common stock could suffer a decline in value.

The trading volume in our stock is low, which may result in volatility in our stock price. As a result, any reported prices may not reflect the price at which you would be able to sell shares of common stock if you want to sell any shares you own or buy if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float and is actively traded. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	the market’s reaction to our financial condition and its perception of our ability to raise necessary funding or enter into a joint venture, as well as its perception of the possible terms of any financing or joint venture;

●	the market’s perception as to our ability to generate positive cash flow or earnings;

●	changes in our or any securities analysts’ estimate of our financial performance;

●	the perception of our ability to raise the necessary financing to complete the product development activities including preclinical and clinical testing required for FDA approval and our ability to generate revenue and cash flow from our products;

●	the anticipated or actual results of our operations;

●	changes in market valuations of other companies in our industry;

●	litigation or changes in regulations and insurance company reimbursement policies affecting prescription drugs;

●	concern that our internal controls are ineffective;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other factors not within our control.

Because of our executive officers’ stock ownership and stock ownership of certain other stockholders that have invested in the company, these stockholders have the power to elect all directors and to approve any action requiring stockholder approval.

Our officers and directors as a group beneficially own approximately 54% of our common stock as of June 20, 2025. As a result, they have the effective power using their contacts with a limited number of other shareholders to elect all of our directors and to approve any action requiring stockholder approval.

Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

We anticipate that we will require funds for our business. If we were to raise capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer dilution, which could be significant. Further, if we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect a number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

We do not intend to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

●	Our ability to raise the necessary financing for the development of our business and the terms of any financing which we are able to raise;

●	Our ability to receive FDA marketing approval for any products we may develop;

●	Our ability to obtain and enforce any United States and foreign patent we may seek;

●	Our ability to design and execute clinical trials to the satisfaction of regulatory authorities;

●	Our ability to engage, if and when necessary, an independent preclinical or clinical testing organization to design and implement our trials;

●	Our ability to launch any products for which we receive FDA marketing approval;

●	Our ability to generate sufficient revenue from our contract services to cover our operating expenses;

●	Our ability to establish a distribution network for the marketing and sale of any products for which we receive FDA approval;

●	Our ability to establish manufacturing facilities in compliance with FDA good manufacturing practices or to enter into manufacturing agreements for the manufacture of our products in an FDA approved manufacturing facility;

●	Our ability to enter into joint venture or other strategic relationship with respect to any of our proposed products;

●	The ability of the other party to any joint venture or strategic relationship to implement successfully any plans for the development, clinical testing, manufacturing and marketing of the products subject to the joint venture or strategic relationship;

●	Our ability to evaluate potential acquisitions, and the consequences of our failure to accurately evaluate the acquisitions;

●	Our ability to integrate any business we acquire with our business;

●	Changes in national, regional and local government regulations, taxation, controls and political and economic developments that the market for our products;

●	Our ability to develop and market products with the most current technology;

●	Our ability to obtain and maintain any permits or licenses necessary for our business;

●	Our ability to identify, hire and retain qualified executive, administrative, regulatory, research and development, and other personnel;

●	Our ability to negotiate licenses on favorable terms with companies that have experience in marketing products such as ours;

●	The costs associated with defending and resolving pending and potential legal claims, even if such claims are without merit;

●	The effects of the SEC settlement;

●	The effects of competition on our and our licensee’s ability to price, market and sell our product;

●	Our ability to achieve favorable pricing for our products with third party reimbursement parties with respect to our products;

●	Our ability to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

●	Our ability to accurately estimate the timing, cost or other aspects of the commercialization of our product candidates;

●	Actions by third parties to either sell or purchase our common stock in quantities that would have a significant effect on our stock price;

●	Risks generally associated with pre-revenue development stage companies in the pharmaceutical industry;

●	Current and future economic and political conditions;

●	The impact of changes in accounting rules on our financial statements;

●	Other assumptions described in this prospectus; and

●	Other matters that are not within our control.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

The forward-looking statements in this prospectus speak only as of the date of this prospectus and you should not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under in this prospectus, including those described under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in other reports and documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

Any proceeds that we receive upon exercise of Warrants will be used for working capital. There is no assurance that the holders of our Warrants will elect to exercise any or all of such Warrants.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2025.

April 30, 2025
Common stock	$11,130
Additional paid-in capital	45,053,767
Accumulated other comprehensive loss	(304)
Treasury Stock	(109,702)
Accumulated deficit	(39,851,505)
Stockholders’ equity	5,103,386

You should read the foregoing table in connection with “Prospectus Summary — Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes.

Common Stock and Warrants Listing and Trading

Since our initial public offering on October 1, 2021, our common stock has traded on The NASDAQ Capital Market under the symbol “NTRB”, and our Warrants are traded on that exchange under the symbol “NTRBW”.

As of June 20, 2025, we had approximately 117 holders of record of our common stock.

The transfer agent for the common stock is Equiniti Trust Company, LLC, 6201 15th Ave, Brooklyn, NY, telephone (800) 937-5449.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward looking statements but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this report. Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended January 31, 2025, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 10-Q and information contained in other reports that we file with the SEC. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this report, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this quarterly report, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

Overview

Nutriband Inc. (the “Company”, “Nutriband”, “we” or “us”), was incorporated in Nevada in January 2016. Our primary business is the development of a portfolio of transdermal pharmaceutical products. Our development pipeline primarily consists of transdermal products that are based on our proprietary AVERSA™ abuse deterrent transdermal technology that we believe can be incorporated into existing transdermal patches that contain drugs that are susceptible to abuse and misuse such as opioid and stimulant drugs.

The Company’s revenues are based on providing services through our subsidiaries Pocono Pharmaceuticals operating as Active Intelligence and 4P Therapeutics. Pocono Pharmaceuticals provides contract manufacturing services for health, wellness and over-the-counter pharmaceutical customers and 4P Therapeutics performs contract research and development related services for pharmaceutical and medical devices customers. We manage and evaluate our operations, and report our financial results, through these two separate subsidiaries.

Our principal offices are located in Orlando, Florida, and our subsidiary, Pocono Pharmaceuticals, has a manufacturing facility in Cherryville, North Carolina. We primarily operate and derive most of our revenues in the United States.

Recent Developments

On February 13, 2025, we signed an addendum to the Commercial Development and Clinical Supply Agreement for our lead product, Aversa™ Fentanyl, being developed with our partner, Kindeva Drug Delivery, a leading global contract development and manufacturing organization (CDMO) focused on drug-device combination products. Nutriband and Kindeva have revised their agreement to formalize their exclusive product development partnership and long-term commitment based on shared development costs in exchange for milestone payments. The development work being conducted under this agreement supports the development of Nutriband’s AVERSA™ abuse-deterrent technology in general, which can be utilized to incorporate aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse

On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors (the “Offering”) of 2,100,000 units (“Units”), at a price of $4.00 per Unit, each Unit consisting of one share of common stock (“Shares”) and a Warrant to purchase two Shares of common stock, the Warrants having an initial exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance (“Warrants”). The Offering was made solely to investors resident outside the United States and was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction, including any jurisdiction outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

Our Business

AVERSA Abuse Deterrent Transdermal Products

Our lead product under development is AVERSA Fentanyl, an abuse deterrent fentanyl transdermal system that combines an approved generic fentanyl patch with our AVERSA abuse deterrent transdermal technology to reduce the abuse and misuse of fentanyl patches. We believe that our AVERSA technology can be broadly applied to various transdermal products, and our plan is to follow the development of AVERSA Fentanyl with the development of additional abuse deterrent transdermal products for pharmaceuticals that have a risk or history of abuse, misuse or accidental exposure. Specifically, we have expanded our development pipeline to include AVERSA Buprenorphine and AVERSA Methylphenidate. In addition, we are developing a portfolio of transdermal pharmaceutical products to deliver already approved drugs or biologics that are typically delivered by injection but with the potential to improve compliance and therapeutic outcomes through transdermal delivery.

In January 2024, we signed a commercial development and clinical supply agreement with Kindeva Drug Delivery, formerly 3M Drug Delivery (“Kindeva”), for the development of AVERSA Fentanyl using Kindeva’s FDA-approved fentanyl patch. This agreement replaced the previous feasibility agreement between the two companies which was focused on establishing the feasibility of incorporating our AVERSA abuse deterrent transdermal technology into Kindeva’s commercial transdermal manufacturing process. The commercial development and clinical supply agreement is focused on developing the commercial manufacturing process for AVERSA Fentanyl.

On November 1, 2021, The Board of Directors adopted the 2021 Employee Stock Option Plan (the “Plan”), and the Plan then adopted provided for an initial 350,000 shares to issue and sell upon the exercise of stock options issued under the Plan. As of May 30, 2025, the Company has reserved 1,373,668 shares to issue and sell upon the exercise of stock options issued under the Plan.

The Plan provides for an automatic annual increase to be added on February 1 of each year equal to the lesser of (i) 250,000 shares of Common Equity or (ii) five percent (5%) of the total shares of Common Stock outstanding on such date (including for this purpose any shares of Common Stock issuable upon conversion of any outstanding capital equity of the Company) or (iii) such lesser number as determined by the Board. In accordance with the Plan, on February 1, 2022, the Company reserved an additional 233,333 shares and on February 1, 2023, the Company reserved an additional 233,333 shares. On March 20, 2024, our Board of Directors adopted an amendment to the Plan increasing the number of shares of common stock subject to the Plan (as of March 20, 2024, 875,000 shares) to 1,400,00 shares (the “Amendment”). We submitted the Amendment to the Plan to our stockholders for adoption and approval at the 2025 Annual Meeting, and the Amendment was approved by a majority vote of our stockholders. As of May 30, 2025, with the February 1, 2025 automatic increase of shares available for issuance under the Plan, 276,333 shares remain available for issuance of options under the Plan.

On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors of 2,100,000 units, at a price of $4.00 per Unit, each Unit consisting of one share of common stock and a Warrant to purchase two shares of common stock, the Warrants having an initial exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance. The offering was made solely to investors resident outside the United States and was not registered under the Securities Act, or the securities laws of any jurisdiction, including any jurisdiction outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

Results of Operations

Years Ended January 31, 2025 and 2024

For the year ending January 31, 2025, we generated revenue of $2,139,537 and our costs of revenue were $1,396,220 resulting in a gross margin of $743,317. For the year ending January 31, 2024, we generated revenue of $2,085,314 and our costs of revenue were $1,223,209 resulting in a gross margin of $862,105. Our revenue for the year ended January 31, 2025, was derived from sales from our Pocono Pharmaceuticals segment and $-0- from contract research and development services from our 4P Therapeutics segment. The revenue from the Pocono Pharmaceuticals segment remained relatively constant from the prior year. An increase in demand is expected in the subsequent year. There were no sales in our 4P Therapeutics segment in the current year due to a shift in focus and the main contract wound down in the prior year. The decline in gross margin is due primarily to lower margins on tape sales.

For the year ending January 31, 2025, our selling, general and administrative expenses were $4,313,810, primarily salaries and wages, public relations, legal, accounting, and non-cash compensation from the issuance of warrants and employee stock options, compared to $3,773,606 for the year ending January 31, 2024. The increase from 2024 is primarily due to an increase in non-cash compensation and public relations.

During the year ending January 31, 2025, the Company incurred research and development expenses for its Aversa Fentanyl product of $3,119,134, primarily due to labor and material costs incurred at our contract manufacturer, Kindeva Drug Delivery, as compared to $1,960,425 for the year ending January 31, 2024.

During the year ending January 31, 2025, the Company recorded an impairment charge of $3,595,216 reducing the value of its Goodwill and intangible assets. The impairment charge reflected an updated valuation primarily of the Company’s Goodwill.

During the year ending January 31, 2025, the Company incurred a loss on extinguishment of debt of $368,036 in connection with issuance of common stock and warrants to a related party debtor. During the year ending January 31, 2024, the Company incurred a loss on extinguishment of debt of $554,423, consisting primarily of the loss on the conversion of $2,000,000 of credit line note into 1,026,750 shares of the Company’s common stock.

We incurred interest expense of $21,407 for the year ending January 31, 2025, as compared to $75,815 for the year ended January 31, 2024. The decrease is primarily due to the decrease in the Company’s related party credit line note.

Interest income for the year ending January 31, 2025, was $191,669 as compared to $16,850 for the year ending January 31, 2024. The increase is primarily due to the investment of excess cash from the Company’s equity financing.

As a result of the foregoing, we sustained a net loss of $10,482,617, or $(0.99) per share (basic and diluted) for the year ended January 31, 2025, compared with a loss of $5,485,314, or $(0.69) per share (basic and diluted) for the year ended January 31, 2024.

Three Months Ended April 30, 2025 and 2024

For the three months ending April 30, 2025, we generated revenue of $667,432 and our revenue costs were $415,451, resulting in a gross profit of $251,981. For the three months ending April 30, 2024, we generated revenue of $408,532 and our costs of revenue were $243,746, resulting in a gross profit of $164,786. Our revenue for the three months ending April 30, 2025, was derived from sales from our Pocono Pharmaceuticals segment and $-0- from contract research and development services from our 4P Therapeutics segment. The revenue from the Pocono Pharmaceuticals segment increased from the prior year as the Company ordered additional equipment to meet the new demand and implemented this equipment during the third quarter of the prior year. An increase in demand is expected in the balance of the current year. There were no sales in our 4P Therapeutics segment in the current year due to a shift in focus and the main contract wound down in the prior year. The increase in gross margin is due primarily to higher margins in our sales mix.

For the three months ending April 30, 2025, our selling, general and administrative expenses were $982,052, primarily legal, accounting and public relations compared to $1,079,728 for the three months ending April 30, 2024. The decrease from 2024 is primarily attributable to decreases in non-cash equity-based expenses.

During the three months ending April 30, 2025, the Company incurred research and development expenses of its Aversa Fentanyl product of $683,426, primarily of salaries and increases in development costs from Kindeva as compared to $974,535 for the three months ending April 30, 2024. The decrease is primarily attributable to a reduction in labor costs.

We incurred interest expenses of $5,880 for the three months ending April 30, 2025, as compared to $8,618 for the three months ending April 30, 2024.

Interest income for the three months ending April 30, 2025 was $30,508 as compared to $18 for the three months ending April 30, 2024. The increase is primarily due to investment in excess cash from the Company’s equity financing.

As a result of the foregoing, we sustained a net loss of $1,388,869 or $(0.12) per share (basic and diluted) for the three months ending April 30, 2025, compared with a loss of $1,898,077, or $(0.21) per share (basic and diluted) for the three months ending April 30, 2024.

Liquidity and Capital Resources

As of April 30, 2025, we had $2,964,097 in cash and cash equivalents and working capital of $2,504,596, as compared with cash and cash equivalents of $4,311,719 and working capital of $3,811,420 as of January 31, 2025.

For the three months ending April 30, 2025, we used cash of $1,336,972 in our operations. The principal adjustments to our net loss of $1,388,869 were depreciation and amortization of $57,490, and the issuance of employee stock for services in the amount of $63,850.

For the three months ending April 30, 2025, we used cash in investing activities of $5,324 primarily for the purchase of equipment.

For the three months ending April 30, 2025, we used cash in financing activities of $5,326 primarily from the payment of note payable.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s condensed financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of April 30, 2025, the Company had cash and cash equivalents of $2,964,097 and working capital of $2,504,596. For the three months ending April 30, 2025, the Company incurred a net loss from operations of $1,413,497 and used cash flow from operations of $1,336,972. The Company has generated operating losses since its inception and has relied on sales of securities and the issuance of third-party and related-party debt to support cash flow from operations. The Company has used these proceeds to fund operations and will continue to use the funds as needed. In March 2023, the Company entered into a three-year $2,000,000 Credit Line Note facility with a related party, amended on July 13, 2023, to $5,000,000, which will permit the Company to draw down on the credit line to fund the Company’s research and development of its Aversa product. On April 19, 2024, the Company received proceeds of $8,400,000 from equity financing with European investors.

Management has prepared estimates of operations for the next twelve months and believes that sufficient funds will be generated from operations to fund its operations for one year from the date of the filing of these condensed consolidated financial statements, which indicates improved operations and the Company’s ability to continue operations as a going concern.

Management believes the substantial doubt about the ability of the Company to continue as a going concern is alleviated by the above assessment.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. The operations of 4P Therapeutics are included in the Company’s financial statements from the date of acquisition of August 1, 2018, and the operations of Pocono and Active Intelligence are included in the Company’s financial statements from the date of acquisition of September 1, 2020, under Pocono Pharmaceuticals Inc. The wholly owned subsidiaries are as follows:

Nutriband Ltd.

4P

Therapeutics

LLC Pocono Pharmaceuticals Inc.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Types

The following is a description of the Company’s revenue types, which include professional services and sale of goods:

●	Contract development and manufacturing services for consumer health transdermal, topical and tape products with revenues listed under sale of goods.

●	Product revenues are derived from the sale of the Company’s consumer transdermal, topical and tape products with sales listed under sale of goods.

●	Contract research and development services for pharmaceutical and medical devices for life sciences customers with revenues listed under services.

Contracts with Customers

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Contract Liabilities

Deferred revenue is a liability related to a revenue producing activity for which revenue has not been recognized. The Company records deferred revenue when it receives consideration from a contract before achieving certain criteria that must be met for revenue to be recognized in conformity with GAAP.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounts in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. The Company’s performance obligations include providing products and professional services in the area of research. The Company recognizes product revenue performance obligations in most cases when the product has shipped to the customer. When we perform professional service work, we recognize revenue when we have the right to invoice the customer for the work completed, which typically occurs over time on a monthly basis for the work performed during that month.

All revenue recognized in the income statement is considered to be revenue from contracts with customers.

Cash and cash equivalents.

Cash and cash equivalents include cash on hand, cash on deposit in money market accounts. The Company considers short-term highly liquid investments with an original maturity date of three months or less that are not part of an investment pool to be cash equivalents. As of April 30, 2025, the Company had $2,547,000 that exceeded federally insured limits.

Accounts receivable

Trade accounts receivables are recorded at the net invoice value and are not interest bearing. The Company maintains allowances for doubtful accounts for estimated losses from the inability of its customers to make the required payments. The Company determines its allowances by both specific identification of customer accounts where appropriate and the application of historical loss to non-applicable accounts. For the three months ending April 30, 2025, and 2024, the Company recorded bad debt expenses of $-0- and $1,200, respectively, for doubtful accounts related to accounts receivable. During the year ended January 31, 2024, the Company entered into an accounts receivable sale agreement for one of its subsidiaries. The Company received $106,528 in funds against an account receivable that is currently a claim in bankruptcy. The net accounts receivable remain on the books of the Company and a corresponding amount has been included as a secured borrowing liability under Notes payable. As of April 30, 2025, the receivable has been reserved in full. If the bankruptcy claim is not paid in full by the debtor, Company is obligated to pay any difference to the factor. The loan bears interest at 10%. The Company adopted ASU 2016-13 during 2013 and implemented the guidance on expected credit losses.

Inventories

Inventories are valued at the lower of cost and reasonable value determined using the first-in, first-out (FIFO) method. The net realized value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The cost of finished goods and work in process is comprised of material costs, direct labor costs and other direct costs and related production overheads (based on normal operating capacity). As of April 30, 2025, total inventory was $215,324, consisting of work-in-process of $100,690, finished goods of $9,172 and raw materials of $105,463. As of January 31, 2025, total inventory was $212,041, consisting of work-in-process of $46,255, finished goods of $16,609 and raw materials of $149,177.

Property, Plant and Equipment

Property and equipment represent an important component of the Company’s assets. The Company depreciates its plant and equipment on a straight-line basis over the estimated useful life of the assets. Property, plant and equipment is stated at historical cost. Expenditures for minor repairs, maintenance and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. All major additions and improvements are capitalized. Depreciation is computed using the straight-line method. The lives over which the fixed assets are depreciated range from 3 to 20 years as follows:

Lab Equipment	5-10 years
Furniture and fixtures	3 years
Machinery and equipment	10-20 years

Intangible Assets

Intangible assets include trademarks, intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisitions has also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Trademarks, intellectual property and customer base are being amortized over their estimated useful lives of ten years. During the year ending January 31, 2025, the Company recorded an impairment charge of $293,038 to its intellectual property.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually on January 31, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceeds their fair value. The Company does not amortize goodwill in accordance with ASC 350. In connection with the Company’s acquisition of 4P Therapeutics LLC in 2018, the Company recorded Goodwill of $1,719,235. On August 31, 2020, in connection with the Company’s acquisition of Pocono Coated Products LLC and Active Intelligence LLC, the Company recorded Goodwill of $5,810,640. During the years ended January 31, 2025, and 2024, the Company recorded an impairment charge of $3,302,478- and $-0-, respectively, reducing the Active Intelligence LLC Goodwill to $-0-. As of April 30, 2025, and January 31, 2025, Goodwill amounted to $1,719,535 and $1,719,535, respectively.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related book value.

Earnings per Share

Basic earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of shares issuable upon the exercise of outstanding options and common stock purchase warrants. As of April 30, 2025, and 2024, there were 6,832,308 and 6,747,873 common stock equivalents outstanding, that were not included in the calculation of dilutive earnings per share as their effect would be anti-dilutive.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services, and, since February 1, 2019, non-employees, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). As of February 1, 2019, pursuant to ASC 2018-07, ASC 718 was applied to stock-based compensation for both employees and non-employees.

Business Combinations

The Company recognizes the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity at the acquisition date measured at their fair values as of that date, with limited exceptions specified in the accounting literature. In accordance with this guidance, acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred. That replaces the cost-allocation process detailed in previous accounting literature, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance.

The Company applies guidance for right-of-use accounting for all leases and records the operating lease liabilities on its balance sheet. The Company completed the necessary changes to its accounting policies, processes, disclosure and internal control over financial reporting.

Research and Development Expenses

Research and development costs are expensed as incurred.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States and Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was determined that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Business

Overview

Nutriband Inc. (the “Company”, “Nutriband”, “we” or “us”), was incorporated in Nevada in January 2016. Our primary business is the development of a portfolio of transdermal pharmaceutical products. Our development pipeline primarily consists of transdermal products that are based on our proprietary AVERSA™ abuse deterrent transdermal technology that we believe can be incorporated into existing transdermal patches that contain drugs that are susceptible to abuse and misuse such as opioid and stimulant drugs.

The Company’s revenues are based on providing services through our subsidiaries Pocono Pharmaceuticals operating as Active Intelligence and 4P Therapeutics. Pocono Pharmaceuticals provides contract manufacturing services for health, wellness and over-the-counter pharmaceutical customers and 4P Therapeutics performs contract research and development related services for pharmaceutical and medical devices customers. We manage and evaluate our operations, and report our financial results, through these two separate subsidiaries.

Our principal offices are located in Orlando, Florida, and our subsidiary, Pocono Pharmaceuticals, has a manufacturing facility in Cherryville, North Carolina. We primarily operate and derive most of our revenues in the United States.

Recent Developments

On February 13, 2025, we signed an addendum to the Commercial Development and Clinical Supply Agreement for our lead product, Aversa™ Fentanyl, being developed with our partner, Kindeva Drug Delivery, a leading global contract development and manufacturing organization (CDMO) focused on drug-device combination products.  Nutriband and Kindeva have revised their agreement to formalize their exclusive product development partnership and long-term commitment based on shared development costs in exchange for milestone payments. The development work being conducted under this agreement supports the development of Nutriband’s AVERSA™ abuse-deterrent technology in general, which can be utilized to incorporate aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential including opioids and stimulants.

On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors (the “Offering”) of 2,100,000 units (“Units”), at a price of $4.00 per Unit, each Unit consisting of one share of common stock (“Shares”) and a Warrant to purchase two Shares of common stock, the Warrants having an initial exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance (“Warrants”). The Offering was made solely to investors resident outside the United States and was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction, including any jurisdiction outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

Our Business

AVERSA Abuse Deterrent Transdermal Products

Our lead product under development is AVERSA Fentanyl, an abuse deterrent fentanyl transdermal system that combines an approved generic fentanyl patch with our AVERSA abuse deterrent transdermal technology to reduce the abuse and misuse of fentanyl patches. We believe that our AVERSA technology can be broadly applied to various transdermal products, and our plan is to follow the development of AVERSA Fentanyl with the development of additional abuse deterrent transdermal products for pharmaceuticals that have a risk or history of abuse, misuse or accidental exposure. Specifically, we have expanded our development pipeline to include AVERSA Buprenorphine and AVERSA Methylphenidate. In addition, we are developing a portfolio of transdermal pharmaceutical products to deliver already approved drugs or biologics that are typically delivered by injection but with the potential to improve compliance and therapeutic outcomes through transdermal delivery.

In January 2024, we signed a commercial development and clinical supply agreement with Kindeva Drug Delivery, formerly 3M Drug Delivery (“Kindeva”), for the development of AVERSA Fentanyl using Kindeva’s FDA-approved fentanyl patch. This agreement replaced the previous feasibility agreement between the two companies which was focused on establishing the feasibility of incorporating our AVERSA abuse deterrent transdermal technology into Kindeva’s commercial transdermal manufacturing process. The commercial development and clinical supply agreement is focused on developing the commercial manufacturing process for AVERSA Fentanyl.

The product development program for AVERSA Fentanyl includes performing preclinical and clinical studies to demonstrate the abuse deterrent properties of the product. The development program is based on the fact that the fentanyl transdermal system is already approved and the only change to the approved product will be to incorporate the AVERSA technology into the patch design with no change being made to the fentanyl drug matrix or its demonstrated safety, patch performance or drug release characteristics. Laboratory studies to be performed consist of in vitro manipulation and chemical extraction studies per FDA guidance. Clinical evaluation consists of a Phase 1 human abuse potential study to demonstrate the abuse potential of the product per FDA guidance. The regulatory path to FDA approval is planned to be a 505(b)(2) NDA submission to access the safety and efficacy information on file for the Duragesic® fentanyl transdermal system as the reference-listed drug and to be able to obtain approval for abuse deterrent claims as a branded pharmaceutical product.

The product development program for the additional AVERSA pipeline products, AVERSA Buprenorphine and AVERSA Methylphenidate, are similar to that of AVERSA Fentanyl, assuming that the AVERSA technology is incorporated into an already approved transdermal patch.

Acquisition of 4P Therapeutics

Pursuant to an acquisition agreement dated April 5, 2018 between us and 4P Therapeutics, on August 1, 2018, we acquired all of the equity interest in 4P Therapeutics from Steven Damon, the owner of 4P Therapeutics. The purchase price of $2,250,000 consisted of 62,500 shares of common stock, valued at $1,850,000, and cash of $400,000. The acquisition agreement requires that we pay Mr. Damon a 6% royalty on any revenue we receive or derive from our utilization or sale of the abuse deterrent intellectual property that we acquired as a part of the assets 4P Therapeutics, including partner license milestones and development payments. The 62,500 shares were issued to Mr. Damon (41,750 shares pre-split) and Dr. Alan Smith (20,750 shares pre-split). In connection with the acquisition, Mr. Damon retained any cash and accounts receivable and assumed any liabilities other than those relating to the ongoing business. Pursuant to the acquisition agreement, we appointed Mr. Damon to our board of directors in April 2018, when we signed the acquisition agreement. Mr. Damon resigned as a director in January 2022.

As a result of the acquisition, the focus of our business changed from the development and marketing outside of the U.S. of consumer transdermal products to the development of 4P Therapeutics’ portfolio of pharmaceutical transdermal products. Our lead product under development is AVERSA® Fentanyl (abuse deterrent fentanyl transdermal system) which we plan to develop to deter the abuse and accidental misuse of fentanyl transdermal patches. Fentanyl is a potent synthetic opioid that is marketed as a transdermal patch for chronic pain management. There are currently several generic fentanyl patches on the market but none of them have abuse deterrent properties. We believe that AVERSA Fentanyl, once approved by the U.S. FDA will significantly deter the abuse and accidental misuse of fentanyl transdermal patches.

With the acquisition of 4P Therapeutics, we acquired a research pipeline of other transdermal products, including novel transdermal products that involve delivery of peptides and proteins through the skin. These drugs are off patent but are currently only available as injections, and we are evaluating the possibility of developing a transdermal delivery system for these drugs as an alternative to injection but with improved compliance and safety. In addition, we may develop certain generic passive transdermal products where we think we can make an improvement to existing patches and where we believe we can take significant market share with good profit margins.

The prioritization of our portfolio product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential and R&D funding availability. We cannot assure you that we will be able to develop and obtain FDA approval for any of these potential products or that we can be successful in marketing any such products. The FDA approval process can take many years to complete successfully, and we will require substantial funding for each product that goes through the process. We cannot assure you that we will obtain FDA marketing approval for any of our products.

In addition to performing research and development for its own products, 4P Therapeutics performs contract research and development services for a small number of clients in the life sciences field to help support its ongoing operations. The work includes conducting early-stage drug and device clinical and preclinical studies and providing clinical-regulatory and formulation/analytical consulting services. Neither we nor current clients have any long-term commitments, and either party can terminate at any time. We do not expect to generate significant revenues from these services.

Acquisition of Pocono Coated Products

On August 25, 2020, the Company formed Pocono Pharmaceuticals Inc.(“Pocono”), a wholly owned subsidiary of the Company. Effective August 31, 2020, the Company entered into a Purchase Agreement (“Agreement”) with Pocono Coated Products (“PCP”), a manufacturer of topical and transdermal products, pursuant to which PCP agreed to sell the Company certain of the assets and liabilities associated with its Transdermal, Topical, Cosmetic and Nutraceutical business (the “Business”), including all related equipment, intellectual property and trade secrets, cash balances, receivables, bank accounts and inventory. The net assets were contributed to Pocono. Included in the transaction, the Company acquired 100% of the membership interests of Active Intelligence LLC (“Active Intelligence”). The purchase price for the assets of the Business is (i) $6,000,000 paid in 608,519 shares of the Company’s common stock, based on the average price for the Company’s common stock for the previous 90 days as of the date of Closing; (ii) a promissory note of the Company in the principal amount of $1,500,000, which has been paid in full as of October 1, 2021.

Our Organization

We are a Nevada corporation, incorporated on January 4, 2016. In January 2016, we acquired Nutriband Ltd, an Irish company which was formed by Gareth Sheridan, our chief executive officer, in 2012, to enter the health and wellness market by marketing transdermal patches. Our corporate headquarters are located at 121 S. Orange Ave. Suite 1500, Orlando, Florida 32801, telephone (407) 377-6695. Our website is www.nutriband.com. Information contained on or available through our website or any other website does not constitute a portion of this annual report.

Pharmaceutical Products in Development

We have a pipeline of transdermal pharmaceutical products that are primarily in the early stages of development. Our current focus is on developing our AVERSA abuse deterrent transdermal patch products. Our lead product is AVERSA Fentanyl for which we have a commercial development agreement with Kindeva Drug Delivery, a contract development and manufacturing organization. We plan to follow on from this with the development of additional products utilizing the AVERSA abuse deterrent transdermal technology, namely, AVERSA Buprenorphine and AVERSA Methylphenidate.

Transdermal patches containing opioid and stimulant drugs are designed to provide an alternative route of administration for treatment of conditions such as chronic pain, opioid use disorder or attention deficit/hyperactivity disorder. Although transdermal versions offer improved pharmacokinetic delivery as well as patient convenience with wear times of up to 7 days, they contain an increased drug payload which can often be a target for recreational drug abusers or subject to accidental pediatric exposure, particularly with infants and toddlers. Abuse of opioids in general, and in particular fentanyl abuse and overdose, continues to be an epidemic which can lead to the abuse of prescription transdermal fentanyl and other opioid containing transdermal products.

AVERSA Fentanyl is an abuse deterrent fentanyl patch for the treatment of chronic pain. As the United States faces an epidemic of opioid abuse, fentanyl transdermal patches have become an attractive target for recreational drug abusers due to the high potency of fentanyl, the high drug content contained in patches designed for delivery over three days, and its ease of abuse by the oral route. We are looking to utilize our proprietary approach to incorporate aversive agents into the transdermal patch to deter the abuse of fentanyl patches by the oral, buccal and inhaled routes, which represent as much as 70% of all transdermal fentanyl abuse. The technology is based on the incorporation of taste and sensory aversive agents into the patch that are intended to make abuse a very unpleasant experience thereby deterring the recreational abuse of fentanyl patches. These aversive agents have high potency, established safety, and the potential to prevent accidental misuse by children and pets. The aversive agents are coated onto the backing of the transdermal patch in a controlled release formulation that provides immediate and sustained release of aversive agents. This provides several advantages including having a physical separation of the aversive agents from the drug matrix, availability of aversive agents even after the patch is used and making it difficult to separate the aversive agents from the drug by extraction. The aversive agents are not contained in the drug matrix and are not delivered to the skin during patch wear. In addition to the fentanyl patch, this technology has broad applicability to any patch where deterring abuse as well as accidental misuse by children and pets are valuable attributes.

According to the FDA1, accidental exposure to medication is a leading cause of poisoning in children. Young children, in particular, have died or become seriously ill after being exposed to a skin patch containing fentanyl, a powerful opioid pain reliever. Children can overdose on new and used fentanyl patches by putting them in their mouth or sticking the patches on their skin. This can cause death by slowing the child’s breathing and decreasing the levels of oxygen in their blood.

We believe that our abuse deterrent technology can be broadly applied to various transdermal products and our strategy is to follow the development of our AVERSA Fentanyl with the development of additional products for pharmaceuticals that have a risk or history of abuse, misuse or accidental exposure. For example, we believe that our technology can be utilized in other transdermal products to deter the abuse of other drugs such as buprenorphine, an opioid, and methylphenidate, a central nervous system stimulant. Buprenorphine is an opioid used to treat opioid addiction, acute pain and chronic pain. It can be used under the tongue, by injection, as a skin patch, or as an implant. For opioid addiction, it is typically only started when withdrawal symptoms have begun and for the first two days of treatment under direct observation of a health care provider. For longer term treatment of addiction, a combination formulation of buprenorphine/naloxone is recommended to prevent misuse by injection. Methylphenidate, sold under various trade names, such as Ritalin in oral form, and in transdermal patch form known as Daytrana, is a central nervous system stimulant that is used in the treatment of attention deficit hyperactivity disorder and narcolepsy. We plan to develop transdermal delivery systems for buprenorphine and methylphenidate as research and development funding becomes available.

Our research pipeline consists primarily of drug compounds which have been previously approved by the FDA and are now off-patent. In some cases, we are developing a non-injectable version of the drug utilizing our transdermal technology which represents a new route of administration. We believe that transdermal delivery has the potential to improve compliance, which can lead to improved therapeutic outcomes associated with these treatments. In addition, we may seek to develop certain generic transdermal products where we think we can efficiently make an improvement to existing patches and potentially take significant market share with good profit margins.

In most cases, we plan to utilize the 505(b) (2) NDA regulatory pathway provided by the FDA which allows us to reference the safety information on file at FDA for the approved drug or to reference the published literature instead of having to generate new safety information that would typically be required for new chemical entities. However, we cannot assure you that the FDA will concur with our approach or that we will be able to receive FDA approval to market any of products that we develop.

The prioritization of our portfolio of product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential, available funding and commercial interest. Our ability to take any meaningful steps to the development of any of these products is determined by our ability to provide sufficient funding for such activities.

Pharmaceutical Manufacturing and Supply

Manufacturing of our pharmaceutical transdermal products will be performed in compliance with FDA current Good Manufacturing Practices (cGMP) and all applicable local regulations. All manufacturing processes and facilities will be subject to review by the FDA during development, prior to approval and during subsequent routine FDA inspections. We plan to continue to rely on contract manufacturers and, potentially, collaboration partners to manufacture commercial quantities of our products, if and when approved for marketing by the FDA.

[1]	https://www.fda.gov/consumers/consumer-updates/accidental-exposures-fentanyl-patches-continue-be-deadly-children

Government Regulation and Regulatory Path

United States

The pharmaceutical business is subject to extensive government regulation. In the United States, we must comply with the rules and regulations of the FDA. In other countries, we must comply with the laws and regulations of each country to legally market and sell our products. Obtaining FDA approval does not mean that the product will be approved in other countries. Each country may require that additional clinical and nonclinical studies be conducted prior to approval.

The process required by the FDA to receive approval prior to marketing and distributing a drug in the United States generally involves a preclinical phase followed by three phases of clinical trials which culminates in a New Drug Application (NDA) to the FDA for approval. The definition of drug is broadly defined and includes the pharmaceutical products we have in development. Even though the drug used in each of our proposed products is currently approved by the FDA in other dosage forms, we will still need to conduct a development program that will include preclinical and clinical trials before we receive FDA marketing approval. The FDA also has a number of abbreviated approval pathways which, if we are eligible, could shorten the time for approval. For example, the regulatory path for the AVERSA products in development is intended to follow a 505(b)(2) NDA regulatory pathway which may reduce the amount of clinical work that needs to be performed to a single trial to evaluate the abuse potential of the product as the safety and efficacy of the drug has already been established. However, we cannot be certain that we will be able to use any abbreviated approval pathway, in which event we will need to comply with the full regulatory pathway as described below.

In general, the full NDA product development program required for new drugs for FDA approval consists of the following phases of development listed below. The full NDA pathway is not expected to be required for products incorporating AVERSA technology into an already approved transdermal patch.

●	Preclinical phase. Before a drug company can test an experimental treatment in humans, it must prove the drug is safe and effective in animals. Scientists run tests in various animals before presenting the data to the FDA as an investigational new drug application. For already approved drugs, an animal study may not be required prior to testing in humans. In most cases, the company must file an Investigational New Drug (IND) submission to get clearance to test the product in humans.

●	Phase one clinical trial. In the first round of clinical trials, the drug company attempts to establish the drug’s safety in humans. Drug researchers administer the treatment to healthy individuals — instead of patients suffering from the disease or condition the drug is intended to treat — and gradually increase the dose to see if the drug is toxic at higher levels or if any possible side effects occur. These drug trials are usually small, containing about 20 to 80 participants, according to the FDA. For drug delivery products incorporating already approved drugs, Phase 1 studies involve measuring blood levels of the drug to understand the pharmacokinetics for a new route of administration.

●	Phase two clinical trial. In the second round of clinical trials, researchers give the treatment to patients who have the disease to assess the drug’s efficacy. The trial is randomized, meaning half of the study participants receive the drug and half receive a placebo. These trials usually contain hundreds of participants, according to the FDA. There is about a 30 percent chance of a drug moving on to a phase three clinical trial, according to data from the biotech trade organization BIO. For already approved drugs, as is the case with drug delivery products, a Phase 2 trial may not be necessary as the therapeutic drug doses and blood concentrations are already known. However, a Phase 2 may be conducted to inform the design of the Phase 3 clinical trial in regards to the safety and efficacy of the product when used by patients.

●	Phase three clinical trial. In the third phase of clinical trials, researchers work with the FDA to design a larger trial to test the drug’s ideal dosage, patient population and other factors that could decide whether the drug is approved, according to the report. These trials usually contain a few hundred to thousands of participants. In the case of drug delivery products that utilize an approved drug, Phase 3 trials will typically include a comparison to the already approved reference product. For example, a transdermal patch may be compared to an injection.

●	New drug application (NDA). Once a drug company collects and analyzes all data from the clinical trials, it submits a new drug application to the FDA. The application includes trial data, preclinical information and details on the drug’s manufacturing process. If the FDA accepts the application for review, the agency typically has ten months, or six months if the drug has priority review status, to make a decision whether to approve the drug or not. The FDA can hold an advisory committee meeting where independent experts assess the data and recommend whether to approve the drug. From there, the FDA will either approve the drug or give the applicant a complete response letter, which explains why the drug did not get approved and what steps the applicant must take before resubmitting the application for approval.

Before approving an NDA, the FDA may inspect the facilities where the product is being manufactured or facilities that are significantly involved in the product development and distribution process and will not approve the product unless they determine that compliance with current good manufacturing practices is satisfactory. The FDA may deny approval of an NDA if applicable statutory or regulatory criteria are not satisfied, or may require additional testing or information, which can delay the approval process. In pursuing FDA approval there may be various delays and it is possible that approval may never be granted. In addition, new government requirements may be established that could delay or prevent regulatory approval of our product candidates under development.

If a product is approved, the FDA may impose limitations on the indications for use for which the product may be marketed, may require that warning statements be included in the product labeling, may require that additional studies or trials be conducted following approval as a condition of the approval, may impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a risk management plan, or impose other limitations.

Once a product receives FDA approval, marketing the product for other indicated uses or making certain manufacturing or other changes related to the product will require FDA review and approval of a supplemental NDA or a new NDA, which may require additional clinical safety and efficacy data and may require additional review fees. In addition, further post-marketing testing and surveillance to monitor the safety or efficacy of a product may be required. Also, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if safety or manufacturing problems occur following initial marketing.

With respect to the labeling for our abuse deterrent transdermal fentanyl system or any other opioid transdermal patch we develop, it is likely that the FDA will require us to disclose the risks of improper use or abuse using language required by the FDA upon approval.

FDA Approval Pathways

The FDA has several pathways that can be followed to obtain FDA approval.

●	A stand-alone NDA is an application submitted under Section 505(b)(1) of the Food, Drug and Cosmetic Act (“FD&C Act”) and approved under Section 505(c) of the FD&C Act that contains full reports of investigations of safety and effectiveness that were conducted by or for the applicant or for which the applicant has a right of reference or use. This is typically the pathway used for new chemical entities.

●	A 505(b)(2) application is a limited NDA submitted under Section 505(b)(1) and approved under Section 505(c) of the FD&C Act that contains full reports of investigations of safety and effectiveness, where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. This is the pathway typically taken for off-patent drugs that are being development into alternate dosage forms or routes of administration.

●	An ANDA is an application for a duplicate of a previously approved drug product that was submitted and approved under Section 505(j) of the FD&C Act. An ANDA relies on the FDA’s finding that the previously approved drug product is safe and effective. An ANDA generally must contain information to show that the proposed generic product (1) is the same as the drug with respect to the active ingredients, conditions of use, route of administration, dosage form, strength and labeling (with certain permissible differences) and (2) is bioequivalent to the referenced drug. An ANDA may not be submitted if studies are necessary to establish the safety and effectiveness of the proposed product. This is the pathway taken for generic drugs.

Nutriband plans to utilize the 505(b)(2) New Drug Application (NDA) regulatory pathway for Aversa Fentanyl which limits the development required for products that contain drugs that have already been approved, and allows applicants to reference data already on file at the FDA. As a result, the NDA application will be primarily based on a single Phase 1 human abuse potential clinical study with no Phase 2 or 3 clinical trials needed. A clinical abuse potential study is typically performed in recreational drug abusers and is designed to demonstrate that the abuse-deterrent product is less preferable to recreational drug abusers than conventional fentanyl patches which contain no abuse-deterrent technology.

Following a successful Phase 1 clinical abuse potential study, Nutriband intends to file a 505(b)(2) NDA to the FDA for marketing approval of AVERSA™ Fentanyl, which has the potential to be the first and only abuse deterrent patch approved anywhere in the world. The AVERSA™ Fentanyl NDA has the potential to receive an expedited review by FDA as has been granted for certain abuse-deterrent oral opioid products, which shortens the regulatory review period to six months from the conventional 10-month FDA review cycle for NDAs.

Combined, the clinical development and regulatory path for AVERSA Fentanyl is substantially limited compared to conventional pharmaceutical product development, requiring only a single clinical trial and, following a limited NDA pathway, undergoing an expedited review by the FDA.

We cannot assure you that we will be able to take advantage of any of the available abbreviated approval pathways for any of our proposed products.

Post-approval requirements

Any drug products for which we receive FDA approval will be subject to continuing regulation by the FDA. Certain requirements include, among other things, record-keeping requirements, reporting of adverse events with the product, providing the FDA with updated safety and efficacy information on an annual basis or more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. These promotion and advertising requirements include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs for uses or patient populations that are not described in the drug’s approved labeling, known as “off-label use,” and other promotional activities, such as those considered to be false or misleading. Failure to comply with FDA regulations can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Such enforcement may also lead to scrutiny and enforcement by other government and regulatory bodies.

Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not encourage, market or promote such off-label uses. As a result, “off-label promotion” has formed the basis for litigation under the Federal False Claims Act, violations of which are subject to significant civil fines and penalties. In addition, manufacturers of prescription products are required to disclose annually to the Center for Medicaid and Medicare any payments made to physicians and teaching hospitals in the U.S. under the federal Physician Payment Sunshine Act. Reportable payments may be direct or indirect, in cash or kind, for any reason, and are required to be disclosed even if the payments are not related to the approved product. Failure to fully disclose or not in time reporting could lead to penalties up to $1.15 million per year.

The manufacturing of any of our products will be required to comply with the FDA’s current Good Manufacturing Practices (cGMP) regulations. These regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of comprehensive records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are also required to register with the FDA their establishments and list any products they make and to comply with related requirements in certain states. These entities are further subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current good manufacturing practices and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Discovery of problems with a product after approval may result in serious and extensive restrictions on a product, manufacturer or holder of an approved NDA, as well as lead to potential market disruptions. These restrictions may include recalls, suspension of a product until the FDA is assured that quality standards can be met, and continuing oversight of manufacturing by the FDA under a “consent decree,” which frequently includes the imposition of costs and continuing inspections over a period of many years, as well as possible withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, or Phase IV testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of our products.

Other Government Regulations

We may be subject to government regulations that are applicable to businesses generally, including those relating to workers’ health and safety, environmental and waste disposal, wage and hour and labor practices, including sexual harassment laws and regulations, and anti-discrimination laws and regulations.

In addition, we must comply with the laws and regulations governing the research and manufacture of products containing controlled substances such as fentanyl and other opioids. We or our contract manufacturer must be licensed by the Drug Enforcement Agency (DEA) and the state(s) in which we conduct research and development activities.

Europe and Other Countries

If we market our products in any countries other than the United States, we would be subject to the laws of those countries. To obtain market access for our products in other countries we must comply with numerous and varying regulatory requirements of such countries regarding the demonstration of safety and efficacy for authorization and governing, among other things, clinical trials and commercial sales, pricing and distribution of our products.

The European medicines regulatory system is based on a network of around 50 regulatory authorities from the 31 countries in the European Economic Area, the European Commission and the European Medicines Agency. All medicines must be authorized before they can be placed on the market in the European Union. The European system offers different routes for authorization. A centralized procedure allows the marketing of a medicine on the basis of a single European Union assessment and marketing authorization which is valid throughout the European Union. However, a majority of medicines authorized in the European Union do not fall within the scope of the centralized procedure, and we do not know whether our proposed products will fall within the centralized authorization. We also do not know how the withdrawal of Great Britain from the European Union will affect the procedure for approval of medicines in the United Kingdom. If we are not able to use the centralized procedure, we would need to use one of the following procedures. One method is the decentralized procedure where we would apply for simultaneous authorization in more than one European Union member. The second method is the mutual-recognition procedure where we would have a medicine authorized in one European Union country apply for authorization to be recognized in other European Union countries. In either case, we would be required to complete clinical trials to demonstrate the safety and efficacy of the medicine and show that the medicine is manufactured in accordance with good manufacturing practices based upon European Union standards.

In countries other than the United States and the European Union, we would be required to comply with the applicable laws of those countries, which may require us to perform additional clinical testing.

Failure to obtain regulatory approval in any country would prevent our product candidates from being marketed in those countries. In order to market and sell our products in jurisdictions other than the United States and the European Union, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States and the European Union generally includes all of the risks associated with obtaining FDA and European Union approval but can involve additional testing.

In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Even if we were to receive approval in the United States or the European Union, approval by the FDA or the European Medicines Agency does not ensure approval by regulatory authorities in other countries or jurisdictions. Similarly, approval by one regulatory authority outside the United States would not ensure approval by regulatory authorities in other countries or jurisdictions. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in other foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could decline.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures.

In addition to regulations in the United States, if we market outside of the United States, we will be subject to a variety of regulations governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries.

Intellectual Property

The AVERSA abuse deterrent technology utilized in our AVERSA products is covered by an international intellectual property portfolio with patents issued in 46 countries including the United States, Europe, Japan, Korea, Russia, Mexico, Canada, Australia, and China including the special administrative regions Hong Kong and Macao. These patents provide patent coverage to 2035. We continue to build on our proprietary positions in the United States and internationally for our product candidates AVERSA Fentanyl, AVERSA Buprenorphine and AVERSA Methylphenidate as well as other products and technology that we may have in development.

Our policy is to pursue, maintain and defend patent rights developed internally or acquired externally and to protect the technology, inventions and improvements that are commercially important to the development of our business. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology. We also may rely on trade secrets to protect our commercial products and product candidates. Our commercial success also depends in part on our non-infringement of the patents or proprietary rights of third parties.

Further, we plan to seek trademark protection in the United States and internationally where available and when appropriate. We have registered the name Nutriband in the United States. We have filed an intent to use Trademark application for AVERSA. The USPTO will require us to show the mark used in commerce prior to fully registering the trademark.

Scientific Publications

On March 8, 2024, Nutriband presented data on the incidence of transdermal patch abuse and accidental pediatric exposure as a scientific poster at the 2024 American Academy of Pain Medicine (AAPM) Annual Meeting2. The American Academy of Pain Medicine (AAPM) is dedicated to advancing multidisciplinary pain care, education, advocacy, and research.

The company engaged Rocky Mountain Poison & Drug Safety (RMPDS), a division of Denver Health and Hospital Authority, Denver, Colorado, to determine the incidence of abuse and accidental pediatric exposure of transdermal patches containing drugs of abuse (fentanyl, buprenorphine, and methylphenidate) in the United States based on poison center data for the surveillance period 2018-2022. RMPDS utilized the Researched Abuse, Diversion and Addiction-Related Surveillance (RADARS®) System, a surveillance system that collects real-world safety and effectiveness data about prescription drugs (https://www.radars.org/).

The data indicate that transdermal patch abuse and accidental pediatric exposures to patches continues to be a serious problem resulting in major medical outcomes and death, suggesting an unmet need for safer abuse-deterrent versions of transdermal patches containing drugs with a risk of abuse, misuse or accidental exposure. Key findings from the study showed that major medical outcome or death resulted from a notable proportion of fentanyl and buprenorphine patch intentional and accidental pediatric exposures with two deaths reported due to abuse of fentanyl transdermal patches. The oral route accounted for the majority of fentanyl patch abuse with 62.5% of all intentional abuse/misuse event reports for fentanyl patches (85.3% of non-dermal routes of abuse). Furthermore, there was a notable proportion of accidental pediatric exposures to transdermal formulations that resulted in major medical outcomes (fentanyl patches: 10.1%, buprenorphine patches: 16.7%). Abuse and overdose are a real problem with transdermal fentanyl as well as other transdermal opioid and stimulant products. In addition, there continues to be an alarming amount of accidental pediatric exposures, resulting in major negative health outcomes. We believe our AVERSA abuse-deterrent technology will have a substantial impact on both of these unfortunate and preventable situations and will help reduce the risk of harm from opioid and stimulant patches by providing taste aversion agents in every patch.

Market Assessment

The company engaged leading healthcare consulting company Health Advances to assess the market opportunity and commercial strategy for AVERSA™ Fentanyl and AVERSA™ Buprenorphine.

AVERSA Fentanyl is the lead AVERSA product under development and has the potential to be the world’s first fentanyl transdermal system with abuse deterrent properties. Once approved by the United States FDA, Aversa Fentanyl will be priced competitively with the non-abuse deterrent patches currently on the market and has the potential to reach peak annual US sales of $80-200 million according to the assessment performed by Health Advances in January 2022. This assessment did not include the impact of the revised CDC Opioid Prescribing Guidelines which were published in November 2022 that encouraged prescribers to implement comprehensive and holistic pain management including responsible opioid use particularly for patients with moderate to severe chronic pain. Health Advances was able to confirm the significant unmet patient need for AVERSA Fentanyl based on rigorous primary and secondary market research accompanied with deep experience in the abuse deterrence pain space. Nutriband is also considering developing the product for strategic international markets as protected by its global abuse deterrent patent portfolio.

[2]	Olsen, H, Mogusu, E, Black, JC, Sumbundu, K, Dart, RC. Poison center exposure calls involving fentanyl, buprenorphine, and methylphenidate transdermal patches in the United States. Poster presented at the 40th Annual Meeting of the American Academy of Pain Medicine; 2024 Mar 7-10; Scottsdale, Arizona. https://www.radars.org/system/publications/39.%20Olsen.pdf

AVERSA Buprenorphine is the second AVERSA product under development and has the potential to be the world’s first buprenorphine transdermal system with abuse deterrent properties. Once approved by the United States FDA, Aversa Buprenorphine will be priced competitively with non-abuse deterrent options and has the potential to reach peak annual US sales of $70-130 million according to the assessment performed by Health Advances in October 2023. Health Advances was able to confirm the significant unmet patient need for Aversa Buprenorphine based on rigorous primary and secondary market research accompanied with deep experience in the abuse deterrence pain space. Nutriband is also considering developing the product for strategic international markets as protected by its global abuse deterrent patent portfolio.

Competition

The pharmaceutical industry is highly competitive and subject to rapid change as new products are developed and marketed. Potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, and medical technology companies. We believe the key competitive factors that will affect the development and commercial success of our products are product performance including safety and efficacy, level of patient compliance, healthcare professional acceptance, and the extent of insurance reimbursement of our products.

As our development pipeline includes products that contain opioids (AVERSA Fentanyl and AVERSA Buprenorphine), we continually monitor the market for opioid products, particularly in the United States. It is important that pharmaceutical companies engaged in the distribution and sale of opioids, in particular for the treatment of chronic pain, promote responsible opioid use. In 2022, the CDC revised its clinical practice guideline for prescribing opioids to ease the restrictions on prescribers and encourage responsible opioid use particularly for patients with moderate to severe pain. Our abuse deterrent opioid products potentially offer a unique proposition to meet the unmet needs of patients by deterring the abuse and misuse of opioids while making opioids accessible to those patients who need them. If approved, our AVERSA pipeline products will compete with the currently marketed products that do not contain abuse deterrent features as well as other products that may employ different abuse deterrent technology. We may also have to compete with products being developed that do not contain opioids or drugs that are susceptible to abuse. We are not aware of any abuse deterrent transdermal products that are in development or being marketed at this time. If we obtain regulatory approval to market our products, we cannot assure you that we will be successful in the marketplace.

MANAGEMENT

Set forth below are the name, age, position of and biographical information about each nominee, all of whom are currently directors and compromise our entire current Board of directors.

Name	Age	Position
Gareth Sheridan	34	Chief Executive Officer and Director
Serguei Melnik	51	Chairman of the Board, President and Secretary
Sergei Glinka	58	Director
Mark Hamilton(1)(3)	37	Director
Radu Bujoreanu(1)(2)(3)	54	Director
Stefani Mancas(2)(3)	47	Director
Irina Gram(2)(1)	36	Director
Gerald Goodman	76	Chief Financial Officer
Alan Smith, Ph.D.	57	Chief operating officer and president of 4P Therapeutics
Jeff Patrick, Pharm.D.	55	Chief scientific officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Gareth Sheridan, our founder, has been chief executive officer and a director since our organization in 2016. In 2012, Mr. Sheridan founded Nutriband Ltd., an Irish company which we acquired in 2016. Mr. Sheridan was named Ireland’s ‘Young Entrepreneur of the Year’ in 2014 in the National Bank of Ireland Startup Awards for establishing Nutriband Ltd. Mr. Sheridan has further business awards from S. Dublin’s Best Young Entrepreneur and Nutriband Ltd as S. Dublin’s Best Startup Company. Mr. Sheridan has also worked as a Business Mentor with 100 Minds, a social enterprise founded in 2013, that brings together some of Ireland’s top college students and connects them with one cause to achieve large charitable goals in a short space of time. Mr. Sheridan is also a past Nissan Generation Next Ambassador, receiving the acknowledgement in 2015 by Nissan Ireland as one of Ireland’s future generational leaders. In 2019 Mr. Sheridan served on the Board of the St. James Hospital foundation, the charitable foundation for Ireland’s largest public hospital. Mr. Sheridan received a B.Sc. in Business and Management from Dublin Institute of Technology in 2012 where he concentrated on international economics, venture creation and entrepreneurship.

Serguei Melnik, who was elected by the Board as President on October 8, 2021, serves as a member of the board of directors and is a co-founder of Nutriband Inc. Mr. Melnik has previously served as our chief financial officer and a director since January 2016. Mr. Melnik has been involved in general business consulting for companies in the U.S. financial markets and setting up a legal and financial framework for operations of foreign companies in the U.S. Mr. Melnik advised UNR Holdings, Inc. with regard to the initiation of the trading of its stock in the over-the-counter markets in the U.S. and has provided general advice with respect to the U.S. financial markets for companies located in the U.S. and abroad. From February 2003 to May 2005, he was the Chief Operations Officer and a Board member of Asconi Corporation, Winter Park, Florida, with regard to restructuring the company and listing it on the American Stock Exchange. Mr. Melnik from June 1995 to December 1996 was a lawyer in the Department of Foreign Affairs, JSC Bank “Inteprinzbanca,”, Chisinau, Moldova, and prior thereto practiced law in Moldova in various positions. Mr. Melnik is fluent in Russian, Romanian, English and Spanish.

Sergei Glinka, an investor in our April 19, 2024 private offshore financing, joined our Board of Directors on May 15, 2024. Mr. Glinka has been the Commercial Manager of TG Biochemicals Limited, Cyprus, since 2019. He has been a shareholder and member of the Board of GST Investments OÜ, Estonia since 2019. From 2000 to 2019, Mr. Glinka was a shareholder and member of the Board of Transgroup Invest AS. Commencing in 1973 Mr. Glinka attended secondary school in Moldova, graduating in 1981, and graduated from the Tallinn Merchant Marine School, Estonia, in 1986.

Mark Hamilton, an independent director since July 2018, is an experienced director level professional who joined global consulting firm, Korn Ferry in 2020 as a Managing Consultant. Prior to moving into organizational consulting, Mark qualified as a Chartered Accountant in global advisory firm, BDO, where he spent 12 years advising some of Ireland’s most successful businesses. His work originated in corporate finance/corporate recovery and more recently, he spent 5 years leading BDO’s client management and sales function, as Head of Business Development.

Mr. Hamilton is a Member of the Association of Chartered Accountants (ACA), since 2012. Mr. Hamilton’s accounting/consulting background and experience in corporate finance, restructuring, sales and talent assists us in his role as an independent Board member and Committee Chair. Mr. Hamilton has a very strong presence in the business community across jurisdictions, along with an accomplished track record in project management and business development. Educated at Terenure College, Mark went on to study a B.Sc. degree in Business & Management at Dublin Institute of Technology and subsequently received First Class Honours in his postgraduate degree, for which he specialized in Accountancy in 2009. In addition to his ACA qualification, Mark has also recently completed a diploma in Corporate Governance and is now a member of the Corporate Governance Institute which will assist him in his role as Independent Director, alongside his recent approval by the Central Bank of Ireland to act as an Independent Director to regulated entities.

Radu Bujoreanu has been a director since June 2019. Mr Bujoreanu is a real estate agent and investor since 2019 and currently he is with Samson Properties LLC. Mr. Bujoreanu has been the owner and executive director of Consular Assistance, Inc., which provided assistance in obtaining visas, travel documents, other national and foreign documents and related services from December 2002 to December 2020. From 2003 to 2005 he served as an independent director and member of the Board of Directors of Asconi Corporation. From August 1999 to August 2002 Mr. Bujoreanu worked as a consular officer at the Embassy of the Republic of Moldova to the United States. Before that from May 1994 to August 1999 he was Chief of Bilateral Treaties section in the International Law and Treaties Department of the Ministry of Foreign Affairs of the Republic of Moldova. Mr. Bujoreanu received a bachelor’s degree in international public law from the University of Moldova.

Dr. Stefani Mancas is a researcher at University of Maryland. Stefani’s main research areas are finding analytical solutions to nonlinear dissipative equations that can be reduced through Darboux transformations to Riccati or Abel equations. The focus is on Schrödinger equation, for which Stefani is using methods based on factorization, and variational formulation together with ansatz reduction with global minimizers of objective functions, applied to supersymmetric quantum mechanics. Another important area of interest is the theory of elliptic functions with applications to nonlinear optics, soliton theory, quantum cryptography, as well as general relativity.

Currently, Stefani is a tenured full Professor, and a researcher in the Department of Mathematics at Embry-Riddle Aeronautical University in Daytona Beach, Florida. Stefani’s research areas deal with finding analytical solutions to nonlinear dissipative equations that can be reduced through Darboux transformations to Riccati or Abel equations. The main focus is on Schrödinger equation, for which Stefani is using methods based on factorization, and variational formulation together with ansatz reduction with global minimizers of objective functions, applied to supersymmetric quantum mechanics. Another important area of interest is the theory of elliptic functions with applications to nonlinear optics, soliton theory, general relativity, as well as optimization of the blockchain, and quantum cryptography.

Irina Gram was elected as a director of the Company at the January 21, 2022 stockholders meeting. Irina is a Senior Financial Analyst at Thales IFEC, Melbourne, Florida. There she is responsible for financial planning, analysis and risk and opportunities reviews of multiple development and customer programs. From 2016 to 2017, she was a Project Engineering Coordinator at Thales IFEC, where she executed budgeting and forecasting activities with specialized focus on SFRD spending, interfaced with engineering team to monitor and report the performance of the financial impact of projects. From 2013 to 2016, she held various project management, accounting and reporting positions with Siemens Building Technology, Inc., Winter Park, Florida. She received a Bachelor’s Degree in Finance from the University of Central Florida, Orlando, Florida, where she graduated in May 2015, with honors, and received a Masters Degree in business administration from the University of Central Florida, Orlando, Florida, in May 2019.

Gerald Goodman has been our chief accounting officer since July 31, 2018 and was elected our Chief Financial Officer on November 12, 2020. Mr. Goodman is a certified public accountant and, since 2014, has practiced with his own firm, Gerald Goodman CPA P.C. From January 1, 2010 until December 31, 2014, Mr. Goodman practiced with Madsen & Associates, CPA’s Inc., Murray, Utah, and was a non-equity partner and managed the firm’s SEC practice. Mr. Goodman is a director of Lifestyle Medical Network, Inc., which provides management services to healthcare providers. From 1971 to 2010, Mr. Goodman was a partner in the accounting firm of Wiener, Goodman & Company P.C. Mr. Goodman is a 1970 graduate of Pennsylvania State University where he received a B.S. Degree in Accounting.

Alan Smith, Ph.D., serves as Chief Operating Officer of Nutriband and President of 4P Therapeutics, a wholly owned subsidiary of Nutriband. He joined the Company after Nutriband acquired 4P Therapeutics in 2018. Dr. Smith co-founded 4P Therapeutics in 2011 to develop drug-device and biologic-device combination products to meet the needs of patients, physicians, and payers, and was Vice President, Clinical, Regulatory, Quality and Operations at the time of the acquisition. Dr. Smith is co-inventor of the Company’s Aversa™ abuse deterrent transdermal system technology. Dr. Smith has over 20 years of experience in the research and development of drug and biologic delivery systems, diagnostics and medical devices for treatment and management of chronic pain, diabetes, and cardiovascular disease. Previously, he was with Altea Therapeutics, a venture capital funded company focused on novel transdermal drug and biologic delivery, most recently serving as Vice President, Product Development and Head of Clinical R&D, Regulatory Affairs, and Project Management. Prior to joining Altea Therapeutics, he led the development of transdermal glucose monitoring systems at SpectRx, Inc., a publicly traded noninvasive diagnostics company. Dr. Smith received Ph.D. and M.S. degrees in Biomedical Engineering from Rutgers University and the University of Medicine and Dentistry of New Jersey. He currently serves on the Editorial Advisory Board of Expert Opinion on Drug Delivery.

Jeff Patrick Pharm.D. currently serves as Director of Drug Development Institute at the Ohio State University Comprehensive Cancer Center. Dr. Patrick most recently serving as Chief Scientific Officer for New Haven Pharmaceuticals. Prior roles included global vice president of professional affairs at Mallinckrodt Pharmaceuticals, Inc.; and roles with ascending responsibilities at Dyax, Myogen/Gilead, Actelion and Sanofi-Synthelabo, Inc. Dr. Patrick is a residency-trained clinical pharmacist with approximately 20 years of pharmaceutical industry experience. He brings expertise in executive leadership, scientific and medical strategy, drug development and commercialization to the company. Prior to pursuing a career in research and development, Patrick was an ambulatory care clinical pharmacist at the University of Tennessee Medical Center and a clinical assistant professor of pharmacy at the University of Tennessee College of Pharmacy, where he earned his doctorate in pharmacy. He also completed the Wharton School of Business Pharmaceutical Executive Program. Dr. Patrick works for us on a part-time basis.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Gareth Sheridan serves as Chief Executive Officer and Serguei Melnik is serving as our Chairman and President. Our Chairman leads the Board of Directors in its discussions and has such other duties as are prescribed by the Board. As Chief Executive Officer, Mr. Sheridan is responsible for implementing the Company’s strategic and operating objectives and day-to-day decision-making related to such implementation.

The Board of Directors currently has three standing committees (audit, compensation, and nominating and corporate governance) that are chaired and composed entirely of directors who are independent under Nasdaq and SEC rules. Given the role and scope of authority of these committees, and that a majority of the members of the Board are independent, the Board of Directors believes that its leadership structure is appropriate. We select directors as members of these committees with the expectation that they will be free of relationships that might interfere with the exercise of independent judgement.

Our Board of Directors is our Company’s ultimate decision-making body, except with respect to those matters reserved to the stockholders. Our Board of Directors selects our senior management team, which is charged with the conduct of our business. Our Board of Directors also acts as an advisor and counselor to senior management and oversees its performance.

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is determined by our board of directors, subject to the terms of our certificate of incorporation and bylaws. Our board of directors currently consists of six members, four of which are independent directors.

Meetings

Our Board of Directors held three meetings and acted by written consent eight times during fiscal 2025.

Committees of the Board of Directors

The board of directors has created three committees — the audit committee, the compensation committee and the nominating and corporate governance committee. Each of the committees has a charter which meets the Nasdaq Stock Market requirements and is composed of three independent directors.

Audit Committee

The audit committee is comprised of Mr. Hamilton, as chairman, Mr. Bujoreanu and Irina Gram. We believe that Mark Hamilton qualifies as an “audit committee financial expert” under the rules of the Nasdaq Stock Market. The audit committee oversees, reviews, acts on and reports on various auditing and accounting matters to the board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices, all as set forth in our audit committee charter. The Audit Committee met three times in fiscal 2025.

Compensation Committee

The compensation committee is comprised of Irina Gram, Chairperson, Mr. Bujoreanu and Dr. Mancas. The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally as set forth in the audit committee charter. If so authorized by the board, the compensation committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee will not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee will consult with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss with the chief executive officer and other responsible officers the compensation policies for employees who are not officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers. The compensation committee members will consider the independence of such advisors before selecting or receiving advice from such advisors. The compensation committee met three times in fiscal 2025.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which is comprised of Dr. Mancas, Mark Hamilton and Mr. Bujoreanu, will identify, evaluate and recommend qualified nominees to serve on our board; develop and oversee our internal corporate governance processes, and maintain a management succession plan. The nominating and corporate governance committee met two times in fiscal 2025.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The Compensation Committee of our Board is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee of our Board oversees management of financial risks, under its charter it is to meet periodically and at least four times per year with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. The Nominating and Corporate Governance Committee of our Board is responsible for the management of risks associated with the independence of the Board members and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed about such risks.

Independent Directors

Five of our directors, Mark Hamilton, Radu Bujoreanu, Stefani Mancas, Irina Gram and Sergei Glinka, are independent directors based on the NASDAQ definition of independent director.

Family Relationships

There are no family relationships among our directors and executive officers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer who serves on our Board or compensation committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Conflicts of Interest

Certain conflicts of interest exist and may continue to exist between the Company and its officers and directors due to the fact that each has other business interests to which they devote their primary attention. Each officer and director may continue to do so notwithstanding the fact that management time should be devoted to the business of the Company.

Certain conflicts of interest may exist between the Company and its management, and conflicts may develop in the future. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company, its officers and directors or affiliated entities. There can be no assurance that management will resolve all conflicts of interest in favor of the Company, and conflicts of interest may arise that can be resolved only through the exercise by management their best judgment as may be consistent with their fiduciary duties. Management will try to resolve conflicts to the best advantage of all concerned.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes of ownership of such securities with the SEC. Dr. Smith, Dr. Patrick, Mr. Bujoreanu, and Ms. Gram have not yet filed their Form 3 reports. Gerald Goodman, who has filed Form 5’s to catch up on the Form 3 and Form 4’s due over the past three fiscal years. Mr. Goodman, Gareth Sheridan and Serguei Melnik filed late Form 4’s with respect to Form 4’s required to be filed for stock option compensation issuances for fiscal 2025. No other officer or director has filed any ownership reports.

ITEM 11. EXECUTIVE COMPENSATION

Executive Compensation

The table below shows the compensation for services in all capacities we paid during the years ended January 31, 2025 and 2024 to the individuals serving as our principal executive officers during the last completed fiscal year and our other two most highly paid executive officers at the end of the last completed fiscal year (whom we refer to collectively as our “named executive officers”);

Name and Principal Position	Year	Salary $	Bonus Awards $	Stock Awards $	Option/ Awards(1) $	Incentive Plan Compensation $	Nonqualified Deferred Earnings $	All Other Compensation $	Total $
Gareth Sheridan,	2025	150,000			203,368			5,000	358,368
CEO(1)	2024	150,000		38,000	82,110			25,000	285,110

Serguei Melnik	2025	150,000			203,368			5,000	358,368
President	2024	150,000			82,110			25,000	257,110

Alan Smith	2025	154,000			142,004			5,000	301,004
Chief Operating Officer	2024	154,000			42,720			5,000	201,720

Gerald Goodman	2025	110,000			147,584			5,000	262,584
Chief Financial Officer	2024	110,000			52,866			30,000	192,866

(1)

	Directors Compensation
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)		Non-Equity Incentive Plan Compensation’ ($) (e)	Change in Pension Value and NonQualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Mark Hamilton	$5,000	$—		$59,664	$—	$—	$—	$64,664
Radu Bujoreanu	$5,000	$—		$55,444	$—	$—	$—	$60,444
Stefani Mancas	$5,000	$—		$49,116	$—	$—	$—	$54,116
Irina Gram	$5,000	$—	$		$—	$—	$—	$5,000

Employment Agreements with Company Officers

The Company entered into a three-year employment agreement with Gareth Sheridan, our CEO, and Serguei Melnik, our President, effective February 1, 2022. The agreement also provides that the executives will continue as a director. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For their services to the Company during the term of the agreement, Mr. Sheridan and Mr. Melnik will receive an annual salary of $250,000 per annum, commencing on the effective date of the agreement. Mr. Sheridan and Mr. Melnik will also receive a performance bonus of 3.5% of net income before income taxes. As of July 31, 2022, the Company and Mr. Sheridan and Mr. Melnik mutually agreed to reduce their annual salary to $150,000.

Net Operating Profit Before Income Taxes	Performance Bonus
On the First $10 Million	3.5%
On the Next $40 Million	3.5%
On the Next $50 Million	3.0%
On all Amounts Over $100 Million	2.5%

Each of the Employment Agreements contains similar provisions for discharge for “cause”, including breach of the Employment Agreement or specified detrimental conduct by the employee, in which cases accrued compensation would payable as provided in the Employment Agreements. The Agreements also provide for termination by the executives for “good reason”, comprising events such as breach of the Agreement by the Company, assignment of duties inconsistent with the Executive’s position, , or in the event of a change in control of the Company. In the event of a termination by the Company without cause, or by the executive for “good reason”, the Company is required to pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

A.	the sum of (1) the executive’s annual minimum salary through the date of termination to the extent not theretofore paid, (2) any annual incentive payment earned by the executive for a prior period to the extent not theretofore paid and not theretofore deferred, (3) any annual performance bonus payment earned by the executive for a prior period to the extent not theretofore paid and not theretofore deferred,(4) any accrued and unused vacation pay and (5) any business expenses incurred by the executive that are unreimbursed as of the date of termination;5

B.	The product of (1) the performance bonus payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the date of termination occurs as of the date of termination, and the denominator of which is 365;

C.	the amount equal to the sum of (1) three (3) times the executive’s annual minimum salary; (2) one (1) times the performance bonus payment and (3) one (1) times the incentive payment;

D.	In the event executive is not fully vested in any retirement benefits with the Company from pension, profit sharing or any other qualified or non-qualified retirement plan, the difference between the amounts executive would have been paid if he or she had been vested on the date his/her employment was terminated and the amounts paid or owed to the executive pursuant to such retirement plans;

E.	The product of (1) the incentive payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the date of termination occurs as of the date of termination, and the denominator of which is 365; and

F.	If applicable, the present value of the amount equal to the sum of five (5) years’ Performance Bonus pay with such amount being calculated based on the Performance Bonus paid to the Employee the year prior to Termination.

In addition, all stock options and warrants outstanding as of the date of termination and held by the executive shall vest in full and become immediately exercisable for the remainder of their full term; all restricted stock shall no longer be restricted to the extent permitted by law, and the Company will use its best efforts, at its sole cost to register such restricted stock as expeditiously as possible.

Gross-up Reimbursement on Excise Taxes Paid by Employee on Certain Payments received from Company

The Employment Agreements of Mr. Sheridan and Mr. Melnik provide that, to the extent any payment under the Employment Agreement to the executive is subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the executive is entitled to a gross-up payment from the Company to reimburse the executive for additional federal, state and local taxes imposed on executive by reason of the excise tax and the Company’s payment of the initial taxes on such amount. The Company is also required to bear the costs and expenses of any proceeding with any taxing authority in connection with the imposition of any such excise tax.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning the beneficial ownership of the Company’s common Stock by each director, certain executive officers, by all directors and officers of the Company as a group as of June 20, 2025. In addition, the table provides information concerning the current beneficial owners, if any, known to the Company to hold more than five percent (5%) of the outstanding common stock of the Company.

The amounts and percentage of stock beneficially owned are reported based on regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after June 20, 2025. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities in which he has no economic interest. The percentage of common stock beneficially owned is based on 11,154,171 shares of common stock outstanding as of June 20, 2025.

Name and Address(1) of Beneficial Owner (Management and Directors)	Shares of Common Stock Owned Directly	Shares of Derivative Securities Owned Beneficially	Total Beneficial Ownership Including Option Grants	Percentage of Issued and Outstanding Common Stock
Gareth Sheridan	1,761,667	251,000	2,012,667	17.65%
Serguei Melnik(2)	820,418	251,000	1,071,418	9.39%
Stefani Mancas	16,625	31,583	48,208	0.43%
Mark Hamilton	17,208	34,500	51,708	0.46%
Radu Bujoreanu	15,750	35,333	51,083	0.46%
Irina Gram	1,167	18,000	19,167	0.17%
Dr. Jeff Patrick	36,612	226,000	262,612	2.31%
Alan Smith	41,908	149,334	191,242	1.69%
Gerald Goodman(3)	86,335	185,500	271,835	2.40%
Sergei Glinka(4)	825,000	1,650,000	2,475,000	19.33%
All officers and directors as a group (10 individuals)	3,622,690	2,832,250	6,454,940	54.29%
Other Beneficial Owners
Vitalie Botgros	3,087,272	2,108,228	5,195,500	39.1%

*	Less than One (1%) Percent.

(1)	The address for each director and officer, unless indicated otherwise, is c/o Nutriband, Inc., 121 South Orange Ave., Suite 1500, Orlando, FL 32801. The address for Vitalie Botgros is Rua das Ladieras 5, Porto Santo, Portugal 9400-131 for Jet Services and 1Apriliou, 47 Demetriou Bldg. 2,1st Floor, Flat/Office 12, 3117 Limassol, Cyprus.

(2)	Includes 29,167 shares owned by Mr. Melnik’s wife, as to which Mr. Melnik disclaims beneficial ownership, and 58,334 shares held under the UGMA for the benefit of his minor children.

(3)	Gerald Goodman holds 86,335 shares directly and has been granted three-year options under the Company’s Stock Option Plan to purchase an aggregate of 185,500 shares of common stock at exercise prices ranging from $1.93 per share to $7.34 per share.

(4)	Mr. Glinka purchased 825,000 shares of common stock and 1,650,000 warrants in Nutriband’s equity financing that was completed April 19, 2024. Mr. Glinka’s address is 13 Morfu Str., Matina Court FL 402, 3012 Limassol, Cyprus. The Company has no further information as to additional shares of common stock, if any, held by Mr. Glinka.

To our knowledge, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Independent Directors

Five of our directors, Sergei Glinka, Mark Hamilton, Radu Bujoreanu, Stefani Mancas and Irina Gram are independent directors based on the NASDAQ definition of independent director.

Issuance of Stock Options

1. The following table sets forth issuances of stock options expiring March 20, 2027 to certain officers and directors on March 20, 2024.

Date of Grant	Title and Amount(1)	Option Holder	Exercise Price
March 20, 2024	Option to purchase 97,500 shares of common stock.	Gareth Sheridan, Chief Executive Officer	$2.62 per share/NA
March 20, 2024	Option to purchase 97,500 shares of common stock.	Serguei Melnik, President	$2.62 per share/NA
March 20, 2024	Option to purchase 75,000 shares of common stock.	Gerald Goodman, Chief Financial Officer	$2.37 per share/NA
March 20, 2024	Option to purchase 70,000 shares of common stock.	Alan Smith, Chief Operating Officer	$2.37 per share/NA
March 20, 2024	Option to purchase 25,000 shares of common stock.	Jeff Patrick, Chief Scientific Officer	$2.37 per share/NA
March 20, 2024	Option to purchase 12,500 shares of common stock.	Dianna Mather	$2.37 per share/NA
March 20, 2024	Option to purchase 12,500 shares of common stock.	Oleg Buria, consultant	$2.37 per share/NA

2. The following table sets forth issuances of stock options expiring January 23, 2028 to certain officers and directors on January 23, 2025.

Date of Grant	Title and Amount(1)	Option Holder	Exercise Price
January 23, 2025	Option to purchase 29,333 shares of common stock.	Gareth Sheridan, Chief Executive Officer	$8.07 per share/NA
January 23, 2025	Option to purchase 29,333 shares of common stock.	Serguei Melnik, President	$8.07 per share/NA
January 23, 2025	Option to purchase 17,667 shares of common stock.	Gerald Goodman, Chief Financial Officer	$7.34 per share/NA
January 23, 2025	Option to purchase 17,667 shares of common stock.	Alan Smith, Chief Operating Officer	$7.34 per share/NA
January 23, 2025	Option to purchase 17,667 shares of common stock.	Jeff Patrick, Chief Scientific Officer	$7.34 per share/NA
January 23, 2025	Option to purchase 17,667 shares of common stock.	Dianna Mather, Chief Accountant	$7.34 per share/NA
January 23, 2025	Option to purchase 13,583 shares of common stock	Stefani Mancas, Director	$7.34 per share/NA
January 23, 2025	Option to purchase 15,333 shares of common stock.	Radu Bujoreanu, Director	$7.34 per share/NA
January 23, 2025	Option to purchase 17,667 shares of common stock	Patrick Ryan, Consultant	$7.34 per share/NA
January 23, 2025	Option to purchase 16,500 shares of common stock	Mark Hamilton, Director	$7.34 per share/NA

Investment by Director in the Company’s Private Equity Placement in Europe

On April 19, 2024, Sergei Glinka, who was elected to our Board of Directors on May 15, 2024, invested $3,300,000 in the Company’s $8,400,000 private equity financing with European investors. The offering consisted of 2,100,000 units (“Units”), at a price of $4.00 per Unit, each Unit consisting of one share of common stock and a Warrant to purchase two Shares of common stock (the “Warrants”). For his investment Mr. Glinka received 825,000 shares of common stock and Warrants to purchase 1,650,000 shares of common stock. The Warrants have an exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance. The offering was made solely to investors resident outside the United States and was not registered under the Securities Act pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 10,000,000 shares of preferred stock, par value $0.001 per share, none of which have been issued, and 291,666,666 shares of common stock, par value $0.001 per share, of which 11,154,171 shares are issued and outstanding. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock can elect all of our directors. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

The board of directors has broad powers to create one or more series of preferred stock and to designate the voting powers, designations, preferences, limitations, restrictions and relative rights of each series.

Warrants

Warrants Issued in the Public Offering

The following summary of certain terms and provisions of the warrants (“Warrants”) included in the Units offered sold in our October 1, 2021 public offering (“IPO”) is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and Equinity Trust Company, LLC, as warrant agent. As of June 20, 2025, 458,820 Warrants issued in the IPO have been exercised, with net proceeds to the Company of $2,954,561, and 957,980 Warrants are unexercised and outstanding.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder does not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Warrants is $6.43 per share, which is 120% of public offering price of the common stock adjusted for the August 12, 2022 forward stock split. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We were approved for listing of our common stock and the Warrants on The NASDAQ Capital Market under the symbols “NTRB,” and “NTRBW,” respectively.

Warrant Agent. The transfer agent for the common stock and warrant agent for the warrants is Equinity Trust Company, LLC (“Equiniti”), 6201 15th Ave, Brooklyn, NY 11219, telephone (800) 937-5449.

The Warrants have been issued in registered form under a warrant agent agreement between AST, as warrant agent, and us. The Warrants were initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by Delaware law.

Representative’s Warrants

As additional compensation to the underwriters in the public offering, upon consummation of our 2021 public offering, we issued to the designees of the underwriters warrants to purchase an aggregate of 123,200 shares of our common stock (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable, in whole or in part, and will expire on the fifth anniversary of the effective date of that registration statement.

Warrants Issued in Recent Private Offshore Financing

On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors (the “Offering”) of 2,100,000 units (“Units”), at a price of $4.00 per Unit, each Unit consisting of one share of common stock (“Shares”) and a warrant to purchase two shares of common stock (the “warrants”). The warrants are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance. In this Offering, 4,200,000 warrants were issued to the investors, which have an exercise price of $6.43, The Offering was made solely to investors resident outside the United States and was not registered under the Securities Act, or the securities laws of any jurisdiction, including any jurisdiction outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

Nevada Law Provisions Relating to Certain Transactions

Sections 78.378 through 78.3793 of the Nevada Revised Statutes contains voting limitations on certain acquisitions of control shares. Sections 78.411 through 78.444 contain restrictions of combinations with interested stockholders. The Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. In addition, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements.

Limitation on liability of officers and directors

Nevada law provides that subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by NRS Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Indemnification

Nevada law permits broad provisions for indemnification of officers and directors.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for the common stock and warrant agent for the warrants is Equiniti Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, telephone (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

We have 11,154,171 shares of common stock outstanding. Of these shares, approximately 7,531,481 shares are freely tradable, except that any shares purchased by our affiliates or by investors in the Company in a private offering may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, the shares beneficially owned by our officers and directors and by recent investors in the Company will be deemed “restricted securities” under the Securities Act.

Rule 144

Any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the three months of the date of sale, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

●	1% of the total number of shares of our common stock outstanding; or

●	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us. We estimate that approximately 7,531,481 shares of our common stock are eligible for sale under Rule 144.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

EXPERTS

Our financial statements included in this prospectus as of January 31, 2025 and 2024, have been included in reliance on the reports of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission maintains an Internet site which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission at the address: sec.gov.

NUTRIBAND INC.

January 31, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Nutriband Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nutriband Inc. and subsidiaries (“the Company”) as of January 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole, and we are not, by communicating the critical matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

Critical Audit Matter Description

As described in note 2 to the consolidated financial statements, the Company tests goodwill for impairment annually at the reporting unit level, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Reporting units are tested for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, an impairment loss is recorded based on the difference between the fair value and carrying amount, not to exceed the associated carrying amount of goodwill. The Company utilized a third-party valuation specialist to assist in the preparation of the impairment assessment related to the Active Intelligence reporting unit which had a goodwill balance of approximately $3.3 million prior to the impairment assessment. The Company’s annual impairment test occurred on January 31, 2025 and resulted in full impairment of this goodwill balance associated with the Active Intelligence reporting unit.

We identified the evaluation of the impairment analysis for goodwill related to the Active Intelligence reporting unit as a critical audit matter because of the significant estimates and assumptions management or the third-party valuation specialist used in the discounted cash flow analysis and the valuation of the reporting unit for determining the fair value of the reporting unit. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

●	Testing management’s process for developing the fair value of the Active Intelligence reporting unit.

●	Evaluating whether the valuation technique (discounted cash flow model) applied was appropriate.

●	Evaluating the appropriateness of the discounted cash flow model utilized by the Company.

●	Testing the completeness and accuracy of underlying data used in the fair value estimate.

●	Evaluating the significant assumptions provided by management related to revenues, EBITDA, income taxes, long term growth rate, and discount rate to discern whether they are reasonable considering (i) the current and past performance of the entity; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

●	Professionals with specialized skill and knowledge were utilized by the Firm to assist in the evaluation of the discounted cash flow model.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2016.

Draper, UT

April 28, 2025

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,
ASSETS	2025	2024

CURRENT ASSETS:
Cash and cash equivalents	$4,311,719	$492,942
Accounts receivable-net	73,847	148,649
Inventory	212,041	168,605
Prepaid expenses	196,658	211,667
Total Current Assets	4,794,265	1,021,863

PROPERTY & EQUIPMENT-net	695,063	774,924

OTHER ASSETS:
Goodwill	1,719,535	5,021,713
Operating lease right of use asset	-	31,374
Intangible assets-net	261,092	667,280

TOTAL ASSETS	$7,469,955	$7,517,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$698,821	$680,132
Deferred revenue	155,880	157,502
Operating lease liability-current portion	-	34,276
Notes payable-current portion	128,144	127,183
Total Current Liabilities	982,845	999,093

LONG-TERM LIABILITIES:
Note payable-net of current portion	58,205	79,826
Total Liabilities	1,041,050	1,078,919

Commitments and Contingencies	-	-

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- outstanding	-	-
Common stock, $.001 par value, 291,666,666 shares authorized; 11,107,210 and 8,869,870 shares issued at January 31, 2025 and 2024, respectively,
11,074,810 and 8,859,870 shares outstanding as of January 31, 2025 and 2024, respectively	11,075	8,860
Additional paid-in-capital	45,029,317	34,442,339
Accumulated other comprehensive loss	(304)	(304)
Treasury stock, 32,400 and 10,000 shares at cost, as of January 31, 2025 and 2024, respectively	(148,547)	(32,641)
Accumulated deficit	(38,462,636)	(27,980,019)
Total Stockholders’ Equity	6,428,905	6,438,235

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,469,955	$7,517,154

See accompanying notes to the consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	January 31,
	2025	2024

Revenue	$2,139,537	$2,085,314

Costs and expenses:
Cost of revenues	1,396,220	1,223,209
Research and development	3,119,134	1,960,425
Goodwill and intangibles impairment	3,595,216	-
Selling, general and administrative	4,313,810	3,773,606
Total Costs and Expenses	12,424,380	6,957,240

Loss from operations	(10,284,843)	(4,871,926)

Other income (expense):
Interest income	191,669	16,850
Loss on extinguishment of debt	(368,036)	(554,423)
Interest expense	(21,407)	(75,815)
Total other income (expense)	(197,774)	(613,388)

Loss before provision for income taxes	(10,482,617)	(5,485,314)

Provision for income taxes	-	-

Net loss	$(10,482,617)	$(5,485,314)

Net loss per share of common stock-basic and diluted	$(0.99)	$(0.69)

Weighted average of common shares outstanding
- basic and diluted	10,607,477	7,954,105

See accompanying notes to the consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Year Ended January 31, 2025

					Accumulated
		Common Stock		Additional	Other
	Total	Number of shares	Amount	Paid In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock
Balance, February 1, 2024	$6,438,235	8,859,870	$8,860	$34,442,339	$(304)	$(27,980,019)	$(32,641)
Proceeds from sale of common stock and warrants	8,400,000	2,100,000	2,100	8,397,900.00
Issuance of common stock and warrants for note payable	672,958	76,230	76.00	672,882.00
Treasury stock and warrants issued for services	133,350	10,000	10	100,699			32,641
Options issued for services	1,408,935	-	-	1,408,935	-	-	-
Purchase of treasury stock	(148,547)	(32,400)	(32)	32			(148,547)
Exercise of warrants	6,591	61,110	61	6,530
Net loss	(10,482,617)	-	-	-	-	(10,482,617)	-
Balance, January 31, 2025	$6,428,905	11,074,810	$11,075	$45,029,317	$(304)	$(38,462,636)	$(148,547)

Year Ended January 31, 2024

					Accumulated
		Common Stock		Additional	Other
	Total	Number of shares	Amount	Paid In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock
Balance, February 1, 2023	$8,572,990	7,833,150	$7,833	$31,092,807	$(304)	$(22,494,705)	$(32,641)
Warrants issued for services	242,840	-	0	242,840	-	-	-
Options issued for services	499,856	-	0	499,856	-	-	-
Issuance of common stock for note payable and interest	2,607,863	1,026,720	1,027	2,606,836	-	-	-
Net loss	(5,485,314)	-	-	-	-	(5,485,314)	-
Balance, January 31, 2024	$6,438,235	8,859,870	$8,860	$34,442,339	$(304)	$(27,980,019)	$(32,641)

See accompanying notes to the consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	January 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(10,482,617)	$(5,485,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	285,054	287,722
Operating lease expense	31,374	31,380
Loss on extinguishment of debt	368,036	554,423
Reserve for doubtful accounts	-	118,365
Goodwill and intangibles impairment	3,595,216	-
Stock-based compensation-warrants	133,350	242,840
Stock-based compensation-options	1,408,935	499,856
Changes in operating assets and liabilities:
Accounts receivable	74,802	(153,969)
Prepaid expenses	15,009	154,258
Inventories	(43,436)	60,730
Deferred revenue	(1,622)	(5,401)
Operating lease liability	(34,276)	(31,292)
Accounts payable and accrued expenses	23,611	198,893
Net Cash Used In Operating Activities	(4,626,564)	(3,527,509)

Cash flows from investing activities:
Purchase of equipment	(92,043)	(51,761)
Net Cash Used in Investing Activities	(92,043)	(51,761)

Cash flows from financing activities:
Proceeds from note payable-related party	300,000	2,000,000
Proceeds from secured borrowing liability	-	106,528
Proceeds from sale of common stock and exercise of warrants	8,406,591	-
Payment on note payable	(20,660)	(19,756)
Purchase of treasury stock	(148,547)	-
Net Cash Provided by Financing Activities	8,537,384	2,086,772

Net change in cash	3,818,777	(1,492,498)

Cash and cash equivalents - Beginning of period	492,942	1,985,440

Cash and cash equivalents - End of period	$4,311,719	$492,942

Supplementary information:

Cash paid for:
Interest	$5,631	$7,352

Income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Cashless conversion of warrant	$60	$-

Debt settlement issued by the issuance of common stock and warrants	$672,958	$-

Issuance of common stock for extinguishment of debt	$-	$2,607,863

See accompanying notes to the consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

as of and for the Years Ending January 31, 2025 and 2024

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Nutriband Inc. (the “Company”) is a Nevada corporation, incorporated on January 4, 2016. In January 2016, the Company acquired Nutriband Ltd, an Irish company which was formed by the Company’s chief executive officer in 2012 to enter the health and wellness market by marketing transdermal patches. References to the Company relate to the Company and its subsidiaries unless the context indicates otherwise.

On August 1, 2018, the Company acquired 4P Therapeutics LLC (“4P Therapeutics”) for $2,250,000, consisting of 250,000 shares of common stock, valued at $1,850,000, and $400,000, and a royalty of 6% on all revenue generated by the Company from the abuse deterrent intellectual property that had been developed by 4P Therapeutics payable to the former owner of 4P Therapeutics. The former owner of 4P Therapeutics was a director of the Company from April 2018, when the Company entered into an agreement to acquire 4P Therapeutics until he resigned as a director in January 2022.

4P Therapeutics is engaged in the development of transdermal pharmaceutical products. With the acquisition of 4P Therapeutics, 4P Therapeutics’ drug development business became the Company’s principal business. The primary focus of the business is to incorporate the Company’s Aversa abuse deterrent technology into transdermal patches containing already approved drugs. Although these drugs are already approved, the Company needs to conduct a product development program which will include the preclinical and clinical trials that are necessary to receive FDA approval before we can market any of our pharmaceutical products.

On August 25, 2020, the Company formed Pocono Pharmaceuticals Inc. (“Pocono Pharmaceuticals”), a wholly owned subsidiary of the Company. On August 31, 2020, the Company acquired certain assets and liabilities associated with the Transdermal, Topical, Cosmetic, and Nutraceutical businesses of Pocono Coated Products LLC (“PCP”). The net assets were contributed to Pocono Pharmaceuticals. Included in the transaction, Pocono Pharmaceuticals also acquired 100% of the membership interests of Active Intelligence LLC (“Active Intelligence”).

Pocono Pharmaceuticals is a coated products contract development and manufacturing organization that supports their customers with product design, development and manufacturing services. Pocono Pharmaceuticals has specialized expertise and state-of-the-art manufacturing capabilities for topical, transdermal and kinesiology tape products. Active Intelligence manufactures activated kinesiology tape for customers in the sports and physical markets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s condensed financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved, and management has the proper authority to execute them within the look-forward period.

As of January 31, 2025, the Company had cash and cash equivalents of $4,311,719 and working capital of $3,811,420. For the year ended January 31, 2025, the Company incurred a net loss from operations of $10,284,843 and used cash flow from operations of $4,626,564. The Company has generated operating losses since its inception and has relied on sales of securities and the issuance of third-party and related-party debt to support cash flow from operations. The Company has used these proceeds to fund operations and will continue to use the funds as needed. In March 2023, the Company entered into a three-year $2,000,000 Credit Line Note facility with a related party, amended on July 13, 2023, to $5,000,000, which will permit the Company to draw down on the credit line to fund the Company’s research and development of its Aversa product. On April 19, 2024, the Company received proceeds of $8,400,000 from equity financing with European investors.

Management has prepared estimates of operations for the next twelve months and believes that sufficient funds will be generated from operations to fund its operations for one year from the date of the filing of these condensed consolidated financial statements, which indicates improved operations and the Company’s ability to continue operations as a going concern.

Management believes the substantial doubt about the ability of the Company to continue as a going concern is alleviated by the above assessment.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. The operations of 4P Therapeutics are included in the Company’s financial statements from the date of acquisition of August 1, 2018, and the acquired operations of Pocono Coated Products and Active Intelligence are included in the Company’s financial statements from the date of acquisition of September 1, 2020, under Pocono Pharmaceuticals Inc. The wholly owned subsidiaries are as follows:

Nutriband Ltd.

4P Therapeutics LLC

Pocono Pharmaceuticals Inc.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Types

The following is a description of the Company’s revenue types, which include professional services and sale of goods:

●	Contract development and manufacturing services for consumer health transdermal, topical and tape products with revenues listed under sale of goods.

●	Product revenues derived from the sale of the Company’s consumer transdermal, topical and tape products with sales listed under sale of goods.

●	Contract research and development services for pharmaceutical and medical device life sciences customers with revenues listed under services.

Contracts with Customers

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Contract Liabilities

Deferred revenue is a liability related to a revenue producing activity for which revenue has not been recognized. The Company records deferred revenue when it receives consideration from a contract before achieving certain criteria that must be met for revenue to be recognized in conformity with GAAP.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. The Company’s performance obligations include providing products and professional services in the area of research. The Company recognizes product revenue performance obligations in most cases when the product has shipped to the customer. When we perform professional service work, we recognize revenue when we have the right to invoice the customer for the work completed, which typically occurs over time on a monthly basis for the work performed during that month.

All revenue recognized in the income statement is considered to be revenue from contracts with customers.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by type and by geographical location. See the tables:

	Years Ending January 31,
	2025	2024
Revenue by type
Sale of goods	$2,139,537	$1,920,280
Services	-	165,034
Total	$2,139,537	$2,085,314

	Years Ending January 31,
	2025	2024
Revenue by geographic location:
United States	$2,139,537	$2,085,314
Foreign	-	-
	$2,139,537	$2,085,314

Cash and cash equivalents.

Cash and cash equivalents include cash on hand and cash on deposit in money market accounts. The Company considers short-term highly liquid investments with an original maturity date of three months or less that are not part of an investment pool to be cash equivalents. As of January 31, 2025, the Company had $3,804,000 that exceeded federally insured cash balance limits.

Accounts receivable

Trade accounts receivables are recorded at the net invoice value and are not interest bearing. The Company maintains allowances for doubtful accounts for estimated losses from the inability of its customers to make the required payments. The Company determines its allowances by both specific identification of customer accounts where appropriate and the application of historical loss to non-applicable accounts. For the years ended January 31, 2025, and 2024, the Company recorded bad debt expenses of $1,200 and $11,836, respectively, for doubtful accounts related to accounts receivable. During the year ended January 31, 2024, the Company entered into an accounts receivable sale agreement for one of its subsidiaries. The Company received $106,528 in funds against an account receivable that is currently a claim in bankruptcy. The net accounts receivable remain on the books of the Company and a corresponding amount has been included as a secured borrowing liability under Notes payable. As of January 31, 2025, the receivable has been reserved in full. If the bankruptcy claim is not paid in full by the debtor, Company is obligated to pay any difference to the factor. The loan bears interest at 10%. The Company adopted ASU 2016-13 during 2013 and implemented the guidance on expected credit losses.

Inventories

Inventories are valued at the lower of cost and reasonable value determined using the first-in, first-out (FIFO) method. Net realized value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The cost of finished goods and work in process is comprised of material costs, direct labor costs and other direct costs and related production overheads (based on normal operating capacity). As of January 31, 2025, total inventory was $212,041, consisting of work-in-process of $46,255, finished goods of $16,609 and raw materials of $149,177. As of January 31, 2024, total inventory was $168,605, consisting of work-in-process of $7,466, finished goods of $8,707 and raw materials of $152,432.

Property, Plant and Equipment

Property and equipment represent an important component of the Company’s assets. The Company depreciates its plant and equipment on a straight-line basis over the estimated useful life of the assets. Property, plant and equipment is stated at historical cost. Expenditures for minor repairs, maintenance and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. All major additions and improvements are capitalized. Depreciation is computed using the straight-line method. The lives over which the fixed assets are depreciated range from 3 to 20 years as follows:

Lab Equipment	5-10 years
Furniture and fixtures	3-5 years
Machinery and equipment	5-20 years

Intangible Assets

Intangible assets include trademarks, intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisitions has also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Trademarks, Intellectual property and customer base are being amortized over their estimated useful lives of ten years. During the year ending January 31, 2025, the Company recorded an impairment charge of $293,038 to its Intellectual property.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually on January 31, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceeds their fair value. The Company does not amortize goodwill in accordance with ASC 350. In connection with the Company’s acquisition of 4P Therapeutics LLC in 2018, the Company recorded Goodwill of $1,719,235. On August 31, 2020, in connection with the Company’s acquisition of Pocono Coated Products LLC and Active Intelligence LLC, the Company recorded Goodwill of $5,810,640. During the years ending January 31, 2025 and 2024, the Company recorded an impairment charge of $3,302,478 and $-0-, respectively, reducing the Active Intelligence LLC Goodwill to $-0-. As of January 31, 2025 and 2024, Goodwill amounted to $1,719,535 and $5,021,713, respectively.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related book value.

Earnings per Share

Basic earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of shares issuable upon the exercise of outstanding options and common stock purchase warrants. As of January 31, 2025, and 2024, there were 6,920,641 and 2,157,873 common stock equivalents outstanding, that were not included in the calculation of dilutive earnings per share as their effect would be anti-dilutive.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services, and, since February 1, 2019, non-employees, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). As of February 1, 2019, pursuant to ASC 2018-07, ASC 718 was applied to stock-based compensation for both employees and non-employees.

Business Combinations

The Company recognizes the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the accounting literature. In accordance with this guidance, acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred. That replaces the cost-allocation process detailed in previous accounting literature, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance.

The Company applies the guidance for right-of-use accounting for all leases and records the operating lease liabilities on its balance sheet. The Company completed the necessary changes to its accounting policies, processes, disclosure and internal control over financial reporting.

Research and Development Expenses

Research and development costs are expensed as incurred.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States and Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more likely than not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was determined that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosure” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period. The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability. ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as follows:

Level 1	-Observable inputs such as quoted market prices in active markets.

Level 2	-Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3	-Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of the Company’s financial instruments, including accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue approximate their fair value due to the short maturities of these financial instruments.

Recent Accounting Standards

The Company has reviewed all other FASB-issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. The Company has carefully considered the new pronouncements that alter previous GAAP and does not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management and certain standards are under consideration.

3.	PROPERTY AND EQUIPMENT

	January 31,
	2025	2024
Lab equipment	$144,585	$144,585
Machinery and equipment	1,384,432	1,292,389
Furniture and fixtures	19,643	19,643
	1,548,660	1,456,617
Less: Accumulated depreciation
	(853,597)	(681,693)
Net Property and Equipment	$695,063	$774,924

Depreciation expenses amounted to $171,903 and $174,572 for the years ending January 31, 2025, and 2024, respectively. During the years ending January 31, 2025, and 2024, depreciation expenses of $127,888 and $131,360, respectively, have been allocated to the cost of goods sold.

4.	NOTES PAYABLE

Notes Payable

Active Intelligence, entered into an agreement with the Carolina Small Business Development Fund for a line of credit of $160,000 due October 16, 2028, with interest of 5% per year. The amount assumed was $139,184. The loan requires monthly payments of principal and interest of $1,697. During the year ending January 31, 2025, the Company made $16,117 of principal payments. As of January 31, 2025, the amount due was $69,132, of which $16,953 is current. As of January 31, 2024, the amount due was $85,249.

On April 3, 2022, the Company entered into a retail installment agreement for the purchase of an automobile. The contract price was $32,274, of which $22,795 was financed. The agreement is for five years bearing interest at 2.95% per annum with payments of $410 per month. The loan is secured by automobile. As of January 31, 2025, the amount due was $10,689 of which $4,663 is current. As of January 31, 2024, the amount due was $15,232.

Note payable-related party.

On July 17, 2023, the Company entered an amended Credit Line Note agreement, for an increased $5,000,000 credit line facility to the Company entered on March 17, 2023. Outstanding advances under the Note bears interest at 7% per annum. The promissory note is due and payable in full on March 19, 2026. Interest is payable annually on December 31 of each year during the term of the note. The Company received advances of $300,000 during the nine months ending October 31, 2024. On May 15, 2024, the Company agreed to convert the $300,000 debt. The conversion was made pursuant to the terms of a Conversion Agreement, which provided the conversion of $300,000 of principal and $4,922 of accrued interest. The Company issued 76,230 shares of common stock and 152,460 warrants exercisable at $6.43 per share, resulting in a $368,036 loss on extinguishment. As of January 31, 2025, the balance due was $-0-. The Company recorded interest expense of $4,163 and $60,453 for the years ending January 31, 2025, and 2024, respectively.

Secured borrowing liability.

On July 19, 2023, the Company entered into an accounts receivable sale agreement for one of its subsidiaries in connection with a bankruptcy claim. The Company received $106,528 and recorded the transaction as a secured loan payable against the account receivable. The sale of the account receivable balance was to an outside third party, whereby if the bankruptcy court does not pay the balance in full, the Company will owe back the unpaid portion. The loan is classified as a current liability as the Company expects the bankruptcy will be resolved in the next twelve months. The loan bears interest at 10%. For the years ending January 31, 2025, and 2024, the Company recorded an interest expense of $10,482 and $5,470, respectively.

Interest expenses for the years ending January 31, 2025, and 2024, were $21,407 and $75,815, respectively.

5.	INCOME TAXES

The Company adopted the provisions of ASC 740, “Income Taxes, (“ASC 740”). As a result of the implementation of ASC 740, the Company recognized no adjustment in the net liability for unrecognized income tax benefits. The Company believes there are no potential uncertain tax positions, and all tax returns are correct as filed. Should the Company recognize a liability for uncertain tax positions, the Company will separately recognize the liability for uncertain tax positions on its balance sheet. Included in any liability or uncertain tax positions, the Company will also setup a liability for interest and penalties. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes.

There is no U.S. tax provision due to losses from U.S. operations for the years ending January 31, 2025 and 2024. Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities. The principal item giving rise to deferred taxes is the net operating loss carryforward in the U.S. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has set up a valuation allowance for losses for certain carryforwards that it believes may not be realized.

The provision for income taxes consists of the following:

Years Ending January 31,
	2025	2024
Current
Federal	$-	$-
Foreign	-	-

Deferred
Federal	-	-
Foreign	-	-

A reconciliation of taxes on income computed at the federal statutory rate to amounts provided is as follows:

	Years Ending January 31,
	2025	2024
Book Income (loss from operations)	$(2,201,350)	$(1,151,916)
Common stock issued for services	323,880	155,966
Impairment expense	754,996	-
Unused operating losses	1,122,474	995,950
Income tax expense	$-	$-

As of January 31, 2025, the Company recorded a deferred tax asset associated with a net operating loss (“NOL”) carryforward of approximately $21,000,000 that was fully offset by a valuation allowance due to the determination that it was more likely than not that the Company would be unable to utilize those benefits in the foreseeable future. The Company’s NOL expires in 2041. The tax effect of the valuation allowance increased by approximately $2,200,000 during the year ending January 31, 2025. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) significantly revised U.S. corporate income tax law by, among other things, reducing the corporate rate from 34% to 21%. Because the Company recognizes a valuation allowance for the entire balance, there is no net impact on the Company’s balance sheet or results of operations.

The types of temporary differences between tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability and deferred tax asset and their approximate tax effects are as follows:

	January 31,
	2025	2024
Net operating loss carryforward (expire through 2041)	$(4,435,172)	$(3,312,698)
Stock issued for services	(1,779,728)	(1,455,848)
Intangible impairment expense	(1,806,709)	(1,051,714)
Valuation allowance	8,021,609	5,820,260
Net deferred taxes	$-	$-

6.	INTANGIBLE ASSETS

As of January 31, 2025, and 2024, intangible assets consisted of intellectual property and trademarks, customer base, and license agreement, net of amortization, as follows:

	January 31,
	2025	2024
Customer base	$214,940	$314,100
Intellectual property and trademarks	623,822	817,400

Total	838,462	1,131,500
Less: Accumulated amortization	(577,370)	(464,220)
Net Intangible Assets	$261,092	$667,280

Amortization expenses for the years ending January 31, 2025, and 2024 amounted to $113,150 and $113,150, respectively. During the year ending January 31, 2025, the Company recorded an impairment charge of $298,038 to its Intellectual property.

Year Ended January 31,	Total
2026	$60,666
2027	60,666
2028	60,666
2029	41,736
2030	33,218
2031 and thereafter	4,142
$261,092

7.	RELATED PARTY TRANSACTIONS

Activity during the year ended January 31, 2025

a)	During the year ended January 31, 2025, options to purchase 689,584 shares of common stock were issued to executives and employees of the Company at a price of $2.37 and $8.08 per share. The options vest immediately and expire in three years. The fair value of the options issued amounted to $1,408,935 and were expensed during the year ending January 31, 2025.

b)	On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors which included two related parties. The two related parties invested a total of $6,420,000 and received 1,605,000 shares of common stock and warrants to purchase 3,210,000 shares of common stock @ $6.43 per share. See Note 8 for further information.

c)	During the year ending January 31, 2025, the Company received $300,000 from the credit line facility with TII Jet Services LDA. On May 15, 2024, the Company converted the debt and accrued interest into 76,230 shares of common stock and issued 152,460 warrants to the lender. See Note 4 for further information.

d)	On June 5, 2024, the Company’s Chief Financial Officer exercised 87,500 warrants as a cashless conversion and was issued 60,085 shares of common stock.

Activity during the year ended January 31, 2024

a)	On February 1, 2023, options to purchase 30,000 shares of the Company’s common stock were issued to an executive of the Company at a price of $3.975 per share. The options vest immediately and expire in three years. The fair value of the options issued for services amounted to $75,030 and was expensed during the year ending January 31, 2024.

b)	On July 17, 2023, the Company entered into an amended Credit Line Note facility with TII Jet Services, LDA, a shareholder of the Company, for a credit facility of $5,000,000 replacing the $2,000,000 facility with the same lender that the Company entered into on March 17, 2023. See Note 4 for further information. TII Jet Services LDA is owned 100% by a shareholder of the Company. During the year ending January 31, 2024, the Company received $2,000,000 from the credit facility. In December 2023, TII Jet Services LDA converted the balance of credit facility of $2,000,000 and $53,436 of accrued interest into 1,036,520 shares of the Company’s common stock.

c)	In September and October 2023, options to purchase 374,500 shares of common stock were issued to executives and directors of the Company at a price of $1.93, $2.12 and $2.65 per share. The options vest immediately and expire in three years. The fair value of the options issued amounted to $424,826 and was expensed during the year ending January 31, 2024.

d)	On October 31, 2023, warrants to purchase 87,500 shares of the Company’s common stock were issued to the Company’s Chief Financial Officer at a price of $1.93 per share. The warrant expires in three years. The fair value of the warrants issued amounted to $93,450 and were expensed during the year ending January 31, 2024.

8.	STOCKHOLDERS’ EQUITY

Preferred Stock

On January 15, 2016, the board of directors of the Company approved a certificate of amendment to the articles of incorporation and changed the authorized capital stock of the Company to include and authorize 10,000,000 shares of Preferred Stock, par value $0.001 per share.

On May 24, 2019, the board of directors created a series of preferred stock consisting of 2,500,000 shares designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”). On June 20, 2019, the Series A preferred Stock was terminated, and the 2,500,000 shares were restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the board of directors.

Common Stock

On June 25, 2019, the Company effected a one-for-four reverse stock split, pursuant to which each outstanding share of common stock was changed into 0.25 shares of common stock, and the Company decreased its authorized common stock in the same ratio from 100,000,000 to 25,000,000 shares.

On January 27, 2020, the Company amended its Articles of Incorporation to increase its authorized common shares from 25,000,000 authorized shares to 250,000,000 authorized shares.

On July 26, 2022, the Board of Directors of the Company approved a 7-for-6 forward stock split, effective for trading purposes as of August 12, 2022, pursuant to which each shareholder as of the August 15, 2022 record date received one (1) additional share for each six (6) shares held as of the record date. Pursuant to the operation of the amendment providing for the forward stock split filed with the Secretary of State of Nevada on August 4, 2022, the authorized common stock of the Company was increased from 250,000,000 shares to 291,666,666 shares in connection with the forward split.

Activity during the Year Ending January 31, 2025

(a)	As of January 31, 2025, the Company holds 32,400 shares of treasury stock. On September 10, 2024, 10,000 shares of treasury stock held by the Company were issued to an investor relations firm for services rendered. The Company recorded an expense of $38,700 during the year ending January 31, 2025, in connection with the transaction. During the year ending January 31, 2025, the Company purchased 32,400 shares of treasury stock for $148,547.

(b)	On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors (the “Offering”) of 2,100,000 units (“Units”), at a price of $4.00 per Unit, consisting of one share of common stock (“Shares”) and a Warrant to purchase two Shares of common stock, the Warrant having an exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance (“Warrants”). The offering was made solely to investors residing outside the United States and was not registered under the Security Act of 1933, as amended, (the “Security Act”), or the security law of any jurisdiction, including outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

(c)	On May 15, 2024, the Company agreed to convert $300,000 of debt and $4,922 of accrued interest under the Credit Line Note agreement. The conversion was made pursuant to the terms of a Conversion Agreement, which provided the conversion of the debt and accrued interest. The Company issued 76,230 shares of common stock and 152,460 warrants exercisable at $6.43 per share resulting in a loss on settlement of $368,036.

(d)	On June 5, 2024, the Company’s Chief Financial Officer exercised 87,500 warrants as a cashless conversion and the Company issued 60,085 shares of common stock.

(e)	During the year ending January 31, 2025, the Company received $6,591 from the exercise of warrants and issued 1,025 shares of common stock.

Activity during the Year Ending January 31, 2024

(a)	As of January 31, 2024, the Company held 10,000 of its shares comprising $32,641 of treasury stock. There was no activity during the year ending January 31, 2024.

(b)	In December 2023, TII Jet Services LDA converted $2,000,000 of its outstanding credit facility and $53,436 of accrued interest into 1,026,720 shares of the Company’s common stock. The fair value of the common stock at the date of issuance was $2,554,423, resulting in a $554,423 loss on extinguishment.

9.	OPTIONS and WARRANTS

Warrants

On March 7, 2023, the Company issued 30,000 warrants to purchase the Company’s common shares to Barandnic Holdings Ltd. for services provided. The warrants are exercisable at a price of $4.00 per share and expire five years from the date of issuance. On October 27, 2023, the Company issued 145,833 warrants to purchase the Company’s common shares to management (87,500 warrants were issued to the Chief Financial Officer) and non-employees of the Company. The warrants are exercisable at a price of $1.93 per share and expire in three years from the date of issuance. These warrants replace previously issued warrants that have now been cancelled. The Company used the Black-Scholes valuation model to record the fair value. The valuation model used a dividend rate of 0%; expected term of 1.5 years; volatility rates of 152.10-174.45%; and a risk-free rate of 4.31%-4.84%. Non-cash compensation for the year ending January 31, 2024, amounted to $242,840.

On April 19, 2024, in connection with a private placement of the Company’s common stock, the Company issued 4,200,000 warrants. The warrants are exercisable at a price of $6.43 per share and expire five years from the date of issuance.

On May 15, 2024, the Company issued 152,460 warrants in connection with extinguishment of debt of $300,000 and accrued interest. The warrants are exercisable at a price of $6.43 per share and expire five years from the date of issuance. Non-cash expense of $390,145 is included in loss on extinguishment of debt.

On June 5, 2024, the Company’s Chief Financial Officer exercised 87,500 warrants as a cashless conversion and the Company issued 60,085 shares of common stock.

On September 10, 2024, the Company issued 50,000 warrants to an investor relations firm. The warrants are exercisable at a price of $4.00 per share and expire three years from the date of issuance. The Company recorded a non-cash expense of $94,650 during the year ending January 31, 2025. The agreement is for twelve months and includes the issuance of 10,000 treasury shares and monthly payments of $12,500. The warrants and shares vest immediately and because they are non-forfeitable, the expense was recognized immediately. The Company cancelled the warrants as of January 31, 2025.

Non-cash compensation for the year ending January 31, 2025, amounted to $484,975.

The Company used the Black Scholes valuation model to record fair value of the value of the warrants issued during the year ending January 31, 2025. The valuation model used a dividend rate of 0%; expected terms of 1.5-2.5 years; volatility rates of 105.98%-145.05%; and risk-free rates of 3.65%-4.45%.

The following table summarizes the changes in the warrants outstanding and the related price of the shares of the common stock issued to non-employees of the Company during the year ending January 31, 2025.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, January 31, 2023	1,307,671	$6.43	3.34 years	$-
Granted	175,833	2.28	2.97 years	-
Expired/Cancelled	(200,466)	6.33	-	-
Exercised	-	-	-	-
Outstanding, January 31, 2024	1,283,038	5.88	2.97 years	-
Granted	4,402,460	6.40	4.72 years	-
Expired/Cancelled	(50,000)	4.00	-	-
Exercised	(88,525)	1.98	-	-
Outstanding- January 31, 2025	5,546,973	$6.37	3.68 years	$10,626,018
Exercisable - January 31, 2025	5,546,973	$6.37	3.68 years	$10,626,018

The following table summarizes additional information relating to the warrants outstanding as of January 31, 2025:

Range of Exercise	Number	Remaining Contractual	Exercise Price for Shares	Number	Exercise Price for Shares	Intrinsic
Prices	Outstanding	Life (Years)	Outstanding	Exercisable	Exercisable	Value
$1.93	58,333	1.74	$1.93	58,333	$1.93	$370,988
$4.00	30,000	3.10	$4.00	30,000	$4.00	$128,700
$6.43	5,433,640	3.71	$6.43	5,433,640	$6.43	$10,106,570
$7.50	25,000	2.77	$7.50	25,000	$7.50	$19,760
	5,546,973		$6.37	5,546,973	$6.37	$10,626,018

Options

On November 1, 2021, the Board of Directors adopted the 2021 Employee Stock Option Plan (the “Plan”). The Company has reserved 408,333 shares for issuance and sale upon the exercise of stock options. In accordance with the Plan, on February 1, 2022, the Company reserved an additional 233,333 shares and on February 1, 2023, the Company reserved an additional 233,333 shares. The options vest immediately and expire in three years. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options (“ISO’s”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not (“non-ISO’s”) intended to qualify as Incentive Stock Options thereunder. The Plan also provides for restricted stock awards representing shares of common stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board of Directors, or the committee administering the Plan composed of directors who qualify as “independent” under Nasdaq rules, may determine. On November 3, 2021, the Company filed a Registration Statement on Form S-8, to register under the Securities Act of 1933, as amended the 408,333 shares of common stock reserved for issuance under the Plan.

On March 20, 2024, our Board of Directors adopted an amendment to the Company’s Employee Stock Option Plan (the “Plan”) increasing the number of shares of common stock subject to the Plan (as of March 20, 2024, 875,000 shares) to 1,400,000 shares (the “Amendment”). The Company submitted the Amendment to the Plan to our stockholders for adoption and approval at the 2025 Annual Meeting. The Amendment was approved by the stockholders on January 23, 2025. As of January 31, 2025, 26,332 shares remain available for issuance of options under the Plan.

During the year ending January 31, 2025, 689,584 options to purchase shares of the Company’s common stock were issued to executive officers and employees at prices of $2.37- $8.07 per share. The options vest immediately and expire three years from the date of issuance. The fair value of the options issued for services amounted to $1,408,935 and were recorded during the year ending January 31, 2025. The Company used the Black-Scholes valuation model to record the fair value. The valuation model used a dividend rate of 0%; expected term of 1.5 years; volatility rate of 97.83%-114.86%; and a risk-free rate of 4.00%-4.87%.

During the year ended January 31, 2024, 404,500 options to purchase shares of the Company’s common stock were issued to executive officers and employees at prices of $1.93-$3.975 per share. The options vest immediately and expire three years from the date of issuance. The fair value of the options issued for services amounted to $499,856 and was recorded during the year ended January 31, 2024. The Company used the Black-Scholes valuation model to record the fair value. The valuation model used a dividend rate of 0%; expected term of 1.5 years; volatility rates of 121.52-143.54%; and a risk-free rate of 3.00-4.5%.

The following table summarizes the changes in options outstanding and the related price of the shares of the Company’s common stock issued to employees of the Company. See Note 7 for the issuance of related party options.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, January 31, 2023	470,335	$4.13	2.53 years
Granted	404,500	2.18	2.68 years	-
Expired/Cancelled	-	-	-
Exercised	-	-	-
Outstanding, January 31, 2024	874,835	3.23	2.31 years
Granted	689,584	4.40	1.93 years
Expired/Cancelled	(190,751)	-	-
Exercised	-	-	-
Outstanding- January 31, 2025	1,373,668	$3.68	1.90 years	$6,337,984
Exercisable - January 31, 2025	1,373,668	$3.68	1.90 years	$6,337,984

The following table summarizes additional information relating to the options outstanding as of January 31, 2025:

			Weighted Average		Weighted Average
Range of Exercise	Number	Weighted Average	Exercise Price for Shares	Number	Exercise Price for Shares	Intrinsic
Prices	Outstanding	Life(Years)	Outstanding	Exercisable	Exercisable	Value

$1.93	214,500	1.73	$1.93	214,500	$1.93	$1,364,220
$2.12	140,000	1.73	$2.12	140,000	$2.12	$863,800
$2.37	195,000	2.13	$2.37	195,000	$2.37	$1,154,400
$2.61	195,000	2.13	$2.61	195,000	$2.61	$1,107,600
$2.65	20,000	1.63	$2.65	20,000	$2.65	$112,800
$2.75	30,000	2.00	$2.75	30,000	$2.75	$166,200
$3.59	35,000	2.66	$3.59	35,000	$3.59	$164,500
$3.75	57,500	1.00	$3.75	57,500	$3.75	$261,050
$3.98	30,000	1.00	$3.98	30,000	$3.98	$129,300
$4.09	78,750	0.50	$4.09	78,750	$4.09	$330,750
$4.12	50,000	0.85	$4.12	50,000	$4.12	$208,500
$4.50	58,334	0.50	$4.50	58,334	$4.50	$221,086
$5.99	30,000	2.41	$5.99	30,000	$5.99	$69,000
$7.34	180,918	2.98	$7.34	180,918	$7.34	$171,872
$8.07	58,666	2.98	$8.07	58,666	$8.07	$12,907
	1,373,668	1.90	$3.68	1,373,668	$3.68	$6,337,984

7.	SEGMENT REPORTING

We organize and manage our business by the following two segments which meet the definition of reportable segments under ASC280-10, Segment Reporting: Sales of Goods and Services. These segments are based on the customer type of products or services provided and are the same as our business units. Separate financial information is available and regularly reviewed by our chief officer decision maker, who is our chief executive officer, in making resource allocation decisions for our segments. Our chief officer decision maker evaluates segment performance to the GAAP measure of gross profit.

	Years Ending January 31,
	2025	2024
Net sales
Pocono Pharmaceuticals	$2,139,537	$1,920,280
4P Therapeutics	-	165,034
	2,139,537	2,085,314
Gross profit
Pocono Pharmaceuticals	743,317	744,391
4P Therapeutics	-	117,714
	743,317	862,105
Operating expenses
Selling, general and administrative-Pocono Pharmaceuticals	661,805	606,275
Selling, general and administrative-4P Therapeutics	136,294	236,953
Selling, general and administrative-Corporate	3,515,711	2,930,378
Goodwill and intangibles impairment	3,595,216	-
Research and development-4P Therapeutics	3,119,134	1,960,425
	11,028,160	5,734,031
Depreciation and Amortization
Pocono Pharmaceuticals	$235,941	$222,159
Corporate	12,043	13,986
4P Therapeutics	37,070	51,577
	$285,054	$287,722

The following table presents information about net sales and property and equipment, net of accumulated depreciation, in the United States and elsewhere.

	Years Ending January 31,
	2025	2024
Net sales
United States	$2,139,537	$2,085,314
Outside the United States	-	-
	$2,139,537	$2,085,314

	January 31,	January 31,
	2025	2024
Property and equipment, net of accumulated depreciation
United States	$695,063	$774,924
Outside the United States	-	-
	$695,063	$774,924
Assets
Corporate	$4,205,577	$339,552
Pocono Pharmaceuticals	1,404,585	5,079,293
4P Therapeutics	1,859,793	2,098,309
	$7,469,955	$7,517,154

10.	COMMITMENTS AND CONTIGENCIES

Employment Agreements

The Company entered into three-year employment agreements with Gareth Sheridan, our CEO, and Serguei Melnik, our President, effective February 1, 2022. The agreement also provides that the executives will continue as directors and officers of the Company for the respective terms thereof. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For their services to the Company during the term of the agreement, Mr. Sheridan and Mr. Melnik will receive an annual salary of $250,000 per annum, commencing on the effective date of the agreement. Mr. Sheridan and Mr. Melnik will also receive a performance bonus of 3.5% of net income before income taxes. As of July 31, 2022, the Company and Mr. Sheridan and Mr. Melnik mutually agreed to reduce their annual salary to $150,000. These agreements, and the employment of Mr. Goodman, automatically renew for one-year terms following expiration of the initial three-year terms and each successive one-year term.

The Company entered into a three-year employment agreement with Gerald Goodman, our CFO, effective February 1, 2022. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For his services to the Company during the term of the agreement, Mr. Goodman will receive an annual salary of $210,000 per annum, commencing on the effective date of the agreement. As of July 31, 2022, the Company and Mr. Goodman mutually agreed to reduce his annual salary to $110,000.

Kindeva Drug Delivery Agreement

On January 4, 2024, Nutriband signed a commercial development and clinical supply agreement for their lead product, Aversa Fentanyl, with Kindeva Drug Delivery, L.P. (“Kindeva”). Under this agreement, Kindeva will perform commercial manufacturing process development, manufacturing of clinical supplies for the human abuse liability clinical study, and development of chemistry, manufacturing and controls (CMC) information required by the FDA in support of a New Drug Application (“NDA”). As of January 31, 2025, Nutriband has incurred expenses of $3.0 million under this agreement. The Company estimates approximately $5.2 million to complete the development. On February 4, 2025, the agreement was amended to reduce the hourly rate for the labor on the project in exchange for a milestone payment payable upon FDA approval. Under the amended agreement, the remaining budget as of January 31, 2025, through NDA submission for the current workplan was reduced to $3.2 million. The amended agreement also includes a milestone payment of $3.0 million to be paid to Kindeva when the Company receives FDA approval.

Lease Agreement

On February 1, 2022, Pocono Pharmaceuticals entered into a lease agreement with Geometric Group, LLC for 12,000 square feet of warehouse space currently occupied by Active Intelligence. The monthly rental is $3,000 and the lease expires on January 31, 2025. The lease has been extended for an additional three years at the same monthly rental.

Sorrento Therapeutics, Inc. Agreement

On July 25, 2023, 4P Therapeutics assigned its claim under the bankruptcy proceedings from Sorrento Therapeutics Inc. and received proceeds of $106,528. The amount due under the claim was $118,675 and 4P Therapeutics recorded a reserve for bad debts of $118,675 during the year ended January 31, 2024. Under the agreement with the buyer of the claim, 4P Therapeutics will make proportional restitution and/or repayment of the purchase amount to the extent the claim is disallowed, reduced or not paid at the same time or distribution rate as other general unsecured claims against the Debtor are paid. The Company has recorded the amount of the proceeds as a secured loan payable to the factor as of January 31, 2025.

Legal Proceedings

The Company is currently a defendant in a lawsuit initiated by Joseph Gunnar, LLC (“Gunnar”) and Lucosky Brookman LLP (“LB”) in the Supreme Court of the State of New York, New York County, under Index No.654633/2023. The lawsuit alleges multiple allegations such as breach of contract, fraudulent activities, and tortious interference and seeks damages following the Company’s termination of an engagement letter for assistance with a public stock offering. Gunnar is seeking over $500,000 in damages plus punitive damages, while LB is demanding reimbursement of legal fees.

In response, the Company denies all allegations, alleging that the engagement letter was unenforceable, and its termination was legally justified. The Company has also initiated counterclaims against Joseph Gunnar & Co., accusing them of intentional interference and breach of fiduciary duty, and is seeking $1,000,000 for each claim along with a declaratory judgment affirming the legality and justification of the termination. The plaintiffs have denied these counterclaims.

Currently, there are no pending hearings or motions, and the case is in the discovery stage. In early 2024, the plaintiffs proposed a settlement offer of $100,000. The Company has not responded to that proposed settlement offer.

11.	SUBSEQUENT EVENTS

(a)	Subsequent to January 31, 2025, the Company’s outside corporate counsel exercised 58,333 warrants as a cashless conversion and the Company issued 46,961 shares of common stock.

(b)	On February 6, 2025, the Company entered into an agreement with a consultant to provide consulting services to the Company’s Board of Directors. The Company issued 5,000 shares of the Company’s common stock to the consultant, valued at $39,050. The shares were issued from the treasury shares held by the Company. The term of the agreement is for twelve months.

(c)	On March 4, 2025, the Company issued 3,500 shares of the Company’s common stock to employees for services rendered. The fair value of the shares issued was $24,360. The shares were issued from the treasury shares held by the Company.

Unaudited Financial Statements for the Three and Six Months Ended April 30, 2025

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30,	January 31,
	2025	2025
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,964,097	$4,311,719
Accounts receivable-net	94,136	73,847
Inventory	215,324	212,041
Prepaid expenses	156,090	196,658
Total Current Assets	3,429,647	4,794,265

PROPERTY & EQUIPMENT-net	658,073	695,063

OTHER ASSETS:
Goodwill	1,719,535	1,719,535
Operating lease right of use asset	99,000	-
Intangible assets-net	245,926	261,092

TOTAL ASSETS	$6,152,181	$7,469,955

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$721,671	$698,821
Deferred revenue	44,680	155,880
Operating lease liability-current portion	30,309	-
Notes payable-current portion	128,391	128,144
Total Current Liabilities	925,051	982,845

LONG-TERM LIABILITIES:
Note payable-net of current portion	52,632	58,205
Operating lease liability-net of current portion	71,112	-
Total Liabilities	1,048,795	1,041,050

Commitments and Contingencies	-	-

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- outstanding	-	-
Common stock, $.001 par value, 291,666,666 shares authorized, 11,154,171 and 11,107,210 shares issued at April 30, 2025 and January 31, 2025, respectively, 11,130,271 and 11,074,810 shares outstanding as of April 30, 2025 and January 31, 2025, respectively	11,130	11,075
Additional paid-in-capital	45,053,767	45,029,317
Accumulated other comprehensive loss	(304)	(304)
Treasury stock, 23,900 and 32,400 shares at cost, as of April 30, 2025 and January 31, 2025, respectively	(109,702)	(148,547)
Accumulated deficit	(39,851,505)	(38,462,636)
Total Stockholders’ Equity	5,103,386	6,428,905

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,152,181	$7,469,955

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	April 30,
	2025	2024

Revenue	$667,432	$408,532

Costs and expenses:
Cost of revenues	415,451	243,746
Research and development	683,426	974,535
Selling, general and administrative	982,052	1,079,728
Total Costs and Expenses	2,080,929	2,298,009

Loss from operations	(1,413,497)	(1,889,477)

Other income (expense):
Interest income	30,508	18
Interest expense	(5,880)	(8,618)
Total other income (expense)	24,628	(8,600)

Loss before provision for income taxes	(1,388,869)	(1,898,077)

Provision for income taxes	-	-

Net loss	$(1,388,869)	$(1,898,077)

Net loss per share of common stock-basic and diluted	$(0.12)	$(0.21)

Weighted average common shares outstanding
- basic and diluted	11,125,800	9,159,869

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Three Months Ended April 30, 2025

					Accumulated
		Common Stock		Additional	Other
		Number of		Paid In	Comprehensive	Accumulated	Treasury
	Total	shares	Amount	Capital	Income (Loss)	Deficit	Stock
Balance, February 1, 2025	$6,428,905	11,074,810	$11,075	$45,029,317	$(304)	$(38,462,636)	$(148,547)

Treasury stock issued for services	63,350	8,500	9	24,496	-	-	38,845

Cashless exercise of warrants	-	46,961	46	(46)	-	-	-

Net loss	(1,388,869)	-	-	-	-	(1,388,869)	-

Balance, April 30, 2025	$5,103,386	11,130,271	$11,130	$45,053,767	$(304)	$(39,851,505)	$(109,702)

Three Months Ended April 30, 2024

					Accumulated
		Common Stock		Additional	Other
		Number of		Paid In	Comprehensive	Accumulated	Treasury
	Total	shares	Amount	Capital	Income (Loss)	Deficit	Stock
Balance, February 1, 2024	$6,438,235	8,859,870	$8,860	$34,442,339	$(304)	$(27,980,019)	$(32,641)

Proceeds from sale of common stock and warrants	8,400,000	2,100,000	2,100	8,397,900	-	-	-

Options issued for services	422,955	-	-	422,955	-	-	-

Net loss	(1,898,077)	-	-	-	-	(1,898,077)	-

Balance, April 30, 2024	$13,363,113	10,959,870	$10,960	$43,263,194	$(304)	$(29,878,096)	$(32,641)

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	April 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,388,869)	$(1,898,077)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	57,480	69,101
Operating lease expense	9,000	7,845
Stock-based compensation-shares issued for services	63,350	-
Stock-based compensation-options	-	422,955
Changes in operating assets and liabilities:
Accounts receivable	(20,289)	63,505
Prepaid expenses	40,568	84,631
Inventories	(3,283)	(1,415)
Deferred revenue	(111,200)	111,843
Operating lease liability	(6,579)	(8,288)
Accounts payable and accrued expenses	22,850	313,974
Net Cash Used In Operating Activities	(1,336,972)	(833,926)

Cash flows from investing activities:
Purchase of equipment	(5,324)	(6,195)
Net Cash Used in Investing Activities	(5,324)	(6,195)

Cash flows from financing activities:
Proceeds from note payable-related party	-	300,000
Proceeds from sale of common stock and exercise of warrants	-	8,400,000
Payment on note payable	(5,326)	(5,081)
Net Cash Provided by Financing Activities	(5,326)	8,694,919

Net change in cash	(1,347,622)	7,854,798

Cash and cash equivalents - Beginning of period	4,311,719	492,942

Cash and cash equivalents - End of period	$2,964,097	$8,347,740

Supplementary information:

Cash paid for:
Interest	$621	$611

Income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Cashless conversion of warrant	$46	$-

Measurement of Operating Lease Right-of-Use Assets and Liabilities	$108,000	$-

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2025 and 2024

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Nutriband Inc. (the “Company”) is a Nevada corporation, incorporated on January 4, 2016. In January 2016, the Company acquired Nutriband Ltd, an Irish company which was formed by the Company’s chief executive officer in 2012 to enter the health and wellness market by marketing transdermal patches. References to the Company relate to the Company and its subsidiaries unless the context indicates otherwise.

On August 1, 2018, the Company acquired 4P Therapeutics LLC (“4P Therapeutics”) for $2,250,000, consisting of 250,000 shares of common stock, valued at $1,850,000, and $400,000, and a royalty of 6% on all revenue generated by the Company from the abuse deterrent intellectual property that had been developed by 4P Therapeutics payable to the former owner of 4P Therapeutics. The former owner of 4P Therapeutics was a director of the Company from April 2018, when the Company entered into an agreement to acquire 4P Therapeutics until he resigned as a director in January 2022.

4P Therapeutics is engaged in the development of transdermal pharmaceutical products. With the acquisition of 4P Therapeutics, 4P Therapeutics’ drug development business became the Company’s principal business. The primary focus of the business is to incorporate the Company’s Aversa abuse deterrent technology into transdermal patches containing already approved drugs. Although these drugs are already approved, the Company needs to conduct a product development program which will include the preclinical and clinical trials that are necessary to receive FDA approval before we can market any of our pharmaceutical products.

On August 25, 2020, the Company formed Pocono Pharmaceuticals Inc. (“Pocono Pharmaceuticals”), a wholly owned subsidiary of the Company. On August 31, 2020, the Company acquired certain assets and liabilities associated with the Transdermal, Topical, Cosmetic, and Nutraceutical businesses of Pocono Coated Products LLC (“PCP”). The net assets were contributed to Pocono Pharmaceuticals. Included in the transaction, Pocono Pharmaceuticals also acquired 100% of the membership interests of Active Intelligence LLC (“Active Intelligence”).

Pocono Pharmaceuticals is a coated products contract development and manufacturing organization that supports their customers with product design, development and manufacturing services. Pocono Pharmaceuticals has specialized expertise and state-of-the-art manufacturing capabilities for topical, transdermal and kinesiology tape products. Active Intelligence manufactures activated kinesiology tape for customers in the sports and physical markets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Financial Statements

The consolidated balance sheet as of April 30, 2025, and the consolidated statements of operations, stockholders’ equity, and cash flows for the periods presented have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) to prepare fairly the financial position, results of operations, changes in stockholders’ equity and cash flows for all periods presented have been made. The results for the three months ending April 30, 2025, are not necessarily indicative of the results to be expected for the full year. The consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes therein included in Nutriband’s Annual Report on Form 10-K for the year ending January 31, 2025.

Certain information and footnote disclosures required under generally accepted accounting principles in the United States of America (U.S. GAAP) have been condensed or omitted from these consolidated financial statements pursuant to the rules and regulations, including interim reporting requirements of the U.S. Securities and Exchange Commission (“SEC”). The preparation of consolidated statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosures of contingent amounts in our consolidated financial statements and accompanying footnotes. Actual results could differ from estimates.

The Company’s significant accounting policies are in Note 2 in the Company’s Annual Report on Form 10-K for the year ending January 31, 2025. There were no significant changes to these accounting policies during the three months ending April 30, 2025.

Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s condensed financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved, and management has the proper authority to execute them within the look-forward period.

As of April 30, 2025, the Company had cash and cash equivalents of $2,964,097 and working capital of $2,504,596. For the three months ending April 30, 2025, the Company incurred a net loss from operations of $1,413,497 and used cash flow from operations of $1,336,972. The Company has generated operating losses since its inception and has relied on sales of securities and the issuance of third-party and related-party debt to support cash flow from operations. The Company has used these proceeds to fund operations and will continue to use the funds as needed. In March 2023, the Company entered into a three-year $2,000,000 Credit Line Note facility with a related party, amended on July 13, 2023, to $5,000,000, which will permit the Company to draw down on the credit line to fund the Company’s research and development of its Aversa product. On April 19, 2024, the Company received proceeds of $8,400,000 from equity financing with European investors.

Management has prepared estimates for operations for the next twelve months and believes that sufficient funds will be generated from operations to fund its operations for one year from the date of the filing of these condensed consolidated financial statements, which indicates improved operations and the Company’s ability to continue operations as a going concern.

Management believes the substantial doubt about the ability of the Company to continue as a going concern is alleviated by the above assessment.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. The operations of 4P Therapeutics are included in the Company’s financial statements from the date of acquisition of August 1, 2018, and the acquired operations of Pocono Coated Products and Active Intelligence are included in the Company’s financial statements from the date of acquisition of September 1, 2020, under Pocono Pharmaceuticals Inc. The wholly owned subsidiaries are as follows:

Nutriband Ltd.

4P Therapeutics LLC

Pocono Pharmaceuticals Inc.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Types

The following is a description of the Company’s revenue types, which include professional services and sale of goods:

●	Contract development and manufacturing services for consumer health transdermal, topical and tape products with revenues listed under sale of goods.

●	Product revenues derived from the sale of the Company’s consumer transdermal, topical and tape products with sales listed under sale of goods.

●	Contract research and development services for pharmaceutical and medical device life sciences customers with revenues listed under services.

Contracts with Customers

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Contract Liabilities

Deferred revenue is a liability related to a revenue producing activity for which revenue has not been recognized. The Company records deferred revenue when it receives consideration from a contract before achieving certain criteria that must be met for revenue to be recognized in conformity with GAAP.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounts in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. The Company’s performance obligations include providing products and professional services in the area of research. The Company recognizes product revenue performance obligations in most cases when the product has shipped to the customer. When we perform professional service work, we recognize revenue when we have the right to invoice the customer for the work completed, which typically occurs over time on a monthly basis for the work performed during that month.

All revenue recognized in the income statement is considered to be revenue from contracts with customers.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by type and by geographical location. See the tables:

	Three Months Ended
	April 30,
	2025	2024
Revenue by type
Sale of goods	$667,432	$408,532
Services	-	-
Total	$667,432	$408,532

	Three Months Ended
	April 30,
	2025	2024
Revenue by geographic location:
United States	$667,432	$408,532
Foreign	-	-
	$667,432	$408,532

Cash and cash equivalents.

Cash and cash equivalents include cash on hand and cash on deposit in money market accounts. The Company considers short-term highly liquid investments with an original maturity date of three months or less that are not part of an investment pool to be cash equivalents. As of April 30, 2025, the Company had $2,547,000 that exceeded federally insured cash balance limits.

Accounts receivable

Trade accounts receivables are recorded at the net invoice value and are not interest bearing. The Company maintains allowances for doubtful accounts for estimated losses from the inability of its customers to make the required payments. The Company determines its allowances by both specific identification of customer accounts where appropriate and the application of historical loss to non-applicable accounts. For the three months ending April 30, 2025, and 2024, the Company recorded bad debt expenses of $-0- and $1,200, respectively, for doubtful accounts related to accounts receivable. During the year ended January 31, 2024, the Company entered into an accounts receivable sale agreement for one of its subsidiaries. The Company received $106,528 in funds against an account receivable that is currently a claim in bankruptcy. The net accounts receivable remains on the books of the Company and a corresponding amount has been included as a secured borrowing liability under Notes payable. As of April 30, 2025, the receivable has been reserved in full. If the bankruptcy claim is not paid in full by the debtor, Company is obligated to pay any difference to the factor. The loan bears interest at 10%. The Company adopted ASU 2016-13 during 2013 and implemented the guidance on expected credit losses.

Inventories

Inventories are valued at the lower of cost and reasonable value determined using the first-in, first-out (FIFO) method. Net realized value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The cost of finished goods and work in process is comprised of material costs, direct labor costs and other direct costs and related production overheads (based on normal operating capacity). As of April 30, 2025, total inventory was $215,324, consisting of work-in-process of $100,690, finished goods of $9,172 and raw materials of $105,463. As of January 31, 2025, total inventory was $212,041, consisting of work-in-process of $46,255, finished goods of $16,609 and raw materials of $149,177.

Property, Plant and Equipment

Property and equipment represent an important component of the Company’s assets. The Company depreciates its plant and equipment on a straight-line basis over the estimated useful life of the assets. Property, plant and equipment is stated at historical cost. Expenditures for minor repairs, maintenance and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. All major additions and improvements are capitalized. Depreciation is computed using the straight-line method. The lives over which the fixed assets are depreciated range from 3 to 20 years as follows:

Lab Equipment	5-10 years
Furniture and fixtures	3-5 years
Machinery and equipment	5-20 years

Intangible Assets

Intangible assets include trademarks, intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisitions has also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Trademarks, intellectual property and customer base are being amortized over their estimated useful lives of ten years. During the year ending January 31, 2025, the Company recorded an impairment charge of $293,038 to its intellectual property.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually on January 31, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceeds their fair value. The Company does not amortize goodwill in accordance with ASC 350. In connection with the Company’s acquisition of 4P Therapeutics LLC in 2018, the Company recorded Goodwill of $1,719,235. On August 31, 2020, in connection with the Company’s acquisition of Pocono Coated Products LLC and Active Intelligence LLC, the Company recorded Goodwill of $5,810,640. During the years ending January 31, 2025 and 2024, the Company recorded an impairment charge of $3,302,478 and $-0-, respectively, reducing the Active Intelligence LLC Goodwill to $-0-. As of April 30, 2025 and January 31, 2025, Goodwill amounted to $1,719,535 and $1,719,535, respectively.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related book value.

Treasury Stock

The Company records the purchase of its treasury shares under the historical cost method. The reissuance of treasury shares are recorded using the average cost method.

Earnings per Share

Basic earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of shares issuable upon the exercise of outstanding options and common stock purchase warrants. As of April 30, 2025, and 2024, there were 6,832,308 and 6,747,873 common stock equivalents outstanding, that were not included in the calculation of dilutive earnings per share as their effect would be anti-dilutive.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services, and, since February 1, 2019, non-employees, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). As of February 1, 2019, pursuant to ASC 2018-07, ASC 718 was applied to stock-based compensation for both employees and non-employees.

Business Combinations

The Company recognizes the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the accounting literature. In accordance with this guidance, acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred. That replaces the cost-allocation process detailed in previous accounting literature, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance.

The Company applies guidance for right-of-use accounting for all leases and records the operating lease liabilities on its balance sheet. The Company completed the necessary changes to its accounting policies, processes, disclosure and internal control over financial reporting.

Research and Development Expenses

Research and development costs are expensed as incurred.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States and Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more likely than not be realized.  In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was determined that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosure” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of input that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period. The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability. ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as follows:

Level 1	-Observable inputs such as quoted market prices in active markets.

Level 2	-Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3	-Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of the Company’s financial instruments, including accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue approximate their fair value due to the short maturities of these financial instruments.

Recent Accounting Standards

The Company has reviewed all other FASB-issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. The Company has carefully considered the new pronouncements that alter previous GAAP and does not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management and certain standards are under consideration.

3.	PROPERTY AND EQUIPMENT

	April 30,	January 31,
	2025	2025
Lab equipment	$144,585	$144,585
Machinery and equipment	1,389,756	1,384,432
Furniture and fixtures	19,643	19,643
	1,553,984	1,548,660
Less: Accumulated depreciation	(895,911)	(853,597)
Net Property and Equipment	$658,073	$695,063

Depreciation expenses amounted to $42,314 and $40,814 for the three months ending April 30, 2025, and 2024, respectively. During the three months ending April 30, 2025, and 2024, depreciation expenses of $33,851 and $30,242, respectively, have been allocated to the cost of goods sold.

4.	NOTES PAYABLE

Notes Payable

Active Intelligence, entered into an agreement with the Carolina Small Business Development Fund for a line of credit of $160,000 due October 16, 2028, with interest of 5% per year. The amount assumed was $139,184. The loan requires monthly payments of principal and interest of $1,697. During the three months ending April 30, 2025, the Company made $4,461 of principal payments. As of April 30, 2025, the amount due was $64,962, of which $17,166 is current. As of January 31, 2025, the amount due was $69,132.

On April 3, 2022, the Company entered into a retail installment agreement for the purchase of an automobile. The contract price was $32,274, of which $22,795 was financed. The agreement is for five years bearing interest at 2.95% per annum with payments of $410 per month. The loan is secured by automobile. As of April 30, 2025, the amount due was $9,533, of which $4,697 is current. As of January 31, 2025, the amount due was $10,689.

Note payable-related party.

On July 17, 2023, the Company entered an amended Credit Line Note agreement, for an increased $5,000,000 credit line facility to the Company entered on March 17, 2023. Outstanding advances under the Note bears interest at 7% per annum. The promissory note is due and payable in full on March 19, 2026. Interest is payable annually on December 31 of each year during the term of the note. The Company received advances of $300,000 during the nine months ending October 31, 2024. On May 15, 2024, the Company agreed to convert the $300,000 debt. The conversion was made pursuant to the terms of a Conversion Agreement, which provided the conversion of $300,000 of principal and $4,922 of accrued interest. The Company issued 76,230 shares of common stock and 152,460 warrants exercisable at $6.43 per share, resulting in a $368,036 loss on extinguishment. As of April 30, 2025 and January 31, 2025, the balance due was $-0-, respectively. The Company recorded interest expense of $-0- and $4,163 for the three months ending April 30, 2025, and 2024, respectively.

Secured borrowing liability.

On July 19, 2023, the Company entered into an accounts receivable sale agreement for one of its subsidiaries in connection with a bankruptcy claim. The Company received $106,528 and recorded the transaction as a secured loan payable against the account receivable. The sale of the account receivable balance was to an outside third party, whereby if the bankruptcy court does not pay the balance in full, the Company will owe back the unpaid portion. The loan is classified as a current liability as the Company expects the bankruptcy will be resolved in the next twelve months. The loan bears interest at 10%. For the three months ending April 30, 2025, and 2024, the Company recorded an interest expense of $2,549 and $2,578, respectively.

Interest expenses for the three months ending April 30, 2025, and 2024, were $5,880 and $8,618, respectively.

5.	INTANGIBLE ASSETS

As of April 30, 2025, and January 31, 2025, intangible assets consisted of intellectual property and trademarks, customer base, and license agreement, net of amortization, as follows:

	April 30,	January 31,
	2025	2025
Customer base	$214,640	$214,640
Intellectual property and trademarks	623,822	623,822

Total	838,462	838,462

Less: Accumulated amortization	(592,536)	(577,370)

Net Intangible Assets	$245,926	$261,092

Amortization expenses for the three months ending April 30, 2025, and 2024 amounted to $15,166 and $28,287, respectively. During the year ending January 31, 2025, the Company recorded an impairment charge of $293,038 to its Intellectual property.

Total
Year Ended January 31,
2026	$45,500
2027	60,666
2028	60,666
2029	41,736
2030	23,596
2031 and thereafter	13,762
$245,926

6.	RELATED PARTY TRANSACTIONS

Activity during the three months ending April 30, 2025

a)	There were no related party transactions during the three months ending April 30, 2025.

Activity during the three months ending April 30, 2024

a)	In March 2024, options to purchase 390,000 shares of common stock to executives and employees of the Company at a price of $2.37 and $2.61 per share. The options vest immediately and expire in three years. The fair value of the options issued amounted to $422,955 and was expensed during the three months ending April 30, 2024.

b)	On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors which included related parties. The related parties invested a total of $7,120,000 and received 1,780,000 shares of common stock and warrants to purchase 3,560,000 shares of common stock @ $6.43 per share. One related party, a director of the Company, invested $4.5 million which included $500,000 from his son and $700,000 from an entity he controls. The other related party invested $2.62 million from entities controlled by the investor. See Note 7 for further information.

c)	During the three months ending April 30, 2024, the Company received $300,000 from the credit line facility with TII Jet Services LDA. See Note 4 for further information.

7.	STOCKHOLDERS’ EQUITY

Preferred Stock

On January 15, 2016, the board of directors of the Company approved a certificate of amendment to the articles of incorporation and changed the authorized capital stock of the Company to include and authorize 10,000,000 shares of Preferred Stock, par value $0.001 per share.

On May 24, 2019, the board of directors created a series of preferred stock consisting of 2,500,000 shares designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”). On June 20, 2019, the Series A preferred Stock was terminated, and the 2,500,000 shares were restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the board of directors.

Common Stock

On July 26, 2022, the Board of Directors of the Company approved a 7-for-6 forward stock split, effective for trading purposes as of August 12, 2022, pursuant to which each shareholder as of the August 15, 2022 record date received one (1) additional share for each six (6) shares held as of the record date. Pursuant to the operation of the amendment providing for the forward stock split filed with the Secretary of State of Nevada on August 4, 2022, the authorized common stock of the Company was increased from 250,000,000 shares to 291,666,666 shares in connection with the forward split.

Activity during the Three Months Ending April 30, 2025

(a)	As of April 30, 2025, the Company holds 23,900 shares of treasury stock. On March 4, 2025, 3,500 shares of treasury stock held by the Company were issued to employees for services rendered. The Company recorded an expense of $24,360 during the three months ending April 30, 2025, in connection with the transaction.

(b)	On February 8, 2025, the Company entered into an agreement with a consultant to provide consulting services to the Company’s Board of Directors. The Company issued 5,000 shares of the Company’s common stock to the consultant, valued at $39,050 and expensed during the three months ending April 30, 2025. The shares were issued from the treasury shares held by the Company. The term of the agreement is for twelve months.

(c)	In February 2025, the Company’s outside counsel exercised 58,433 warrants as a cashless conversion and the Company issued 46,961 shares of common stock.

Activity during the Three Months Ending April 30, 2024

(a)	As of April 30, 2024, the Company held 10,000 of its shares comprising $32,641 of treasury stock. There was no activity during the three months ending April 30, 2024.

(b)	On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors (the “Offering”) of 2,100,000 units (“Units”), at a price of $4.00 per Unit, consisting of one share of common stock (“Shares”) and a Warrant to purchase two Shares of common stock, the Warrant having an exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance (“Warrants”). The offering was made solely to investors residing outside the United States and was not registered under the Security Act of 1933, as amended, (the “Security Act”), or the security law of any jurisdiction, including outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

8.	OPTIONS and WARRANTS

Warrants

On April 19, 2024, in connection with a private placement of the Company’s common stock, the Company issued 4,200,000 warrants. The warrants are exercisable at a price of $6.43 per share and expire five years from the date of issuance.

On May 15, 2024, the Company issued 152,460 warrants in connection with extinguishment of debt of $300,000 and accrued interest. The warrants are exercisable at a price of $6.43 per share and expire five years from the date of issuance. Non-cash expense of $390,145 is included in loss on extinguishment of debt.

On June 5, 2024, the Company’s Chief Financial Officer exercised 87,500 warrants as a cashless conversion and the Company issued 60,085 shares of common stock.

On September 10, 2024, the Company issued 50,000 warrants to an investor relations firm. The warrants are exercisable at a price of $4.00 per share and expire three years from the date of issuance. The Company recorded a non-cash expense of $94,650 during the year ending January 31, 2025. The agreement is for twelve months and includes the issuance of 10,000 treasury shares and monthly payments of $12,500. The warrants and shares vest immediately and because they are non-forfeitable, the expense was recognized immediately. The Company cancelled the warrants as of January 31, 2025.

Non-cash compensation for the year ending January 31, 2025, amounted to $484,975.

The Company used the Black Scholes valuation model to record fair value of the value of the warrants issued during the year ending January 31, 2025. The valuation model used a dividend rate of 0%; expected terms of 1.5-2.5 years; volatility rates of 105.98%-145.05%; and risk-free rates of 3.65%-4.45%.

The following table summarizes the changes in the warrants outstanding and the related price of the shares of the common stock issued to non-employees of the Company during the three months ending April 30, 2025 and the year ending January 31, 2025.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, January 31, 2024	1,283,038	$5.88	2.97 years	$-

Granted	4,402,460	6.40	4.72 years	-

Expired/Cancelled	(50,000)	4.00	-	-

Exercised	(88,525)	1.98	-	-

Outstanding, January 31, 2025	5,546,973	6.37	3.68 years	-

Granted	-	-	-	-

Expired/Cancelled	-	-	-	-

Exercised	(58,333)	1.93	-	-

Outstanding- April 30, 2025	5,488,640	$6.42	3.98 years	$2,531,538

Exercisable - April 30, 2025	5,488,640	$6.42	3.98 years	$2,531,538

The following table summarizes additional information relating to the warrants outstanding as of April 30, 2025:

		Weighted Average	Weighted Average		Weighted Average
Range of Exercise	Number	Remaining Contractual	Exercise Price for Shares	Number	Exercise Price for Shares	Intrinsic
Prices	Outstanding	Life (Years)	Outstanding	Exercisable	Exercisable	Value
$4.00	30,000	2.85	$4.00	30,000	$4.00	$86,400
$6.43	5,433,640	3.47	$6.43	5,433,640	$6.43	$2,445,138
$7.50	25,000	2.77	$7.50	25,000	$7.50	$-
	5,488,640		$6.42	5,488,640	$6.42	$2,531,538

Options

On November 1, 2021, the Board of Directors adopted the 2021 Employee Stock Option Plan (the “Plan”). The Company has reserved 408,333 shares for issuance and sale upon the exercise of stock options. In accordance with the Plan, on February 1, 2022, the Company reserved an additional 233,333 shares and on February 1, 2023, the Company reserved an additional 233,333 shares. The options vest immediately and expire in three years. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options (“ISO’s”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not (“non-ISO’s”) intended to qualify as Incentive Stock Options thereunder. The Plan also provides for restricted stock awards representing shares of common stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board of Directors, or the committee administering the Plan composed of directors who qualify as “independent” under Nasdaq rules, may determine. On November 3, 2021, the Company filed a Registration Statement on Form S-8, to register under the Securities Act of 1933, as amended the 408,333 shares of common stock reserved for issuance under the Plan.

On March 20, 2024, our Board of Directors adopted an amendment to the Company’s Employee Stock Option Plan (the “Plan”) increasing the number of shares of common stock subject to the Plan (as of March 20, 2024, 875,000 shares) to 1,400,000 shares (the “Amendment”). The Company submitted the Amendment to the Plan to our stockholders for adoption and approval at the 2025 Annual Meeting. The Amendment was approved by the stockholders on January 23, 2025. As of April 30, 2025, with the February 1, 2025 automatic issuance of shares available under the Plan, 276,332 shares remain available for issuance of options under the Plan.

During the year ending January 31, 2025, 689,584 options to purchase shares of the Company’s common stock were issued to executive officers and employees at prices of $2.37- $8.07 per share. The options vest immediately and expire three years from the date of issuance. The fair value of the options issued for services amounted to $1,408,935 and were recorded during the year ending January 31, 2025. The Company used the Black-Scholes valuation model to record the fair value. The valuation model used a dividend rate of 0%; expected term of 1.5 years; volatility rate of 97.83%-114.86%; and a risk-free rate of 4.00%-4.87%.

The following table summarizes the changes in outstanding options and the related price of the shares of the Company’s common stock issued to employees of the Company. See Note 7 for the issuance of related party options.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, January 31, 2024	874,835	$3.23	2.31 years

Granted	689,584	4.40	1.93 years	-

Expired/Cancelled	(190,751)	-	-

Exercised	-	-	-

Outstanding, January 31, 2025	1,373,668	3.68	1.90 years

Granted	-	-	-

Expired/Cancelled	-	-	-

Exercised	-	-	-

Outstanding- April 30, 2025	1,373,668	$3.68	1.65 years	$4,550,248

Exercisable - April 30, 2025	1,373,668	$3.68	1.65 years	$4,550,248

The following table summarizes additional information relating to the options outstanding as of April 30, 2025:

			Weighted Average		Weighted Average
Range of Exercise	Number	Weighted Average	Exercise Price for Shares	Number	Exercise Price for Shares	Intrinsic
Prices	Outstanding	Life(Years)	Outstanding	Exercisable	Exercisable	Value

$1.93	214,500	1.49	$1.93	214,500	$1.93	$1,061,775
$2.12	140,000	1.49	$2.12	140,000	$2.12	$666,400
$2.37	195,000	1.88	$2.37	195,000	$2.37	$879,450
$2.61	195,000	1.88	$2.61	195,000	$2.61	$828,750
$2.65	20,000	1.39	$2.65	20,000	$2.65	$84,600
$2.75	30,000	1.76	$2.75	30,000	$2.75	$123,900
$3.59	35,000	2.42	$3.59	35,000	$3.59	$115,150
$3.75	57,500	0.61	$3.75	57,500	$3.75	$179,975
$3.98	30,000	0.76	$3.98	30,000	$3.98	$87,000
$4.09	78,750	0.25	$4.09	78,750	$4.09	$219,713
$4.12	50,000	0.61	$4.12	50,000	$4.12	$138,000
$4.50	58,334	0.25	$4.50	58,334	$4.50	$138,835
$5.99	30,000	2.17	$5.99	30,000	$5.99	$26,700
$7.34	180,918	2.73	$7.34	180,918	$7.34	$-
$8.07	58,666	2.73	$8.07	58,666	$8.07	$-

	1,373,668	1.65	$3.68	1,373,668	$3.68	$4,550,248

9.	SEGMENT REPORTING

We organize and manage our business by the following two segments which meet the definition of reportable segments under ASC280-10, Segment Reporting: Sales of Goods and Services. These segments are based on the customer type of products or services provided and are the same as our business units. Separate financial information is available and regularly reviewed by our chief operating officer- decision maker, who is our chief executive officer, in making resource allocation decisions for our segments. Our chief operating officer- decision maker evaluates segment performance to the GAAP measure of gross profit.

	Three Months
	Ended
	April 30,
	2025	2024

Net sales
Pocono Pharmaceuticals	$667,432	$408,532
4P Therapeutics	-	-
	667,432	408,532
Gross profit
Pocono Pharmaceuticals	251,981	164,786
4P Therapeutics	-	-
	251,981	164,786
Operating expenses
Selling, general and administrative-Pocono Pharmaceuticals	151,528	154,394
Selling, general and administrative-4P Therapeutics	19,999	24,354
Selling, general and administrative-Corporate	810,525	900,980
Research and development-4P Therapeutics	683,426	974,535
	1,665,478	2,054,263
Depreciation and Amortization
Pocono Pharmaceuticals	$48,213	$56,823
Corporate	-	3,011
4P Therapeutics	9,267	9,267
	$57,480	$69,101

The following table presents information about net sales and property and equipment, net of accumulated depreciation, in the United States and elsewhere.

	Three Months
	Ended
	April 30,
	2025	2024
Net sales
United States	$667,432	$408,532
Outside the United States	-	-
	$667,432	$408,532

	April 30,	January 31,
	2025	2025
Property and equipment, net of accumulated depreciation
United States	$658,073	$695,063
Outside the United States	-	-
	$658,073	$695,063
Assets
Corporate	$2,869,688	$4,205,577
Pocono Pharmaceuticals	1,427,893	1,404,285
4P Therapeutics	1,854,600	1,859,793
	$6,152,181	$7,469,655

10.	COMMITMENTS AND CONTIGENCIES

Employment Agreements

The Company entered into three-year employment agreements with Gareth Sheridan, our CEO, and Serguei Melnik, our President, effective February 1, 2022. The agreement also provides that the executives will continue as directors and officers of the Company for the respective terms thereof. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For their services to the Company during the term of the agreement, Mr. Sheridan and Mr. Melnik will receive an annual salary of $250,000 per annum, commencing on the effective date of the agreement. Mr. Sheridan and Mr. Melnik will also receive a performance bonus of 3.5% of net income before income taxes. As of July 31, 2022, the Company and Mr. Sheridan and Mr. Melnik mutually agreed to reduce their annual salary to $150,000. These agreements, and the employment of Mr. Goodman, automatically renew for one-year terms following expiration of the initial three-year terms and each successive one-year term.

The Company entered into a three-year employment agreement with Gerald Goodman, our CFO, effective February 1, 2022. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For his services to the Company during the term of the agreement, Mr. Goodman will receive an annual salary of $210,000 per annum, commencing on the effective date of the agreement. As of July 31, 2022, the Company and Mr. Goodman mutually agreed to reduce his annual salary to $110,000.

Kindeva Drug Delivery Agreement

On January 4, 2024, Nutriband signed a commercial development and clinical supply agreement for their lead product, Aversa Fentanyl, with Kindeva Drug Delivery, L.P. (“Kindeva”). Under this agreement, Kindeva will perform commercial manufacturing process development, manufacturing of clinical supplies for the human abuse liability clinical study, and development of chemistry, manufacturing and controls (CMC) information required by the FDA in support of a New Drug Application (“NDA”). As of January 31, 2025, Nutriband has incurred expenses of $3.0 million under this agreement. The Company expects approximately $5.2 million to complete the development. On February 4, 2025, the agreement was amended to reduce the hourly rate for the labor on the project in exchange for a milestone payment payable upon FDA approval. Under the amended agreement, the remaining budget as of April 30, 2025, through NDA submission for the current workplan was reduced to $3.2 million. The amended agreement also includes a milestone payment of $3.0 million to be paid to Kindeva when the Company receives FDA approval.

Lease Agreement

On February 1, 2022, Pocono Pharmaceuticals entered into a lease agreement with Geometric Group, LLC for 12,000 square feet of warehouse space currently occupied by Active Intelligence. The monthly rental is $3,000 and the lease expires on January 31, 2025. The lease has been extended for an additional three years at the same monthly rental.

Sorrento Therapeutics, Inc. Agreement

On July 25, 2023, 4P Therapeutics assigned its claim under the bankruptcy proceedings from Sorrento Therapeutics Inc. and received proceeds of $106,528. The amount due under the claim was $118,675 and 4P Therapeutics recorded a reserve for bad debts of $118,675 during the year ended January 31, 2024. Under the agreement with the buyer of the claim, 4P Therapeutics will make proportional restitution and/or repayment of the purchase amount to the extent the claim is disallowed, reduced or not paid at the same time or distribution rate as other general unsecured claims against the Debtor are paid. The Company has recorded the amount of the proceeds as a secured loan payable to the factor as of April 30, 2025.

Legal Proceedings

The Company is currently a defendant in a lawsuit initiated by Joseph Gunnar, LLC (“Gunnar”) and Lucosky Brookman LLP (“LB”) in the Supreme Court of the State of New York, New York County, under Index No.654633/2023. The lawsuit alleges multiple allegations such as breach of contract, fraudulent activities, and tortious interference and seeks damages following the Company’s termination of an engagement letter for assistance with a public stock offering. Gunnar is seeking over $500,000 in damages plus punitive damages, while LB is demanding reimbursement of legal fees.

In response, the Company denies all allegations, alleging that the engagement letter was unenforceable, and its termination was legally justified. The Company has also initiated counterclaims against Joseph Gunnar & Co., accusing them of intentional interference and breach of fiduciary duty, and is seeking $1,000,000 for each claim along with a declaratory judgment affirming the legality and justification of the termination. The plaintiffs have denied these counterclaims.

Currently, there are no pending hearings or motions, and the case is in the discovery stage. In early 2024, the plaintiffs proposed a settlement offer of $100,000. The Company has not responded to that proposed settlement offer.

11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q and determined there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

Nature of Expense:	Amount
SEC Registration Fee	-
NASDAQ initial listing fee	-
FINRA filing fee	-
Accounting fees and expenses	$3,500
Legal fees and expenses	6,500

Printing	-
Transfer Agent and Warrant Agent expenses	-
Miscellaneous
Total	$10,000

(1)	All expenses are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes 78.7502 and 78.751 provide broad authority for the indemnification of directors, officers and certain other persons.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liability pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

Our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of us or of a corporation of which we are or were a stockholder and his heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

1. On November 30, 2022, the Company issued to the persons listed in the table below the respective numbers of shares of common stock set forth in the table, at a valuation of $4.11 per share.

Name	Security/Number of Shares	Purpose/Valuation	Securities Act Status
BPM Med Ltd., existing shareholder–	25,000 shares of common stock	Services rendered/valued at $4.11 per share.	Restricted
Gerald Weigle, existing shareholder	3,000 shares of common stock.	Services rendered/ valued at $4.11 per share.	Restricted
Oleg Buria, existing shareholder	1,883 shares of common stock.	Services rendered/valued at $4.11 per share.	Restricted

2. On December 27, 2023, the Company issued 1,026,720 shares of common stock in conversion of the outstanding $2,000,000 principal amount, plus accrued interest for the Credit Line Note of the Company held TII Jet Services LDA; and on May 14, 2024, TII Jet Services agreed to convert an additional $300,000 of principal of the Credit Line Note plus accrued interest at a conversion price of $4.00 per share, in exchange for the issuance of 76,230 shares of common stock.

3. The following table sets forth the terms and recipients of the issuance of stock options on March 20, 2024.

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
March 20, 2024	Option to purchase 97,500 shares of common stock.	Gareth Sheridan, Chief Executive Officer	NA	$260,325/NA
March 20, 2024	Option to purchase 97,500 shares of common stock.	Serguei Melnik, President	NA	$260,325/NA
March 20, 2024	Option to purchase 75,000 shares of common stock.	Gerald Goodman, Chief Financial Officer	NA	$177,750/NA
March 20, 2024	Option to purchase 70,000 shares of common stock.	Alan Smith, Chief Operating Officer	NA	$165,900 /NA
March 20, 2024	Option to purchase 25,000 shares of common stock.	Jeff Patrick, Chief Scientific Officer	NA	$59,250 /NA
March 20, 2024	Option to purchase 12,500 shares of common stock.	Dianna Mather	NA	$29,625/NA
March 20, 2024	Option to purchase 12,500 shares of common stock	Oleg Burea, consultant	NA	$29,625/NA

4. On April 19, 2024, the Company completed an $8,400,000 equity financing with European investors, of which $7.12 million is from related parties of 2,100,000 units, at a price of $4.00 per unit, each unit consisting of one share of common stock and a common stock purchase warrant for the purchase two shares of common stock, the warrants having an initial exercise price of $6.43, are exercisable by payment of the exercise price in cash only and expire April 19, 2029, five years from the date of issuance (“Warrants”). The offering was made solely to investors resident outside the United States and was not registered under the Securities Act, or the securities laws of any jurisdiction, including any jurisdiction outside the United States, but was made privately by the Company pursuant to the exemptions from registration provided in the SEC’s Regulation S and other exemptions under the Securities Act.

5. The Company on May 14, 2024 issued 76,230 shares of common stock upon conversion of $300,000 of the outstanding principal amount of the convertible Note of the Company held by TII Jet Services LDA; as a part of the conversion in addition to the conversion shares, the Company issued to the noteholder five-year Warrants to purchase 152,460 shares of Common Stock, at an exercise price of $6.43 per share.

6. On January 23, 2025, the Board approved the issuance of three-year replacement options issued under the Company’s stock option plan to the following persons, whose options under the plan had expired January 21, 2025:

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
1/23/2025	Three Year Option to Purchase 17,667 shares of Common Stock at an exercise price of $7.34 per share.	Gerald Goodman	NA	$129,675/NA
1/23/2025	Three Year Option to Purchase 17,667 shares of common stock at an exercise price of $7.34 per share.	Alan Smith	NA	$129,675 /NA
1/23/2025	Three Year Option to Purchase 17,667 shares of common stock at an exercise price of $7.34 per share.	Dianna Mather	NA	$129,675 /NA
1/23/2025	Three Year Option to Purchase 17,667 shares of common stock at an exercise price of $7.34 per share.	Mike Myer	NA	$129,675 /NA
1/23/2025	Three Year Option to Purchase 13,583 shares of common stock at an exercise price of $7.34 per share.	Stefani Mancas	NA	$99,699 /NA
1/23/2025	Three Year Option to Purchase 15,333 shares of common stock at an exercise price of $7.34 per share.	Radu Bujoreanu	NA	$112,544/NA
1/23/2025	Three Year Option to Purchase 11,833 shares of common stock at an exercise price of $7.34 per share.	Vselovod Grigore	NA	$86,854/NA
1/23/2025	Three Year Option to Purchase 17,667 shares of common stock at an exercise price of $7.34 per share.	Tyler Overk	NA	$129,675 /NA
1/23/2025	Three Year Option to Purchase 29,333 shares of common stock at an exercise price of $8.07 per share.	Gareth Sheridan	NA	$236,717/NA
1/23/2025	Three Year Option to Purchase 29,333 shares of common stock at an exercise price of $8.07 per share.	Serguei Melnik	NA	$236,717/ NA
1/23/2025	Three Year Option to Purchase 17,667 shares of common stock at an exercise price of $7.34 per share.	Jeff Patrick	NA	$129,675 /NA
1/23/2025	Three Year Option to Purchase 17,667 shares of common stock at an exercise price of $7.34 per share.	Patrick Ryan	NA	$129,675 /NA
1/23/2025	Three Year Option to Purchase 16,500 shares of common stock at an exercise price of $7.34 per share	Mark Hamilton	NA	$121,110/NA

ITEM 16 Exhibits.

Exhibit
Number	Description
1.1	[Reserved]
3.1A	Articles of Incorporation.(1)
3.1B	Amendment to Articles of Incorporation, filed May 12, 2016.(1)
3.1	Certificate of Amendment filed January 21, 2020. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed January 27, 2020).
3.1C	Certificate of Change, filed with the Nevada Secretary of State on August 4, 2022.(13)
3.2	By-laws(1)
3.2B	Amended and Restated By-Laws adopted January 21, 2022.(12)
4.3	Securities purchase agreement dated October 29, 2019 among the Company, Jefferson Street Capital LLC and Platinum Point Capital LLC(6)
4.4	Form of convertible 6% promissory note issued pursuant to Exhibit 4.3 (6)
4.10	Form of Common Stock Purchase Warrant issued to Platinum Point Capital LLC and Jefferson Street Capital LLC(6)
4.14†	2021 Employee Stock Option Plan.(11)
4.15†	Form of Stock Option Grant Notice.(11)
4.16	Form of Common Stock Purchase Warrant issued in the Company’s initial public offering in 2021(9)
4.17	Form of Warrant issued to the Representative.(14)
4.18†	2024 Amended and Restated Stock Option Plan, adopted March 20, 2024.(15)
4.19	Form of Common Stock Purchase Warrant issued in 2024 Equity Financing (18)
5.1	[Reserved]
10.1	Share exchange agreement dated January 15, 2016 by and among the Company, Nutriband Limited, an Ireland corporation, and Gareth Sheridan and/or his nominee(1)
10.4	Acquisition agreement dated April 5, 2018 between the Company and 4P Therapeutics LLC.(3)
10.5†	Form of agreement with independent directors.(4)
10.6	Exclusive master distribution agreement dated April 13, 2018 between the Company and EMI-Korea (Best Choice), Inc.(4)
10.15†	Employment Agreement, dated April 23, 2019, between Gareth Sheridan and the Company.(5)
10.16†	Employment Agreement, dated April 23, 2019, between Serguei Melnik and the Company.(5)
10.17†	Employment Agreement, dated February 19, 2019, between Jeffrey Patrick and the Company.(5)
10.18†	Employment Agreement, dated January 1, 2018, between Sean Gallagher and the Company.(5)
10.19	Purchase Agreement, dated August 31, 2020, by and among the Company and Pocono Coated Products, LLC.(7)
10.20	Security Agreement, between the Company and Pocono Coated Products, LLC.(7)
10.21	Promissory Note Issued by the Company on August 31, 2020 to Pocono Coated Products, LLC.(7)
10.22	License Agreement, dated December 9, 2020, between the Company and Rambam Med-Tech Ltd.(8)
10.23	Distribution Agreement, dated March 26, 2021, between the Company and BPM Inno Ltd.(8)
10.24	Stock Purchase Agreement, dated December 7, 2020, between the Company and BPM Inno Ltd.(8)
10.25	Amendment No. 1 to Purchase Agreement, dated August 31, 2020, by and among the Company and Pocono Coated Products, LLC(8a)
10.26	Services Agreement dated October 4, 2021, between Active Intelligence, LLC and Diomics Corporation.(10)
10.27†	Employment Agreement effective February 1, 2022, between the Company and Gareth Sheridan.(12)
10.28†	Employment Agreement effective February 1, 2022, between the Company and Serguei Melnik.(12)
10.29†	Employment Agreement effective February 1, 2022, between the Company and Gerald Goodman.(12)
10.30	Creditline Promissory Note, dated July 13, 2023. (16)
10.31	Conversion Agreement, dated December 19, 2023.(17)
10.32	Form of Subscription Agreement for April 19, 2024 Equity Financing (19)
10.33	Form of Note Conversion Agreement dated May 13, 2024[20]
10.35	Commercial Development and Clinical Supply Agreement (“Agreement”), made on January 4, 2023, between Kindeva Drug Delivery, L.P. and 4P Therapeutics, LLC.*
10.36	Amendment No. 1, dated as of February 4, 2025, to the Commercial Development and Clinical Supply Agreement, by and between Kindeva Drug Delivery L.P. and 4P Therapeutics, LLC*.
21.1	List of Subsidiaries of Nutriband Inc.(14)
23.1	Consent of Independent Registered Public Accounting Firm*
97.1	Executive Clawback Policy effective October 3, 2023(21)
101.INS	Inline XBRL Instance Document.*
101.SCH	Inline XBRL Taxonomy Extension Schema Document.*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

*	Filed herewith.
†	Executive compensation plan or arrangement.

(1)	Filed as exhibit to the Company’s registration statement on Form 10, which was filed with the Commission on June 2, 2016, and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on January 27, 2020 and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on April 10, 2018 and incorporated herein by reference.

(4)	Filed as an exhibit to the Company’s annual report on Form 10-K for the year ended January 3, 2019 which was filed with the Commission on April 19, 2019, and incorporated herein by reference.

(5)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A, which was filed with the Commission on May 19, 2020, and incorporated herein by reference.

(6)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on November 4, 2019, and incorporated herein by reference.

(7)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on September 4, 2020, and incorporated herein by reference.

(8)	Filed as exhibits to the Company’s report on Form 8-K, which was filed with the Commission on March 11, 2021, and incorporated herein by reference.

(8a)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on September 1, 2021, and incorporated herein by reference.

(9)	Filed as an exhibit to Amendment 2 to the Company’s Registration Statement on Form S-1, which was filed with the Commission on October 1, 2022.

(10)	Filed as an exhibit to the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 12, 2021, and incorporated herein by reference.

(11)	Filed as an exhibit to the Company’s Registration Statement on Form S-8, which was filed with the Commission on November 5, 2021, and incorporated herein by reference.

(12)	Filed as an exhibit to the Company’s Current Report on Form 8-K, which was filed with the Commission on January 27, 2022, and incorporated herein by reference.

(13)	Filed as Exhibit 3.1C to the Company’s Current Report on Form 8-K, which was filed with the Commission on August 10, 2022, and incorporated herein by reference.

(14)	Filed as an exhibit to the Company’s Registration Statement on Form S-1, which was filed with the Commission on June 26, 2023, and incorporated herein by reference

(15)	Filed as Exhibit 4.16 to the Company’s Amendment No. to its Current Report on Form 8-K, which was filed with the Commission on March 28, 2024 and incorporated herein by reference.

(16)	Filed as Exhibit 10.30 to the Company’s Current Report on Form 8-K, which was filed with the Commission on July 14, 2023.

(17)	Filed as Exhibit No. 10.31 to the Company’s Current Report on Form 8-K, which was filed with the Commission on December 29, 2023.

(18)	Filed as Exhibit No. 4.19 to the Company’s Current Report on Form 8-K, which was filed with the Commission on April 23, 2024.

(19)	Filed as Exhibit No. 10.32 to the Company’s Current Report on Form 8-K, which was filed with the Commission on April 23, 2024.

(20)	Filed as Exhibit No. 10.33 to the Company’s Current Report on Form 8-K, which was filed with the Commission on May 21, 2024.

(21)	Filed as Exhibit No. 97.1 to Amendment No. 1 to the Company’s Annual Report on Form 10-K, which was filed with the Commission on May 13, 2025.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement,

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida on June 20, 2025.

NUTRIBAND INC.

By:	/s/ Gareth Sheridan
Gareth Sheridan
Chief Executive Officer
June 20, 2025

By:	/s/ Gerald Goodman
Gerald Goodman
Chief Financial Officer (Principal Financial and Accounting Officer)
June 20, 2025

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gareth Sheridan	Chief Executive Officer and Director	June 20, 2025
Gareth Sheridan

/s/ Serguei Melnik	Director	June 20, 2025
Serguei Melnik

/s/ Sergei Glinka	Director	June 20, 2025
Sergei Glinka

/s/ Radu Bujoreanu	Director	June 20, 2025
Radu Bujoreanu

/a/ Mark Hamilton	Director	June 20, 2025
Mark Hamilton

/s/ Stefani Mancas	Director	June 20, 2025
Stefani Mancas

/s/ Irina Gram	Director	June 20, 2025
Irina Gram